As filed with the U.S. Securities and Exchange Commission on January 29, 2025

Registration No. 333-284399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	81-3224056
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Kirk Huntsman

Chairman of the Board and Chief Executive Officer

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment to the Registration Statement is being filed solely to have the Registration Statement no longer rely upon incorporation of certain information by reference from previous document filed by the Registrant separately with the Securities and Exchange Commission.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 29, 2025

Up to 854,332 shares of Common Stock

Up to 709,220 shares of Common Stock Issuable Upon Exercise of the December 2024 Warrants

Up to 145,112 shares of Common Stock Issuable Upon Exercise of the Placement Agent Warrants

This prospectus relates to the offer for sale of up to an aggregate of 854,332 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Vivos Therapeutics, Inc. (the “Company”) by the selling stockholders named herein (who we refer to as the selling stockholders), comprised of (i) 709,220 shares of Common Stock underlying Common Stock purchase warrants issued to the selling stockholders in a private placement on December 22, 2024 (the “December 2024 Warrant” and the shares of Common Stock underlying the December 2024 Warrant, the “December 2024 Warrant Shares”) concurrent with a securities purchase agreement entered by the Company on December 22, 2024 with the selling stockholders (the “December 2024 Offering”), (ii) 95,467 shares of Common Stock underlying Common Stock purchase warrants issued to a placement agent in connection with the December 2024 Offering (the “December 2024 PA Warrant” and the shares of Common Stock underlying December 2024 PA Warrant, the “December 2024 PA Warrant Shares”), and (iii) 49,645 shares of Common Stock underlying common stock purchase warrants issued to a placement agent in connection with a securities purchase agreement entered by the Company and certain institutional investors on September 18, 2024 (the “September 2024 PA Warrant,” the shares of Common Stock underlying September 2024 PA Warrant, the “September 2024 PA Warrant Shares”, and the September 2024 PA Warrant together with the December 2024 PA Warrant, the “Placement Agent Warrants”)

In this prospectus, we sometimes refer to the December 2024 Warrants and the Placement Agent Warrants as the “warrants”, and we refer to December 2024 Warrant Shares and the and the Placement Agent Warrant Shares as the “warrant shares”.

We will not receive any proceeds from the resale of any of the shares of Common Stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the warrants held by the selling stockholders. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The distribution of shares of Common Stock offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market (or Nasdaq), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our Common Stock is listed on the Nasdaq under the symbol “VVOS.” On January 27, 2025, the last reported sale price of the shares of our Common Stock as reported on Nasdaq was $4.22 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Common Stock.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2025.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “the Company,” “Vivos,” “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

To date, our primary focus has been on expanding awareness of, and providing treatment options for OSA for and through the dental industry, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our marketing, provider outreach, and treatment programs to encompass a broader more multidisciplinary approach, with a greater emphasis on working with medical doctors and other healthcare providers beyond dentists. Now that we have established a national network of Vivos-trained dentists, we are pivoting our focus to the source of where we believe the vast majority of OSA patients are first diagnosed and treated—the medical profession (including sleep centers and doctors and dentists who offer OSA treatment) as well durable medical equipment (DME) companies who manufacture and distribute OSA therapies. See “New Marketing and Distribution Alliance Strategy” below for more information.

In this prospectus, we sometimes refer to doctors, dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to severe OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP) or oral myofunctional therapy. We call our solution The Vivos Method.

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Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

○	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA, jaw repositioning and snoring in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

The November 2023 clearance of our CARE appliances for the indication described above represents the first time the FDA has ever granted an oral appliance a clearance to treat severe OSA. We believe this unprecedented decision by the FDA will generate broader acceptance throughout the medical community for our treatment options, leading to the potential for higher patient referrals and case starts as well as collaboration with medical professionals. We also believe it will enhance our value proposition to third-party distribution partners such as DME companies. This approval could also clear the way for greater reimbursement levels from medical insurance payors and Medicare. For example, in April 2024 we received the required regulatory approvals to enable Medicare reimbursement for our CARE oral medical devices.

●	Vivos oral appliances and therapies outside of CARE system include:

○	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are FDA Class I registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

○	Vivos VersaTM is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products. While we do not own this product, we are a reseller of this product.

○	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

○	Vivos Vida ™ is an FDA cleared appliance as unspecified classification for the alleviation of TMD symptoms, and aids in treating bruxism and TMJ Dysfunction. The Vivos Vida help to alleviate symptoms such as TMJ/TMD, headaches and facial muscle pain. The Vivos Vida is worn during sleep, and serves to protect the teeth and restorations from destructive forces of bruxism. It is a custom fabricated appliance, designed for patient comfort.

○	Vivos Vida Sleep ™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults. It uses the Vivos Unilateral BiteBlock Technology and is designed to advance the mandible incrementally to stabilize the patient’s oropharyngeal airway. It is highly efficient and has a sleep design which promotes space for the tongue to sit in the roof of the palate. It’s novel design decreases contact points between the maxillary and mandibular teeth that may help reduce clenching and overall bite forces that occur during sleep.

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●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●	Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

●	Adjunctive Treatment from specialty chiropractors and other healthcare providers according to a very specific set of particular integrated protocols has also proven to enhance and improve clinical outcomes using CARE and other Vivos devices.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●	Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute® (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products and services are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2023, we expanded our product portfolio by acquiring certain devices (now known as Vivos Vida, Vivos Versa and Vivos Vida Sleep) from Advanced Facialdontics, LLC. During 2024, we continued our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. Based on our direct experience with our Vivos-trained providers, approximately 53,000 VivoScore HSTs were performed during 2024. Due to the volume of home sleep test screening business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

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We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment. Based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover in their practices and labor shortages that continue to plague the dental workplace. Throughout 2024, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatment protocols. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and began to rollout in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. Based on our evaluation of the Treatment Navigator program, we have restructured the Treatment Navigator program into a monthly subscription-based model.

Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “gold standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life, rendering long-term compliance rates low. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive treatment option for patients diagnosed with mild to severe OSA that offers cost-effective treatment featuring (i) limited treatment times; with (ii) lasting or durable effects; and (iii) the prospect of seeing a complete reversal of symptoms. Combining treatment technologies that impact the upper airway by altering the size, shape, patency and position of corresponding hard and soft tissues, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 40,000 patients treated worldwide by more than 1,850 trained dentists.

Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

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We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (or DSOs). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. As of September 30, 2023, we believe we have made important progress in penetrating this market, but as we cautioned previously, DSOs tend to move slowly when adopting new technologies or programs.

Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe OSA. We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

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We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

Our Treatment Alternative for OSA - The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild, moderate and severe OSA and snoring in adults. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their OSA and snoring symptoms. The primary products used in The Vivos Method are our CARE devices - the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®- each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 9 to 18 months, with 12 to 15 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated.

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Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to severe OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP.

●	Cultivate Active Referral Sources Among Physicians, Sleep Specialists, Dentists and Other Healthcare Providers.

●	Drive more qualified new patients to our VIP practices and teach VIPs how to better present and close Vivos treatment via the “Boost” and “Kick-Off” programs.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment.

●	Make it easy for both dental and medical professionals to interact and do business with Vivos.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through DSO marketing and our Medical Integration Division.

●	Expand our market penetration with DME distribution agreements.

●	Invest in research and development to drive innovation and expand indications.

●	Pursue strategically adjacent markets and international opportunities.

Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides. We are also seeking to drive appliance sales through our distribution arrangements with DMEs.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

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●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system.

●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to severe OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. Our CARE appliances are cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

Our Competitive Strengths

We believe that The Vivos Method has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry.

●	Vivos Method insurance reimbursement.

●	Body of published research and strong patient outcomes.

●	First mover advantage.

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●	Differentiated products.

●	Intellectual property portfolio and research and development capabilities.

●	Extensive Training and Support Systems.

●	Targeted approach to market development.

●	Marketplace acceptance.

New Marketing and Distribution Alliance Strategy

In June 2024, we announced the execution of a strategic marketing and distribution alliance with Rebis Health Holdings, LLC (who we refer herein Rebis), an operator of multiple sleep testing and treatment centers in Colorado. This alliance, which we hope will be the first of a series of similar alliances and potential acquisitions across the country, marks an important pivot in our marketing and distribution model for our cutting-edge OSA appliances. Under the new alliance, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis.

We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As we roll out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel were able to consistently close over 70% of patients into some form of Vivos treatment. These figures held relatively consistent across diverse demographic and economic patient profiles and geographies. Third, top line revenue and profit per case are expected to rise. We project that each patient who signs up for Vivos treatment represents a potential increase to Vivos top line revenue with contribution margins of up to 50%. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatments to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case.

The Rebis strategic alliance was announced alongside a $7.5 million equity private placement by us with an affiliate of New Seneca Partners, Inc. (who we refer herein as Seneca). The new marketing and distribution strategic alliance is based on a profit-sharing model between us and Rebis. Subject to certain conditions, Seneca will participate in our net cash flow allocation from the alliance up to an agreed-upon amount as partial consideration for the management advisory services Seneca is providing to us.

January 2023 Private Placement

On January 9, 2023, we closed a private placement (the “January 2023 Private Placement”) with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of our common stock (“Common Stock”), $0.0001 par value, and pre-funded warrant to purchase one share of our Common Stock, and common stock purchase warrants to purchase our Common Stock (each, a “January 2023 Warrant”). In connection with the January 2023 Private Placement, we issued 80,000 shares of Common Stock, pre-funded warrants to purchase up to an aggregate of 186,666 shares of Common Stock and the January 2023 Warrant to purchase up to an aggregate of 266,667 shares of Common Stock (the January 2023 Warrant was amended in November 2023 as described below). The purchase price per share and associated January 2023 Warrant was $30.00, and the purchase price per pre-funded warrant and associated January 2023 Warrant was $29.9998.

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November 2023 Private Placement

On October 30, 2023 we entered into a securities purchase agreement with the same institutional investor pursuant to which we sold an aggregate of $4,000,003.44 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The private placement closed on November 2, 2023. After deducting the placement agent fees and estimated offering expenses, we received net proceeds of approximately $3.5 million. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

As part of the November 2023 private placement, we agreed with the investor to amend the January 2023 Warrant to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extended the expiration date of the January 2023 Warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

February 2024 Warrant Exercise Transaction

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant issued in November 2023 at a reduced exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to us of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the SEC on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor the two Inducement Warrants in a new private placement transaction. The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. The Inducement Transaction closed on February 20, 2024.

June 2024 Private Placement and Management Services Agreement with Seneca

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

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The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

Management Services Agreement with V-CO

Also on June 10, 2024, our company, Airway Integrated Management Company, LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (or “AIM”), and V-CO entered into a management services agreement (which we refer to herein as the “MSA”). Pursuant to the MSA, V-CO will provide certain management, consulting, and advisory services to us related to our new strategic marketing and distribution alliance with Rebis Health Partners, LLC (which we refer to as the strategic alliance).

The term of the MSA commences on the effective date of the agreement and continues until the later of (i) June 10, 2027 or (ii) such time as V-CO has received two (2) times its original investment in the private placement we closed with V-CO. The MSA will automatically renew for additional terms of one (1) year unless any party sooner terminates the agreement in accordance with the terms of the MSA.

During the term of the MSA, V-CO will provide to us and AIM oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative expenses of the strategic alliance, (ii) advice on strategy of the strategic alliance with a view towards maximizing the revenue and profit generated by the strategic alliance, (iii) searches for additional potential sleep center operators to form strategic alliances with, (iv) making introductions to industry contacts of V-CO and its affiliates (including Seneca) for purposes of expanding the business and opportunities of our company and the strategic alliance, and (v) performing other services as may be reasonably requested from time to time by us and agreed to by V-CO, taking into account the level of compensation for services and other engagements that V-CO and its affiliates may have.

As consideration for such management services, AIM has agreed to pay to V-CO for three (3) years a management fee equal to $37,500 per quarter, payable quarterly in arrears, with a minimum of $25,000 per quarter paid in cash and the remaining up to $12,500 per quarter paid in the form of cash or restricted shares of our Common Stock, as decided by V-CO. The value of such restricted common stock, if any, paid as part of the management fee will be calculated based upon the average 5-day closing price of the Common Stock ending as of the end of each applicable quarter (or, if the Common Stock is not then publicly listed, as determined in good faith by our Board of Directors using industry standard valuation metrics).

In addition to the management fee, V-CO will also receive a quarterly cash participation payment from AIM equal to an agreed upon percentage of the net positive cash flow (as determined in accordance with U.S. generally accepted accounting principles) generated by the operations of the strategic alliance and received by VSI pursuant to the strategic alliance. Such participation payment shall accrue and not be paid until our company on a consolidated basis is cash flow positive from operations, as reported in our Securities and Exchange Commission (“SEC”) filings. Such profit participation shall continue to be earned quarterly until the later of such time as (i) V-CO receives an amount equal to two (2) times its investment in the June 2024 private placement; or (ii) or June 10, 2027.

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The MSA contains customary covenants regarding confidentiality and indemnification. Under the MSA, V-CO will also assign to AIM or its affiliates V-CO’s entire right, title, and interest in any intellectual property it creates while working for or on behalf of AIM.

September 2024 Registered Direct Offering

On September 18, 2024, the Company entered into a securities purchase agreement (the “September 2024 SPA”) with certain institutional investors in connection with a registered direct offering (the “September 2024 Offering”), priced at-the-market under Nasdaq Stock Market rules, to purchase 1,363,812 shares of Common Stock at a purchase price of $3.15 per share. No common stock purchase warrants were offered or issued to investors in the September 2024 Offering.

H.C. Wainwright & Co., LLC (“HCW”), pursuant an engagement agreement with the Company, dated May 2, 2024 and amended on August 2, 2024 (as amended, the “HCW Engagement Agreement”), acted as the exclusive placement agent (the “Placement Agent”) for the September 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the September 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the September 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees.

In addition, the Company has issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years from the commencement of sales in the September 2024 Offering. We are registering the Common Stock underlying the September 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

The gross proceeds to the Company from the September 2024 Offering were approximately $4.3 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the September 2024 Offering for working capital and general corporate purposes.

The shares of the September 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the September 2024 Offering has been filed with the SEC on September 20, 2024.

The September 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the September 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 30 days following the closing of the September 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the September 2024 SPA) until one year following the closing of the September 2024 Offering, subject to certain exceptions.

December 2024 Registered Direct Offering and Private Placement of the December 2024 Warrants

On December 22, 2024, we entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

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We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

We have also issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the December 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

The gross proceeds to us from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. We currently intend to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, we agreed to certain restrictions on the issuance and sale of our shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. We also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the December 2024 SPA) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key risks we face include, without limitation:

Risks Related to Our Business and Industry

●	Our business has a limited operating history, and we continue to refine our business model, which makes it difficult to evaluate our past performance and future prospects. Moreover, we have recently made significant strategic, operational and staffing changes to our business, and it is impossible to know how or if such changes will affect future revenue and earnings.

●	We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

●	Our VIP program is a relatively new business model for us, and management has limited experience operating this model.

●	We will need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.

●	We have identified material weaknesses in our internal control over financial reporting.

●	A material portion of our future revenue is expected to derive from sales and enrollments of new dentists into our Vivos Integrated Practice (VIP) program, including dentists who are part of a Dental Service Organization (DSO) which leaves us reliant on the willingness of dentists and/or DSO groups to continue to enroll.

●	We will not be successful if The Vivos Method is not sufficiently adopted by the medical and dental communities, including independent practitioners and dental service organizations.

●	We may not be able to successfully implement our growth strategies for our VIPs, which could harm our business, financial condition and results of operations.

●	The long-term success of our VIP program is highly dependent on our ability to successfully identify, recruit and enroll target dental practices as well as to convince other medical professionals to participate in the treatment of OSA with our products and services.

●	Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

●	The SleepImage® home sleep test used in our VivoScore Program is a relatively new technology which may not be utilized by VIPs to the degree anticipated.

●	Further clinical studies of our products comprising The Vivos Method may adversely impact our ability to generate revenue if they do not demonstrate that The Vivos Method is effective.

●	Our business and results of operations may be impacted by the extent to which patients using The Vivos Method achieve adequate levels of third-party insurance reimbursement.

●	Our products and third-party contract manufacturing activities are subject to extensive governmental regulation that could prevent us from selling Vivos appliances or introducing new and/or improved products in the United States or internationally.

●	We face significant competition in the market for treating sleep breathing disorders, and we may be unable to manage or respond to competitive pressures.

●	We may not be able to protect our patents and proprietary technology and may become subject to intellectual property claims or litigation.

●	We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

●	If we are unable to comply, or have not fully complied, with federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations, we could face substantial penalties.

●	The misuse or off-label use of The Vivos Method could result in injuries that lead to product liability suits or result in costly investigations, fines, or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

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Risks Related to Our Products and Regulation

●	Our failure to obtain government approvals, or to comply with ongoing, and ever increasing, governmental regulations relating to our technologies and products, could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

●	We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

●	Modifications to The Vivos Method may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

●	We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements.

●	Treatment with The Vivos Method has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

●	Our Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

Risks Related to Our Securities Generally

●	The market for our common stock is relatively new and may not develop to provide investors with adequate liquidity.

●	The market price of our common stock has been and may continue to be highly volatile resulting in substantial losses for investors.

●	Our failure to meet the continuing listing requirements of The Nasdaq Capital Market could result in a de-listing of our securities.

●	Our officers and directors may have the ability to exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

Emerging Growth Company Under the JOBS Act

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

Available Information

We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

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THE OFFERING

Shares of Common Stock offered by the selling stockholders	854,332 shares of Common Stock underlying the December 2024 Warrants and the Placement Agent Warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the December 2024 Warrants held by the selling stockholders and the Placement Agent Warrants by the placement agent or its designees which, if such warrants are exercised in full for cash, would be approximately $3.4 million. Proceeds, if any, received from the exercise of any such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

Nasdaq Capital Market symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VVOS”.

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. In evaluating our company, its business and any investment in our company, you should carefully consider the information about risks described in this prospectus before making an investment in our securities. If any of the circumstances or events described actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed. In any such case, the market price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business has a limited operating history, and we continue to refine our business model, which makes it difficult to evaluate our past performance and future prospects. Moreover, we have recently made significant strategic, operational and staffing changes to our business, and it is impossible to know how or if such changes will affect future revenue and earnings.

Our business was formed only in 2016, and therefore there is limited historical data on which to evaluate our company. This is particularly true because our current VIP-focused business model only commenced in mid-2018. In addition, since the roll out of our VIP-focused business model, we have continued to refine our strategies, for example by experimenting with different VIP enrollment and subscription plans and by adding strategic offerings like OMT. Therefore, there is limited and evolving or differing historical operating data on which to evaluate the results of and prospects for our current business model.

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since our inception, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2023 and 2022, we reported net losses of $13.6 million and $23.8 million respectively, and negative cash flow from operating activities of $11.9 million and $19.6 million, respectively. As of December 31, 2023, we had an accumulated deficit of approximately $93.1 million and ended the period with approximately $1.6 million in cash and cash equivalents. As of September 30, 2024, the Company had an accumulated deficit of approximately $101.4 million and ended the period with approximately $6.3 million in cash assets. For the nine months ended September 30, 2024 and 2023, the Company incurred a net loss of approximately $8.3 and $9.3 million, respectively. Net cash used in operating activities amounted to approximately $9.8 million and $9.2 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company had total liabilities of approximately $7.7 million. We anticipate that we will continue to report losses and negative cash flow until we can substantially increase our revenues, which we may be unable to do. There is therefore a risk that we will be unable to operate our business in a manner that generate positive cash flow or profit, and our failure to increase our revenues, generate positive cash flow and operate our business profitably would damage our reputation and stock price.

Our VIP program is a relatively new business model for us, and management has limited experience operating this model.

Our VIP program is a relatively new business model for us, and members of our management team have only a few years of experience in operating our company through this model. As a result, our historical financial results may not be comparable to future results. Also, we are subject to many risks associated with the VIP business model, some of which we have faced and some which we may be unable to presently identify, such as risks associated pricing, competition, marketing and regulatory matters. Moreover, our ability to onboard new VIPs may be impeded by the investments VIPs must make in adapting their practices to the use of The Vivos Method. We cannot assure you that management will be able to recruit and adopt new VIPs. Any such failure may have an adverse impact on our business, financial condition and results of operations.

We will need to raise additional capital to bolster our stockholders’ equity and to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner or at all, which could adversely affect our liquidity, financial position, and ability to continue operations.

We have a present need for additional capital to fund and grow our business, as well as to bolster our stockholders’ equity for Nasdaq Stock Market purposes. We will need to obtain additional financing either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to fund our growth or to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. Any of these possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our investors losing all of their investment in our company.

Even if we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital, coupled with our inability to generate adequate cash from operations, could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity and ability to pay dividends. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Additionally, starting in 2022 and through 2023, we have been engaged in an active process of reducing staff, eliminating or renegotiating certain vendor contracts, strategically reorganizing our business and revamping our business model. Further such steps, or even more, may be required before management is satisfied that we are positioned to succeed or even survive, and there is a risk that we will be unable to implement cost cutting programs effectively.

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We have identified material weaknesses in our internal control over financial reporting.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2023, 2022 and 2021, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately. Material errors were also identified in our analysis and review of our VIP contracts for applicable factors to meet the definition of a contract under ASC 606 Contracts with Customers, step 1, and our evaluation of our note receivable with respect to our former Orem dental clinic for impairment in accordance with ASC 310 Receivables.

Furthermore, in 2022 we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately related to revenue recognition. Material errors were identified in our ability to determine that its existing revenue recognition policy was consistent with the guidance in ASC 606. After analyzing contracts using the five-step process in ASC 606, we have determined that for both VIP enrollment contracts and Orofacial Myofunctional Therapy (MyoCorrect), modifications to our revenue recognition policies were required in order to identify the performance obligations and recognize the revenue as the performance obligations are satisfied or over the customer life as applicable.

Additionally, we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately. As a consequence, we did not effectively design, implement, and operate process-level control activities related to order-to-cash (including revenue, trade receivables, allowance for doubtful accounts, deferred revenue, and bad debt expense), procure-to-pay (including prepaid expenses), hire-to-pay (including compensation expense), and leases. These control deficiencies resulted in immaterial misstatements, some of which were corrected, in the consolidated financial statements as of and for the year ended December 31, 2022. These control deficiencies, aggregated, create a reasonable possibility that a material misstatement to the consolidated financial statements will not be prevented or detected on a timely basis.

In summary, as of December 31, 2022 we identified material weaknesses related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify and account for technical accounting issues and perform review functions appropriately.

For the year ended December 31, 2023, we began to implement a remediation plan to address the material weakness derived from the deficiencies and errors noted above. While we believe that at December 31, 2023, we had taken great strides to complete the full remediation of all of our internal control deficiencies and associated material weakness by undertaking the plan described in Item 9A of this Report, we believe that additional review and testing is required in the coming periods during 2024 before we can affirmatively declare that the material weakness has been fully remediated.

If we are unable to remedy these or similar material weakness that may arise in the future, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may continue to conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price. Delays in filing our periodic reports have led and could in the future lead to the loss of our ability to use certain “short form” registration statements (including “shelf” registration statements used for more efficient fundraising).

We expect to derive a substantial portion of our prospective future revenue from sales of our appliances and treatments, which leaves us reliant on the commercial viability of The Vivos Method.

Currently, our primary product is The Vivos Method, inclusive of MyoCorrect and our SleepImage HST. Our secondary source of revenue is our clinical training and practice support programs, including Billing Intelligence Services, Airway Intelligence System and AireO2. We expect that sales of the component aspects of The Vivos Method and our services to our VIPs related to the use of such treatments will account for a significant majority of our prospective revenue for the foreseeable future. We currently market and sell our appliances (which are central to The Vivos Method) primarily in the United States and Canada, with a very limited presence in Australia. The Vivos Method is different from current surgical and non-surgical treatments dentofacial abnormalities and/or mild to severe OSA and snoring, therefore we cannot assure you that dentists in corroboration with physicians will use The Vivos Method or become VIPs, and demand for The Vivos Method may decline or may not increase as quickly as we expect. Also, we cannot assure you that The Vivos Method will compete effectively as a treatment alternative to other more well-known and well-established therapies, such as CPAP, mandibular advancement, or palatal surgical procedures. Since The Vivos Method currently represents our primary product, and since our VIP program is our primary means of commercialization, we are significantly reliant on the level of recurring sales of The Vivos Method treatment and decreased or lower than expected sales or recruitment and maintenance of new VIPs would cause us to lose all or substantially all of our revenue.

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A material portion of our future revenue is expected to derive from sales and enrollments of new dentists into our Vivos Integrated Practice (VIP) program, including dentists who are part of a DSO which leaves us reliant on the willingness of dentists and/or DSO groups to continue to enroll.

We believe that The Vivos Method is the first commercially available treatment based on our proprietary technology for the treatment of dentofacial abnormalities and/or mild to severe OSA. Our success depends both on the sufficient acceptance and adoption by the medical/dental community of The Vivos Method as a non-invasive treatment for the treatment of dentofacial abnormalities and/or mild to severe OSA. Currently, a relatively limited number of dentists and other medical clinicians provide treatment with The Vivos Method. We cannot predict how quickly, if at all, the medical/dental community will accept The Vivos Method, or, if accepted, the extent of its use. For us to be successful:

●	our dentist customers and referring physicians must believe that The Vivos Method offers meaningful clinical and economic benefits for the treating provider and for the patient as compared to the other surgical and non-surgical procedures or devices currently being used to treat individuals with dentofacial abnormalities and/or mild to severe OSA and referring physicians must write a prescription for the use of a Class II Vivos appliance;

●	our dentist customers must believe patients will pay for The Vivos Method out-of-pocket, and patients must believe that paying out-of-pocket for treatment in The Vivos Method is the best alternative to either doing nothing or entering into another treatment option; and

●	Our dentist customers must be willing to pay us for the right to become VIPs and to commit the time and resources required to learn the new clinical and technical skills and invest in the technology required to treat patients with dentofacial abnormalities and/or mild to severe OSA using The Vivos Method. Independent dentists as well as dentists affiliated with a DSO may not desire to continue to enroll in our VIP or DSO program.

In reference to the treatment of mild to severe OSA and snoring, studies have shown that a significant percentage of people who have OSA remain undiagnosed and therefore do not seek treatment. Many of those patients who are diagnosed with OSA may be reluctant to seek treatment because of the significant costs of treatment given the less severe nature of their condition, the potentially negative lifestyle effects of traditional treatments, and the lack of awareness of new treatment options. If we are unable to increase public awareness of the prevalence of OSA or if the medical/dental community is slow to adopt or fails to adopt The Vivos Method as a treatment for their patients, we would suffer a material adverse effect on our business, financial condition and results of operations.

The failure of large U.S. customers or DSO to pay for their purchases of The Vivos Method products and services on a timely basis could reduce our future sales revenue and negatively impact our liquidity.

The timing and extent of our future growth in sales revenue depends, in part, on our ability to continue to increase the number of U.S. dentists using The Vivos Method, as well as expanding the number of The Vivos Method treatments used by these physicians/dentists. To the extent one or more of our large U.S. dentist customers or DSO groups fails to pay us on a timely basis, we may be required to discontinue selling to these organizations and find new customers, which could reduce our future sales revenue and negatively impact our liquidity.

We face risks from negative publicity from unregistered oral appliances which has and may continue to hurt our sales.

On or about March 1, 2023, CBS News reported the tragic case of a woman with a malocclusion and breathing problem who had received treatment via a fixed oral appliance known as the AGGA (Anterior Growth Guidance Appliance). According to the televised CBS report, the device created serious issues with her dentition and jaws, resulting in the loss of several anterior teeth. The patient filed a $10 million lawsuit against the treating dentist. News of this lawsuit quickly spread throughout the country, and particularly within the dental and orthodontic communities. Within days, rumors and wildly untrue statements were published on social media platforms and elsewhere that began to associate and confuse our appliances with the AGGA. Our company was not named in the lawsuit, nor was our device implicated in creating the tooth displacement and other concerns that gave rise to the lawsuit. We have never had any association or affiliation with the AGGA device or its promoters, nor have we ever endorsed these kind of counterfeit fixed oral appliances that make unproven and unsubstantiated claims. The AGGA is a non-FDA cleared oral appliance. We believe that the publicity regarding the AGGA device generated confusion and apprehension amongst both existing VIP dentists and other non-affiliated dentist prospects. We believe that our VIP enrollments and sales of our appliances in the first and second quarter of 2023 decreased as a result of the negative publicity. The persistence of negative publicity regarding the use of oral appliances to treat OSA could continue to have a material adverse effect on our revenue and overall results of operations.

The failure to expand our market penetration with DME distribution agreements would adversely affect our revenue and results of operations.

During 2023, we entered into distribution collaborations with third parties to expand access of our products to potential patients. We hope that these strategic initiatives will lead to revenue growth opportunities for us in 2024 and beyond, and our ability to capitalize on these initiatives is expected to be a material aspect of our sales and marketing program going forward. These distribution agreements could be subject to the success from a pilot program, and regulatory approvals prior to us being able to fully deploy these arrangements. The failure of any pilot program or to obtain regulatory approval could lead to termination of a DME relationship. Even if our DME distribution arrangements proceed, we may not be able to achieve our planned growth or, even if we are able to expand our market penetration as planned, any new territories may not be profitable or otherwise perform as planned. Failure to successfully implement our growth strategy with DMEs would have an adverse impact on our business, financial condition, and results of operations.

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We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect our dentist customers, our business and our results of operations.

Our business and prospects have been and could continue to be materially adversely affected by the COVID-19 pandemic or recurrences of COVID-19 (such as has occurred in the fall of 2020 and into 2021) or any other similar diseases in the future. Material adverse effects from COVID-19 and similar diseases could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair our marketing and sales efforts to dentists or other medical professionals. During the COVID-19 pandemic, dental offices throughout the U.S. and Canada shut down for extended periods of time (and may be shut down again due to recurrences of COVID-19), thus negatively impacting our product revenues. The pandemic and reactions to the pandemic or future outbreaks of COVID-19 and variants of COVID-19 could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our products from suppliers located in affected areas, and we may not be able to procure required components or secure manufacturing capability. The effects of the COVID-19 pandemic have also placed travel restrictions on us and our VIPs, as well as temporary closures of the facilities of our suppliers and our VIPs as non-essential medical and dental procedures have been limited, which could also adversely impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including as a result of being unable to raise additional capital on acceptable terms to us, if at all.

We may not be able to successfully implement our growth strategy for our VIPs on a timely basis or at all, which could harm our business, financial condition, and results of operations.

The growth of our VIP base depends on our ability to execute our plan to recruit and enroll new VIPs. Our ability to recruit and enroll VIPs depends on many factors, including our ability to:

●	achieve brand awareness in new and existing markets;
●	convince potential VIPs of the value of our products and services and to make the required investments in becoming a VIP and using The Vivos Method;
●	manage costs, which could give rise to delays or cost overruns;
●	recruit, train, and retain qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other staff in our local markets;
●	obtain favorable reimbursement rates for services rendered at VIP offices;
●	outperform competitors; and
●	maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules and regulations (including licensure requirements) could negatively impact our ability to recruit and enroll VIPs.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our VIP base as planned, any new VIPs may not be profitable or otherwise perform as planned. Failure to successfully implement our growth strategy would likely have an adverse impact on our business, financial condition, and results of operations.

The long-term success of our VIP program is highly dependent on our ability to successfully identify, recruit and enroll target independent dental practices as well as to convince other medical professionals to participate in the treatment of OSA with our products and services.

To achieve our growth strategy, we will need to identify, recruit, and enroll new VIPs and have them operate on a profitable and recurring basis. We consider numerous factors in identifying target markets where we can enter or expand. The number and timing of new VIPs enrolled during any given period may be negatively impacted by several factors including, without limitation:

●	the identification and availability of attractive practices to be VIPs;

●	our ability to successfully identify and address pertinent risks and benefits during the onboarding process, including designing, implementing and as necessary modifying pricing programs for VIP enrollment and subscription fees that are acceptable to dental practices;

●	the proximity of VIPs to one of our or our competitors’ existing centers;

●	our VIP’s ability to obtain required governmental licenses, permits and authorizations on a timely basis; and

●	our VIP’s ability to recruit qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other personnel to staff their practices using The Vivos Method.

If we are unable to find and onboard VIPs in existing markets or new markets, our revenue and profitability may be harmed, we may not be able to implement our growth strategy and our financial results may be negatively affected.

Moreover, we have begun to expand marketing and related efforts to medical professional beyond the dentistry community. We may be unable to convince medical sleep specialists, cardiologists, pediatric sleep specialists, chiropractors, nutritionists and other professionals of the benefits of The Vivos Method specifically and a multidisciplinary approach to treating OSA in general. Our inability to implement strategies in increase our VIP enrollments or generate interest from other medical professionals who could refer patients to our VIPs would have a material adverse effect on our revenues and results of operations.

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Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

Our limited history of sales of The Vivos Method and VIP enrollments and subscriptions, together with our history of losses, make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. Our valuation and the price of our securities will likely fall in the event our operating results (notably our revenue growth, with the goal of achieving cash flow positive and profitable operations) do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:

●	our inability to attract demand for and obtain acceptance of The Vivos Method for the treatment of dentofacial abnormalities and/or mild to severe OSA and snoring by both medical professionals and their patients;

●	the success of alternative therapies and surgical procedures to treat individuals, and the possible future introduction of new products and treatments;

●	our ability to design, implement and as necessary modifying pricing programs for VIP enrollment and subscription fees;

●	our ability to expand by adding additional VIPs in leading major metro areas;

●	the expansion and rate of success of our marketing and advertising efforts to both consumers and dentists as well as other medical professionals, and the rate of success of our direct sales force in the United States and internationally;

●	Failure of third-party contract manufacturers to deliver products or provide services in a cost effective and timely manner;

●	our failure to develop, find or market new products;

●	the successful completion of current and future clinical studies, and the possibility that the results of any future study may be adverse to our product and services, or reveal some heretofore unknown risk to patients from treatment in The Vivos Method; the failure by us to make professional presentation and publication of positive outcomes data from these clinical studies, and the increased adoption of The Vivos Method by dentists as a result of the data from these clinical studies;

●	actions relating to ongoing FDA compliance;

●	the size and timing of orders from dentists and independent distributors;

●	our ability to obtain reimbursement for The Vivos Method (i.e., billable oral appliances and orofacial myofunctional therapy) in the future from third-party healthcare insurers;

●	the willingness of patients to pay out-of-pocket for treatment in The Vivos Method in the absence of reimbursement from third-party healthcare insurers, for; decisions by one or more commercial health insurance companies to preclude, deny, limit, reduce, eliminate, or curtain reimbursement for treatment in whole or part by The Vivos Method;

●	unanticipated delays in the development and introduction of our current and future products and/or our inability to control costs;

●	the effects of global or local pandemics or epidemics and governmental responses, such as COVID-19;

●	seasonal fluctuations in revenue due to the elective nature of sleep-disordered breathing treatments for mild to severe OSA, as well as seasonal fluctuations resulting from adverse weather conditions, earthquakes, floods or other acts of nature in certain areas or regions that result in power outages, transportation interruptions, damages to one or more of our facilities, food shortages, or other events which may cause a temporary or long-term disruption in patient priorities, finances, or other matters; and

●	general economic conditions as well as those specific to our customers and markets.

Therefore, you should expect that our results of operations will be difficult to predict, which will make an investment in our company uncertain.

Our MID program may not perform as anticipated or may take longer than expected to gain acceptance.

Begun only in 2020, our MID is a new business offering for us, and the model is yet unproven. As a result, actual results may be lower than expected due to lower than expected referrals and other factors. Also, we are subject to many risks associated with this new business model that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner, our financial condition and results of operations could be adversely affected.

The SleepImage® home sleep test used in our VivoScore Program is a relatively new technology which may not be utilized by VIPs to the degree anticipated.

The SleepImage HST used in our VivoScore Program is a relatively new technology which could take longer to gain acceptance within the medical and dental communities. If medical and dental care providers do not utilize this new technology, or if the test is not as effective as anticipated, the financial results from the program may be lower than currently expected. Also, we are subject to many risks associated with this new technology that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner on our business, financial condition and results of operations could be adversely affected.

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Moreover, the design and implementation of our VivoScore Program is new, as the current program arose following our renegotiated agreement with MyCardio LLC in early 2022. Therefore, we face the risks associated with establishing a new revenue center as the VivoScore Program itself (under which we lease the SleepImage ring recorder to dentists) may not attract a following sufficient enough to make the program a successful revenue generator for us.

We may not be able to respond in a timely and cost-effective manner to changes in consumer preferences.

The Vivos Method is subject to changing consumer preferences. A shift in consumer preferences away from the protocol and products we offer would result in significantly reduced revenue. Our future success depends in part on our ability to anticipate and respond to changes in consumer preferences. Failure to anticipate and respond to changing consumer preferences in the products we market could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased product returns and lower margins. If we are not successful in anticipating and responding to changes in consumer preferences, our results of operations in future periods will be materially adversely impacted.

Further clinical studies of our products comprising The Vivos Method may adversely impact our ability to generate revenue if they do not demonstrate that The Vivos Method is clinically effective.

We have conducted, and continue to conduct, a number of clinical studies of the use of The Vivos Method to treat patients with dentofacial abnormalities and/or mild to severe OSA in the United States and Canada. We are involved in a number of ongoing clinical studies evaluating clinical outcomes from the use of The Vivos Method including prospective, randomized, placebo-controlled studies, as well as clinical studies that are structured to obtain additional clearances from the FDA for expanded clinical indications for use of The Vivos Method.

We cannot assure you that these clinical studies will continue to demonstrate that The Vivos Method provides clinical effectiveness for individuals with dentofacial abnormalities and patients diagnosed with mild to severe OSA, nor can we assure you that the use of The Vivos Method will prove to be safe and effective in clinical studies under United States or international regulatory guidelines for any expanded indications. Additional clinical studies of The Vivos Method may identify significant clinical, technical or other obstacles that will have to be overcome prior to obtaining clearance from the applicable regulatory bodies to market The Vivos Method for such expanded indications. If further studies of The Vivos Method indicate that it is not a safe and effective, our ability to market The Vivos Method, and generate substantial revenue from additional sales, may be materially limited.

Individuals selected to participate in these further clinical studies must meet certain anatomical and other criteria to participate. We cannot assure you that an adequate number of individuals can be enrolled in clinical studies on a timely basis. Further, we cannot assure you that the clinical studies will be completed as planned. A delay in the analysis and publication of the positive outcomes data from these clinical studies, or the presentation or publication of negative outcomes data from these clinical studies, including data related to approval of The Vivos Method for expanded indications, may materially impact our ability to increase revenue through sales and negatively impact our stock price.

Our business and results of operations may be impacted by the extent to which patients using The Vivos Method achieve adequate levels of third-party insurance reimbursement.

Whenever practical, The Vivos Method is paid for primarily out-of-pocket by patients, with any available health insurance coverage being reimbursed if and as paid at a later date, where the patient is being treated for dentofacial abnormalities and/or mild to severe OSA.

The cost of treatments for dentofacial abnormalities and/or mild to severe OSA, such as CPAP, and most surgical procedures generally are covered and reimbursed in whole or part by third-party healthcare insurers. The Vivos Method is a customized protocol often combined with custom oral appliance therapy, some of which currently qualify for reimbursement. Our ability to generate revenue from additional sales of The Vivos Method for the treatment of dentofacial abnormalities and/or mild to severe OSA may be materially limited by the extent to which reimbursement of The Vivos Method is available in the future. In addition, third-party healthcare insurers are increasingly challenging the prices charged for medical products and procedures. If we are successful in our efforts to obtain reimbursement for the billable procedures within The Vivos Method, any changes in this reimbursement system could materially affect our ability to continue to grow our business.

Reimbursement and healthcare payment systems in international markets vary significantly by country and reimbursement for the billable procedures within The Vivos Method may not be available at all under either government or private reimbursement systems. If we are unable to achieve reimbursement approvals in international markets, it could have a negative impact on market acceptance of The Vivos Method and potential revenue growth in the markets in which these approvals are sought.

In an effort to help expand in-network insurance coverage for The Vivos Method, in December 2022, we announced a collaboration with Nexus which effectively combines our proprietary out-of-network Billing Intelligence Service with the Nexus’ in-network medical billing platform. The goal is to provide both companies’ medical professional networks with greater access to both in or out-of-network billing with all major medical insurance companies, facilitating case acceptances, insurance billing procedures and reimbursement. However, our collaboration with Nexus may not achieve the result of expanding insurance coverage for The Vivos Method, which in turn could have an adverse effect on our results of operations (particularly if our outlay of resources in connection with the Nexus collaboration exceed the revenues, if any, generated).

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Our products and third-party contract manufacturing activities are subject to extensive governmental regulation that could prevent us from selling our appliances or introducing new and/or improved products in the United States or internationally.

Our products and third-party contract manufacturing activities are subject to extensive regulation by several governmental agencies, including the FDA and comparable international regulatory bodies. We are required to:

●	obtain clearance from the FDA and certain international regulatory bodies before we can market and sell our products;

●	satisfy all content requirements for the sales and promotional materials associated with The Vivos Method; and

●	undergo rigorous inspections of our facilities, manufacturing and quality control processes, records and documentation.

Compliance with the rules and regulations of these various regulatory bodies have created regulatory challenges for us in the past and may delay or prevent us from introducing any new models of The Vivos Method or other new products. In addition, government regulations may be adopted that could prevent, delay, modify or rescind regulatory clearance or approval of our products.

Our contract manufacturing labs are further required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforce their quality system regulations through pre-approval and periodic post-approval inspections by representatives from the FDA. These regulations relate to product testing, vendor qualification, design control and quality assurance, as well as the maintenance of records and documentation. If we fail to conform to these regulations, the FDA may take actions that could seriously harm our business. These actions include sanctions, including temporary or permanent suspension of our operations, product recalls and marketing restrictions. A recall or other regulatory action could substantially increase our costs, damage our reputation and materially affect our operating results.

Our products are currently not recommended by most medical sleep specialists, who are integral to the diagnosis and treatment of sleep breathing disorders.

The majority of patients being treated today for OSA, domestically and internationally, are initially referred to pulmonologists or other sleep specialists by their primary care physicians. Pulmonologists or other sleep specialists typically administer a polysomnogram, or overnight sleep study, to diagnose the presence and severity of OSA. If an individual is diagnosed with OSA by a qualified medical doctor, CPAP is typically prescribed as the therapy of choice. Although we offer The Vivos Method through our VIPs, our domestic sales organization does not generally call on sleep specialists or third-party sleep centers to sell The Vivos Method, and we do not believe that most qualified sleep specialists today would recommend The Vivos Method to their patients with mild to severe OSA. We cannot predict the extent to which medical doctors will, in the future, endorse or recommend our protocol to their patients, even for those who are unwilling or unable to comply with other alternative therapies.

We face significant competition in the rapidly changing market for treating mild to severe OSA and snoring in adults, and we may be unable to manage or respond to competitive pressures.

The market for treating mild to severe OSA and snoring in adults, is highly competitive and evolving rapidly. According to the American Sleep Apnea Association, over 100 different oral appliances are FDA cleared for the treatment of snoring and mild to severe obstructive sleep apnea. The Vivos Method must compete with more established products, treatments and surgical procedures, which may limit our growth and negatively affect our business. Many of our competitors have an established presence in the field and have established relationships with pulmonologists, sleep clinics and ear, nose and throat specialists, which play a significant role in determining which product, treatment or procedure is recommended to the patient. We believe certain of our competitors are attempting to develop innovative approaches and new products for diagnosing and treating OSA and other sleep disordered breathing conditions. We cannot predict the extent to which ENTs, oral maxillofacial surgeons, primary care physicians or pulmonologists would or will recommend The Vivos Method over new or other established devices, treatments or procedures.

Moreover, we are in the early stages of implementing our business plan and have limited resources with which to market, develop and sell The Vivos Method. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs who have more experience and capability in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing, selling, and distributing products. Some of our competitors may achieve patent protection, regulatory approval, or product commercialization more quickly than we do, which may decrease our ability to compete. If we are unable to be competitive in the market for OSA, our revenue will decline, which would negatively affect our results of operations.

The Vivos Method may become obsolete if we are unable to anticipate and adapt to rapidly changing technology.

The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product can be short. Alternative products, procedures or other discoveries and developments to treat dentofacial abnormalities and/or OSA may render The Vivos Method obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than we can to technological advances. If we fail to develop new technologies, products, or procedures to upgrade or improve our existing treatments to respond to a changing market before our competitors are able to do so, our ability to market our products and protocol and generate substantial revenue may be limited.

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Our international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize The Vivos Method in international markets.

We do not have significant international sales outside of Canada, although we hope to more broadly introduce The Vivos Method into international markets. Our ability to generate international sales is subject to several risks, including:

●	our ability to obtain appropriate regulatory approvals to market The Vivos Method in certain countries;

●	our ability to identify new independent third-party distributors in international markets where we do not currently have distributors;

●	the impact of recessions in economies outside the United States;

●	greater difficulty in negotiating with socialized medical systems, maintaining profit margins comparable to those achieved in the United States, collecting accounts receivable, and longer collection periods;

●	unexpected changes in regulatory requirements, tariffs or other trade barriers;

●	weaker intellectual property rights protection in some countries;

●	potentially adverse tax consequences; and

●	political and economic instability.

The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in international markets, thereby limiting our growth and revenue.

We depend on a few suppliers for key components, making us vulnerable to supply shortages and price fluctuation.

We purchase components for The Vivos Method from a variety of vendors on a purchase order basis; we have no long-term supply contracts with any of our vendors. While it is our goal to have multiple sources to procure certain key components, in some cases it is not economically practical or feasible to do so. To mitigate this risk, we maintain an awareness of alternate supply sources that could provide our currently single-sourced components with minimal or no modification to the current version of The Vivos Method, practice supply chain management, maintain safety stocks of critical components and have arrangements with our key vendors to manage the availability of critical components. Despite these efforts, if our vendors are unable to provide us with an adequate supply of components in a timely manner, or if we are unable to locate qualified alternate vendors for components at a reasonable cost, the cost of our products would increase, the availability of our products to our customers would decrease and our ability to generate revenue could be materially limited.

There are risks associated with outsourced production that may hurt our results of operations.

We outsource the manufacture of substantially all our products to third-party manufacturers on a case-by-case basis. By law, the selection of the manufacturer is at the sole discretion of the treating dentist. However, we select our approved and certified manufacturers by training and screening them in advance based on their capabilities, supply capacity, reputation, regulatory registration and compliance, and other relevant traits. Most of these manufacturers are located in the U.S., but at least one important manufacturer is located in South Korea, and other smaller manufacturers are located in Canada. In any case, the possibility of delivery delays, product defects, import or customs blockages, and other production-side risks stemming from outsourcers creates the risk that our expenses associated with these issues could unexpectedly increase in any period. In addition, inadequate production capacity among outsourced manufacturers could result in our being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial. All of these risks could have a material adverse effect on our results of operations.

We do not have any long-term contracts with manufacturers, suppliers or other service providers for our products. Our business would be harmed if manufacturers and service providers are unable to deliver products or provide services in a timely and cost-effective manner, or if we are unable to timely fulfill orders.

We do not have any long-term contracts with contract manufacturers, suppliers or other service providers for our products. We do not anticipate that this will change. As a result, if any manufacturer or supplier is unable, either temporarily or permanently, to manufacture or deliver products or provide services to us in a timely and cost-effective manner, it could have an adverse effect on our financial condition and results of operations. Our ability to provide effective customer service and efficiently fulfill orders for merchandise depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related call centers, distribution centers, and management information systems, some of which are run by third parties. Any material disruption or slowdown in manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and fulfill orders and may cause orders to be lost or to be shipped or delivered late. As a result, these disruptions could adversely affect our financial condition or results of operations in future periods.

We depend on our patents and proprietary technology, which we may not be able to protect.

Our success depends, in part, on our ability to obtain and maintain patent protection for The Vivos Method components and the confidentiality of proprietary clinical treatments. Our success further depends on our ability to obtain and maintain trademark protection for our name and mark; to preserve our trade secrets and know-how; and to operate without infringing the intellectual property rights of others.

We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents We cannot assure you that any of our patents pending will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of device companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, treatments and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

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Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (or USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on trademarks to protect the recognition of our company and product in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary clinical treatments. We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology and our proprietary clinical treatments. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations in which event and you could lose all of your investment.

We may face intellectual property infringement claims that would be costly to resolve.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and our competitors and others may initiate intellectual property litigation, including as a means of competition. Intellectual property litigation is complex and expensive, and outcomes are difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings, to determine the priority of inventions. Litigation or regulatory proceedings also may be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities, or require us to seek licenses from or pay royalties to others that may be substantial. Furthermore, we cannot predict the extent to which the necessary licenses would be available to us on satisfactory terms, if at all.

Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

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We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

Our business exposes us to the risk of product liability claims that are inherent in the testing manufacturing and marketing of medical devices. This risk exists even if a device is registered, cleared and approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Any side effects, manufacturing defects, misuse or abuse associated with use of our appliance could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if the use of our appliance may cause, or merely appeared to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our appliances, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	costs of litigation;
●	distraction of management’s attention from our primary business;
●	the inability to commercialize our appliances or new products;
●	decreased demand and brand reputation for our appliances;
●	product recalls or withdrawals from the market;
●	withdrawal of clinical trial participants;
●	substantial monetary awards to patients or other claimants; or
●	loss of sales.

Any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain adequate product liability insurance.

Our product liability and clinical study liability insurance is subject to deductibles and coverage limitations. Our product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

We bear the risk of warranty claims on our appliances.

We bear the risk of warranty claims on our appliances. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

Our sales and marketing efforts may not be successful.

We currently market and sell our appliances and associated treatments and services to a limited number of licensed professionals, primarily general dentists. Less than 1% of the general dentists in the U.S. have been trained and certified in The Vivos Method. The commercial success of The Vivos Method ultimately depends upon a number of factors, including the number of dentists who use The Vivos Method, the number of Vivos appliances used by these dentists, the number of patients who become aware of The Vivos Method by self-referral or referrals by their primary care physicians, the number of patients who elect to use The Vivos Method, and the number of patients who, having successfully used The Vivos Method, endorse and refer The Vivos Method to other potential patients. The Vivos Method may not gain significant increased market acceptance among physicians/dentists who use it or who refer their patients, other patients, third-party healthcare insurers and managed care providers. We believe that primary care physicians typically elect to refer individuals to pulmonologists or other physicians who treat sleep disordered breathing, and these physicians may not recommend The Vivos Method to patients for any number of reasons, including safety and clinical efficacy, the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. In addition, while positive patient experiences can be a significant driver of future sales, it is impossible to influence the manner in which this information is transmitted and received, the choices potential patients may make and the recommendations that treating physicians make to their patients.

Although we sell our product directly to our corporate-owned and independent VIP practices, our experience in marketing and selling The Vivos Method or VIP program through a direct sales organization in the United States is limited. We may not be able to maintain a suitable sales force in the United States or train up a suitable number of VIPs, or enter into or maintain satisfactory marketing and distribution arrangements with others. Our marketing and sales efforts may not be successful in increasing awareness and sales of The Vivos Method. In addition, other marketing efforts like MID and our collaborations with Candid, Ormco and On Demand Orthodontist may not increase revenue to the extent we currently anticipate.

In addition, we conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. These marketing and sales efforts may not be successful in increasing awareness and sales of The Vivos Method, and if we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

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The failure to educate or train a sufficient number of physicians and dentists in the use of The Vivos Method could reduce the market acceptance and reduce our revenue.

It is critical to the success of our sales efforts that there is an increasing number of dentists familiar with, trained in, and proficient in the use of The Vivos Method. Currently, dentists learn to use The Vivos Method through hands-on, on-site training or virtual training by our representatives. However, to receive this training, dentists must be aware of The Vivos Method as a treatment option for dentofacial abnormalities and/or mild to severe OSA and snoring in adults and be interested in using the protocol in their practice. We cannot predict the extent to which dentists will dedicate the time and energy necessary for adequate training in the use of our proprietary treatments, have the knowledge of or experience in the clinical outcomes or feel comfortable enough to recommend it to their patients. Even if a dentist is well versed in The Vivos Method, he or she may be unwilling to require patients to pay for it out-of-pocket. If dentists do not continue to accept and recommend The Vivos Method, our revenue could be materially and adversely affected.

We rely on third-party suppliers and contract manufacturers for the manufacture and assembly of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party suppliers and contract manufacturers for the raw materials and components used in our appliances and to manufacture and assemble our products. Any of our other suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our products reliably and at the levels we anticipate or that are required by the market. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. While our suppliers and contract manufacturers have generally met our demand for their products and services on a timely basis in the past, we cannot guarantee that they will in the future be able to meet our demand for their products, either because of acts of nature, the nature of our agreements with those manufacturers or our relative importance to them as a customer, and our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

Establishing additional or replacement suppliers for any of these materials, components or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance specifications of our appliances or could require that we modify its design. Even if we are able to find replacement suppliers or third-party contract manufacturers, we will be required to verify that the new supplier or third-party manufacturer maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our appliances, the supply of our products to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products and services, Vivos trained clinicians, as well as on our particular culture and the experience of the patients of our VIPs. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice, failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain VIPs and other medical professionals. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. We expect to continue to undertake aggressive marketing campaigns to increase medical and dental community awareness about our product and service capabilities. We conduct our marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The OSA market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts.

The market for providing treatment for OSA is highly competitive. Our VIP offices and our VIPs face competition from existing facilities providing treatment for OSA, depending on the type of patient and geographic market. Our VIPs compete on the basis of our protocol/products (The Vivos Method), quality, price, accessibility, and overall experience. We compete with national, regional, and local enterprises, many of which have greater financial and other resources available to them, greater access to dentists and physicians or greater access to potential patients. We also compete on the basis of our multistate, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our VIP offices may be volatile. If we are unable to compete effectively with any of these entities or groups, or we are unable to implement our business strategies, there could be a material adverse effect on our business, prospects, results of operations and financial condition.

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We have limited clinical evidence to support patient compliance with the use our products is superior to competitive products.

We believe that our non-surgical treatment of limited duration is preferable relative to mild to severe OSA CPAP users or other oral appliance or surgical therapies, resulting in improved patient compliance. However, we have limited clinical evidence to support our beliefs that patient compliance in the use of our products is superior to competitive products. If actual patient compliance as studied in a clinical trial (should we conduct one) proves less than what we had anticipated, the acceptance of The Vivos Method in the marketplace, and our revenues and overall results of operations, may be adversely impacted.

Government healthcare programs may reduce reimbursement rates, which could adversely affect sales of our appliances and demand for dental practitioners from becoming or remaining VIPs.

In recent years, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the healthcare system. Any change in the laws, regulations, or policies governing the healthcare system could adversely affect reimbursement rates, which could adversely affect sales of our appliances and thus adversely affect our operations and financial condition. Enacted in 2010, the Affordable Care Act (or ACA) seeks to expand healthcare coverage, while increasing quality and limiting costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state healthcare reforms measures there could be limits to the amounts that federal and state governments will pay for healthcare services, which could result in reduced demand for, or profitability of our appliances and for dental practitioners from becoming or remaining VIPs.

Significant uncertainty exists as to the reimbursement status of healthcare products. The regulations that govern marketing approvals, pricing and reimbursement for medical devices vary widely from country to country. In the United States, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, is significantly changing the way healthcare is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this law or any amendment to it will continue to have in general or specifically on The Vivos Method or any product that we commercialize, the ACA or any such amendment may result in downward pressure on reimbursements, which could negatively affect market acceptance of The Vivos Method. In addition, although the United States Supreme Court has upheld the constitutionality of most of the ACA, several states have not implemented certain sections of the ACA, including 19 that have rejected the expansion of Medicaid eligibility for low-income citizens, and some members of the U.S. Congress are still working to repeal the ACA. We expect that the ACA, as currently enacted or as it may be amended or repealed in the future, and other healthcare reform measures that may be adopted in the future, could have a material adverse effect on our industry generally and on our ability to successfully commercialize our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or our collaborators are not able to maintain regulatory compliance, our products may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

If payments from commercial or governmental payors are significantly delayed, reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We will depend upon revenue from sales of the billable procedures from The Vivos Method, and in turn on reimbursement from third-party payors. The amount that our VIPs receive in payment for the billable procedures may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these reimbursements could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from our VIPs. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen by our VIPs could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in our VIPs’ payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse our VIPs for healthcare services. Because we believe that our VIPs will receive a higher payment rate from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, could occur for reasons beyond our control and could lessen demand for The Vivos Method, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure by our Billing Intelligence Service to bill timely or accurately for billable services rendered by participating VIP providers could have a negative impact on our revenue and cash flow.

Billing for medical services rendered in connection with billable procedures of The Vivos Method is often complex and time consuming. The practice of providing dental or medical services in advance of payment or prior to assessing a patient’s ability to pay for such services may have a significant negative impact on a VIP provider’s patient service revenue, bad debt expense and cash flow. Not all our VIPs subscribe to our Billing Intelligence Service. For VIPs who do subscribe, we bill numerous medical payors, including various forms of commercial health insurance providers on their behalf. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on providing the proper procedure and diagnosis codes, supportive documentation to show medical necessity. Medical insurance is never a guarantee of payment.

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Additional factors that could affect our ability to collect from insurers for the services rendered by our participating VIP providers include:

●	disputes among payors as to which party is responsible for payment;
●	variations in coverage among various payors for similar services;
●	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;
●	the institution of new coding standards; and
●	failure to properly credential a dentist to enable them to bill various payors.

The complexity associated with billing for The Vivos Method procedures may lead to delays in cash collections by our VIPs, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

Because we accept electronic payment cards for payments at our facilities and the facilities of our VIPs, we may incur costs resulting from related security risks in connection with the electronic processing of confidential information by our partner banks. Recently, several large national banks have experienced potential or actual breaches in which similar data has been or may have been stolen. Such occurrences could cause patient dissatisfaction resulting in decreased visits or could also distract our management team from the management of the day-to-day operations.

Our relationships with VIPs, other healthcare providers, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers (including our VIPs), physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation of The Vivos Method. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may subject us to various federal and state fraud and abuse laws and other health care laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand, and physicians and patients on the other. The Patient Protection and Affordable Care Act, as amended (or the PPACA), amended the intent requirement of the federal Anti-Kickback Statute and, as a result, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

●	federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent or making a false statement to Avoid, decrease or conceal an obligation to pay money to the federal government. The PPACA provides, and recent government cases against medical device manufacturers support, the view that federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

●	the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (or HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus Rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

●	Federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of the PPACA, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (or CMS), information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

●	state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require medical device companies to comply with the specific industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

●	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

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Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of our products from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

The misuse or off-label use of The Vivos Method may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

We train our marketing personnel and direct sales force to not promote the oral appliances of The Vivos Method for uses outside of the FDA-cleared indications for use, known as off-label uses. We cannot, however, prevent a medical professional from using our appliances off label when, in their independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury or other side effects to patients if physicians attempt to use our appliances and associated treatments off label. Furthermore, the use of our appliances and associated treatments for indications other than those cleared by the FDA or cleared by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

Given that we are aware that, notwithstanding our training guidelines, our independent VIPs may use our appliances off-label, there is a risk that we could face regulatory scrutiny because of such use. If the FDA or any foreign regulatory body determines that our promotional (labeling) materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violations that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, dentists may misuse our appliances within The Vivos Method or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If The Vivos Method is misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Similarly, in an effort to decrease costs, physicians may also reuse our appliances despite them being intended for a single use or may purchase reprocessed Vivos appliances from third-party processors in lieu of purchasing a new Vivos appliance from one of our contract manufacturers, which could result in product failure and liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

We have engaged in and may continue to pursue acquisitions of complementary businesses or technologies, which could divert the attention of management, and which may not be integrated successfully into our existing business.

We have engaged in and may continue to pursue acquisitions or licenses of technology to, among other things, expand the scope of products and services we provide. For example, in February 2023, acquired certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating an acquired business or technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

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Our business is seasonal, which impacts our results of operations.

We believe that the patient volumes of our VIPs will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We could be subject to lawsuits for which we are not fully insured.

Healthcare providers have become subject to an increasing number of lawsuits alleging malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Our medical professionals are also required to provide their own medical malpractice insurance coverages. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including our Chief Executive Officer, R. Kirk Huntsman, our Chief Financial Officer, Brad Amman and Susan McCullough, our EVP of Operations, among others. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train and retain highly skilled technical, managerial, product development, sales and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Members of our board of directors and our executive officers will have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.

To achieve increased revenue levels, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, clinical research, reimbursement, research and development, manufacturing and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, as well as our procedures and controls across our business, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States and Canada. Our business plan also anticipates VIP offices outside the United States and Canada. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As we expect to expand our international operations in the future, we will become increasingly subjected to these laws and regulations. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

Risks Related to Our Products and Regulation

We depend in large part on The Vivos Method technology, and the loss of access to this technology would terminate or delay the further development of our products, injure our reputation or force us to pay higher fees.

We depend, in large part, on The Vivos Method technology. The loss of this key technology would seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our treatments/products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the products of The Vivos Method technology or other technologies we gain access to in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to acquire or enter into license agreements with third parties for replacement technologies, we could be subject to higher fees, milestone or royalty payments, assuming we could access such technologies at all.

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Our failure to obtain government approvals, including required FDA approvals, or to comply with ongoing, and ever increasing, governmental regulations relating to our technologies and products could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

Our development activities and the manufacture and marketing of The Vivos Method are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA or foreign regulatory clearance to market our future products needing approval, we will have to demonstrate that these products are safe and effective in the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of medical devices. As a result, regulatory approvals for our products not yet approved or that we may develop in the future can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

Clinical trials that may be required to support regulatory submissions in the United States are expensive. We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials and regulated, compliant manufacturing processes.

Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. If and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock and analyze the clinical trial database.

Patient enrollment in trials is a function of many factors. These include the design of the protocol; the size of the patient population; the proximity of patients to and availability of clinical sites; the eligibility criteria for the study; the perceived risks and benefits of the product candidate under study; the medical investigators’ efforts to facilitate timely enrollment in clinical trials; the patient referral practices of local physicians; the existence of competitive clinical trials; and whether other investigational, existing or new products are available or cleared for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.

The results of our clinical trials may not support either further clinical development or the commercialization of any new product candidates or modifications to existing products.

Even if our ongoing or contemplated clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of any new product candidates or modifications of existing products. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate or a modification to any existing product and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our 510(k)’s and, ultimately, our ability to commercialize our product candidates and generate product revenue. Generally, Class II medical device marketed in the U.S. must receive a 510(k) clearance from the FDA. A 510(k) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent (or SE), to a legally marketed device. Companies must compare their device to one or more similar legally marketed devices, commonly known as “predicates”, and make and support their substantial equivalency claims. The submitting company may not proceed with product marketing until it receives an order from the FDA declaring a device substantially equivalent. The substantially equivalent determination is usually made within 90 days, based on the information submitted by the applicant.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials. A number of companies in the medical technology industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

Modifications to appliances within The Vivos Method may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

After a device receives a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a Premarket approval (or PMA). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Currently we do not market devices within this Class III category nor do we intend to in the foreseeable future. However, the FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified devices until 510(k) clearance or PMA approval is obtained. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

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We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions and civil penalties;
●	recall, detention or seizure of our products;
●	the issuance of public notices or warnings;
●	operating restrictions, partial suspension or total shutdown of production;
●	refusing our requests for a 510(k) clearance of new products or new uses of existing products;
●	withdrawing a 510(k) clearance already granted; and
●	criminal prosecution.

We have received an FDA warning letter in the past when such a letter was received by our subsidiary BioModeling Solutions, Inc. (“BioModeling” or “BMS”) in January 2018 following a routine FDA audit. In its letter, the FDA noted matters such as inadequate documentation of certain FDA-required procedures, not keeping certain records and materials in paper format and in triplicate, and using certain descriptive words and phrases on its website and in marketing materials that were unapproved in advance by FDA. We believe these issues have been resolved as of our latest FDA audit in fall of 2022 by not having any repeat offenses from the stated observations of said warning letter and we have submitted written request to have the warning letter resolved.

The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Treatment with The Vivos Method has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

Patient treatment using the FDA registered DNA appliance began in 2009, while treatment for mild to moderate OSA using the FDA cleared mRNA appliance began in 2014. Both began under the prior business model of our predecessor (and now subsidiary) BMS, and well before our formation. Under the BMS model, the independent treating dentists generated and maintained all records of treatment and ordered their appliances directly from one of the BMS designated labs. Thus, with the exception of specific patients who participated in studies, clinical trials or case reports, we have had limited visibility into patient records which might contain data on this subject. Therefore, we have limited empirical data to support our view that the risk of post treatment regression or relapse is not significant. To the extent a material number of patients who were treated with The Vivos Method were to be found to experience post-treatment relapse or regression, it could pose a significant risk to our brand, the willingness or ability of physicians to prescribe and dentists to use our products and the willingness of patients to engage in treatment with our products and could thus have a material adverse effect on our results of operations.

We are subject to potential risks associated with the need to comply with state or other DSO laws.

Our core VIP business model does not involve any form of joint ownership, operational control, or employment of licensed professionals by our company. Thus, we are not typically regarded as a “dental service organization” (or DSO) under the laws of the various states within the United States or in Canada, in which we conduct most of our business. However, we do operate two retail treatment clinics in Colorado wherein we do employ dentists under a provider network model consistent with Colorado law. In that respect, we may be regarded as a DSO. In addition, we have begun to strategically establish a nationwide network of professional corporations, owned by independent licensed dentists in each state, in order to lay the regulatory groundwork for our Airway Alliance model and program. In essence, Airway Alliance will operate in similar fashion to a DSO, thus providing us with what we believe to be certain strategic and competitive advantages. Nevertheless, to the extent we are deemed to be a DSO in any jurisdiction, it could make it difficult or impossible for us to recruit and retain qualified dentists as VIPs, as some state dental boards are sometimes adverse to corporate DSOs operating in their states. Moreover, where such DSO-provider relationships are permitted, such regulations may impose significant constraints on the structure and financial arrangements that are permissible between us and our affiliated dentists in a particular state.

In jurisdictions where laws allow DSOs to operate (which includes almost all U.S. states and Canada), a growing number of dentists are affiliating with corporate DSOs. In those cases, the DSO may not allow their affiliated dentists to offer our products and services or to become VIPs. Thus, the overall number of dentists who are prospects to become VIPs and utilize our products and services may be reduced, which would impair our ability to generate revenue from our core VIP business model.

Our Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

Our MID was launched in 2020 to assist VIP practices in establishing clinical collaboration ties to local primary care physicians, sleep specialists, ENTs, pediatricians and other healthcare professionals who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to the medical profession and thus facilitate more patients being able to receive a treatment with The Vivos Method. There is a risk, however, that our MID may implicate legal or regulatory compliance issues that may arise in the course of our activities, including various Federal healthcare statutes such as the Stark and anti-kickback laws as well as state-by-state regulations pertaining to inter-disciplinary ownership of professional corporations or other legal entities. We have conducted research, including obtaining advice from outside legal counsel, regarding the implications of these laws and regulations to MID and believe the MID’s operations will be in compliance with or will not implicate these laws and regulations. However, there is a risk that such laws and regulations (or similar laws and regulations adopted in the future) might be interpreted, reinterpreted, or modified in the future in such a way so as to impede or prevent us from continuing to develop or manage our MID, which could lead to our having to discontinue the MID and could leave us subject to regulatory scrutiny and sanction. No advice of counsel has been obtained with respect any potential operations of the MID in Canada.

We may not be able to prohibit or limit our dentists, physicians and other healthcare professionals from competing with us in our local markets.

In certain states in which we operate or intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against dentists, physicians and other healthcare professionals. As a result, we may not be able to retain our provider relationships or protect our market share, operational processes or procedures, or limit insiders or VIPs from using competitive information against us or competing with us, which could have a material adverse effect on our business, financial condition and ability to remain competitive as our arrangements with our VIPs do not contain competitive restrictions.

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Risks Related to Our Securities Generally

The market for our common stock is relatively new and may not develop to provide investors with adequate liquidity.

We conducted our initial public offering in December 2020, and a follow-on offering in May 2021. Therefore, the market for our common stock is relatively new, and has experienced periods of inactivity as well as significant volatility. We cannot assure you that an orderly and liquid trading market for our common stock will develop, or if it does develop, it may not be maintained. You may not be able to sell your common stock quickly or at the market price if trading in our securities is not active.

The market price of our common stock has been and may continue to be highly volatile, and you could lose all or part of your investment.

The market price of our common stock has been, and is likely in the future to be, volatile (which we define the frequency and magnitude of movements in the market price for our common stock). As we believe is typical for smaller public companies, particularly those who operate in our industry, our common stock prices have been volatile around the times we announce significant news to the marketplace or when we conduct financings. For example, in late November 2023, we announced that our CARE appliances were cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. This announcement was followed by an over 800% increase in the price of our common stock with over 46 million shares of common stock traded on November 29, 2023. There is a significant risk that this level of upward market volatility will not be sustained, and downward volatility in our public stock price could lead to investment losses by our stockholders. It is important to note that market volatility is not something over which we have direct control.

Moreover, volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	changes in our financial or operational estimates or projections;
●	our ability to implement our operational plans;
●	restrictions on the ability of our stockholders to sell shares in the future;
●	changes in the economic performance or market valuations of companies similar to ours; and
●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and downward volatility in our public stock price could lead to investment losses by our stockholders.

We are presently subject to potential delisting from Nasdaq, and our failure to meet and maintain the continuing listing requirements of The Nasdaq Capital Market could result in a delisting of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. During 2022, we received two notices from Nasdaq informing us of our failure to comply with two continuing Nasdaq listing requirements: failure to timely file our reports with the SEC, and failure to achieve the Nasdaq minimum bid price for 30 consecutive trading days. While both of these deficiencies were cleared by January 2023, we became subject to additional delisting from Nasdaq during 2023, one for failure to meet the minimum bid requirement and the other for failing to meet Nasdaq’s $2.5 million minimum stockholders’ equity requirement.

On September 21, 2023, we received a written notice from the Nasdaq staff confirming that since, as of that date, we failed to meet the minimum bid price requirement, and because as of the period ended June 30, 2023 we also failed the minimum stockholders’ equity requirement, Nasdaq would commence delisting proceedings against us. As permitted under Nasdaq rules, we appealed the Nasdaq staff’s determination and requested a hearing (the “Hearing”) before a Nasdaq Hearing Panel (the “Hearing Panel”). The Hearing request stayed any delisting or suspension action by the Nasdaq staff pending the issuance of the Hearing’s Panel decision. The Hearing took place on November 9, 2023.

Prior to the date of the Hearing, we effectuated a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-25. The reverse stock split became effective on October 25, 2023, and our common stock began trading on a post-reverse stock split basis on the Nasdaq on October 27, 2023. To satisfy the minimum bid requirement, our common stock was required to trade at above $1.00 per share for at least 10 trading days, and this was achieved on November 9, 2023. We therefore believe that the Hearing Panel should find that we have regained compliance with the Minimum Bid Requirement.

At the Hearing on November 9, 2023, we presented our plan to regain compliance with the minimum stockholders’ equity requirement (the “Equity Rule”), which plan includes raising additional equity capital. On November 30, 2023, we received a letter from the Hearings Panel that, subject to certain conditions, the Hearings Panel granted our request to continue to be listed on Nasdaq. These conditions include providing an update as to our plan to regain compliance with the Equity Rule as well as demonstrating compliance by March 19, 2024. On February 23, 2024 we presented our plan of compliance to the Hearings Committee. On May 6, 2024, the Company received written notice from the Nasdaq staff indicating that that the Company had regained compliance with the Equity Rule.

On May 16, 2024, the Company received a further written notice from Nasdaq indicating that, as of March 31, 2024, the Company failed to comply with the Equity Requirement. On June 25, 2024, the Company reported in a Current Report on Form 8-K that it believed it had stockholders’ equity of at least $2.5 million as of the date of the filing of such report as a result of the Company’s closing of a $7.5 million equity private placement on June 10, 2024.

On June 27, 2024, the Company met with the Panel to discuss the Company’s past, current, and anticipated future compliance with the Equity Requirement, and requested the continued listing of its securities on Nasdaq.

We believe that we will be able to regain and maintain compliance with both the minimum bid requirement and the minimum stockholders’ equity requirement, which would allow our common stock to continue to trade on Nasdaq. However, there can be no assurance that the Hearing Panel will agree with our plan, that will be provided adequate time to achieve compliance or, even if provided adequate time, that we will in fact be able to regain and maintain compliance with both requirements, in which case our common stock would be subject to delisting from Nasdaq. Such a delisting could have a material adverse effect on our stock price, the ability of our stockholders to buy or sell their common stock, and our reputation, all of which could make it significantly more difficult to operate our company.

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If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (or SEC) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of medical technology companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place relating to our company, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

Activist investors or other stockholders who disagree with our management may attempt to effect changes in our strategic direction and how our company is governed or may seek to acquire control over our company. Some investors (commonly known as “activist investors”) seek to increase short-term stockholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases, or even sales of assets or the entire company. Activist campaigns can also seek to change the composition of our board of directors, and campaigns that contest or conflict with our strategic direction could have an adverse effect on our results of operations and financial condition as responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our board of directors and senior management from the pursuit of our business strategies. In addition, perceived uncertainties as to our future direction that can arise from potential changes to the composition of our board of directors sought by activists may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, may cause concern to our current or potential customers or other partners, may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These types of actions could divert our management’s attention from our business or cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business, all of which could have a material adverse effect on our company.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

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Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm if certain criteria are met. However, while we remain an EGC, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorizes our board of directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Our bylaws designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our Certificate of Incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our ability to use our net operating losses and research and development credit carryforwards to offset future taxable income may limited, perhaps substantially.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”), carryforwards to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes. If we undergo, or are deemed to have previously undergone, an ownership change, our ability to utilize NOLs carryforwards could be limited (perhaps substantially) by Sections 382 and 383 of the Code. Additionally, future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience or are deemed to have experienced an “ownership change” for these purposes, we may not be able to utilize a material or even a substantial portion of the NOLs carryforwards, even if we attain profitability. We have not completed a Code Section 382 analysis regarding any limitation on our NOL carryforwards.

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The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, those relating to market sizes and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this Annual Report should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. This means that it is very unlikely that we will pay dividends on our shares of common stock. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to continue to refine and execute our business plan, including the recruitment of dentists to enroll in our Vivos Integrated Practice (VIP) program and utilize The Vivos Method;

●	our ability to establish and grow our new marketing and distribution model where we create contractual alliances with operators of multiple sleep testing and treatment centers as a means of driving sales of our appliances;

●	the understanding and adoption by dentists and other healthcare professionals of The Vivos Method, including our proprietary oral appliances, as a treatment for dentofacial abnormalities and/or mild to severe OSA and snoring in adults;

●	our expectations concerning the effectiveness of treatment using The Vivos Method and patient relapse after completion of treatment;

●	the potential financial benefits to VIP dentists from treating patients with The Vivos Method;

●	our potential profit margin from the enrollment of VIPs, VIP service fees, sales of The Vivos Method treatments and appliances and leases of SleepImage® home sleep testing rings;

●	our ability to properly train VIPs in the use of The Vivos Method inclusive of the services we offer independent dentists for use in treating their patients in their dental practices;

●	our ability to formulate, implement and modify as necessary effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our Medical Integration Division, SleepImage® home sleep apnea test and our arrangements with durable medical equipment companies (“DMEs”));

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●	the viability of our current intellectual property and intellectual property created in the future;

●	acceptance by the marketplace of the products and services that we market;

●	government regulations and our ability to obtain applicable regulatory approvals and comply with government regulations including under healthcare laws and the rules and regulations of the U.S. Food and Drug Administration (“FDA”) and non-U.S. equivalent regulatory bodies;

●	our ability to retain key employees;

●	adverse changes in general market conditions for medical devices and the products and services we offer;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic, rising inflation and volatile capital markets) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections included in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders named in this prospectus. All proceeds from the sale of the Common Stock will be paid directly to the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $3.4 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

DETERMINATION OF OFFERING PRICE

The selling stockholders will each, in their respective discretions, offer warrant shares at the prevailing market prices for our Common Stock or privately negotiated prices. The offering price of the warrant shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock began trading on Nasdaq under the symbol “VVOS” on December 11, 2020.

Holders of Record

As of January 27, 2025, the closing price per share of our Common Stock was $4.22 as reported on The Nasdaq Capital Market, and we had approximately 8,150 stockholders of record. In addition, we believe that a significant number of beneficial owners of our Common Stock hold their shares in street name .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the three months and nine months ended September 30, 2024 and 2023 should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Some of the numbers included herein have been rounded for the convenience of presentation. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of innovative treatment alternatives for patients with dentofacial abnormalities and/or patients diagnosed with mild to severe obstructive sleep apnea (“OSA”) and snoring in adults. We believe our technologies and conventions represent a significant improvement in the treatment of mild to severe OSA versus other treatments such as continuous positive airway pressure (“CPAP”) or palliative oral appliance therapies. Our alternative treatments are part of The Vivos Method.

The Vivos Method is an advanced therapeutic protocol, which often combines the use of customized oral appliance specifications and proprietary clinical treatments developed by our company and prescribed by specially trained dentists in cooperation with their medical colleagues. Published studies have shown that using our customized appliances and clinical treatments led to significantly lower Apnea Hypopnea Index scores and have improved other conditions associated with OSA. Approximately 42,000 patients have been treated to date worldwide with our entire current suite of products by more than 1,900 trained dentists.

Our business model is focused around dentists, and our program to train independent dentists and offer them other value-added services in connection with their ordering and use of The Vivos Method for patients is called the Vivos Integrated Practice (“VIP”) program.

See Note 1 to the accompanying financial statements for additional background information on our Company and current product and service offerings.

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Impact of COVID-19

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus, now widely acknowledged to have been generally ineffective, and in many ways, harmful. As a result, nearly all of these Orders have been relaxed or lifted, but there is considerable uncertainty about whether the Orders will be reinstated should a new COVID-19 variant or entirely new virus emerge.

Our business was materially impacted by COVID-19 in 2020 and to some extent thereafter through the early part of 2023 due to the actions of governmental bodies that mandated quarantines and lockdowns that resulted in many of our VIPs and potential VIPs having to close their offices. The impact of COVID-19 on our business diminished somewhat as 2023 has progressed. It appears that the latest COVID-19 subvariants evoke generally milder symptoms and do not pose the same health or economic threat as previous strains. However, the residual effects of the pandemic on dental workforce availability as well as patient precautionary measures continued to negatively impact our VIP dental practices and our revenue across the U.S. and Canada during 2022 and into 2023. We believe new enrollments during the third quarter of 2023 continued to be negatively impacted by the ongoing overall workforce uncertainties in the dental market. In addition, new variants of COVID-19 continue to arise, and such variants may in the future cause an adverse effect on the dental market. As such, the long-term financial impact on our business of COVID-19 as well as these other matters cannot reasonably be fully estimated at this time.

Material Items, Trends and Risks Impacting Our Business

We believe that the following items and trends may be useful in better understanding our results of operations.

New VIP Enrollments (Service Revenue). Enrolling dental practices as VIPs is the first step in our ability to generate new revenue. As part of the VIP enrollment fee, we enter into a service contract with VIPs under which they receive training on the use of the Vivos treatment modalities. VIPs have the ability to start generating revenue for us and themselves after this training. To entice dentists to enroll as VIPs, we have worked with different marketing programs (which we generally call a “discovery track”) with respect to the payment of VIPs enrollment fee, including discounts and payment plans. Once VIPs execute their VIP enrollment agreement, the discovery track allows the VIP 45 to 60 days to obtain financing and pay the enrollment fee. Ongoing support and additional training is provided throughout the year under the services contract, which includes access to our proprietary Airway Intelligence Services, which provides the VIP with resources to help simplify the sleep apnea diagnostic and Vivos treatment planning process.

In addition to enrollment service revenue, we offer additional services, such as our Billing Intelligence Services offering, and MyoCorrect orofacial myofunctional therapy services, which was introduced in April 2021. Revenue for these services is recognized as the Company’s performance obligations are satisfied in accordance with ASC 606.

We are also engaging in strategic collaborations to market the benefits of the Vivos treatment modalities and VIP enrollment to dentists, including our cooperative relationships with various medical providers to deliver diagnostic and medical consultation services to people across North America who suffer from OSA.

We recognize revenue on VIP enrollments once the contract is executed, payment is received, and as the Company’s performance obligations are satisfied in accordance with ASC 606.

Product Sales Revenue. Enrolling new VIPs is key to our ability to generate revenue, but equally as important is the number of Vivos treatment case starts that our VIPs commence, as these lead to appliance orders and related revenue. Once a VIP is fully trained, we encourage them to start cases. However, our experience has been that VIPs typically start slowly as they introduce The Vivos Method into their practices. While we work with VIPs to screen their patients for OSA with our SleepImage® home sleep apnea ring test (which we expect will encourage Vivos Method case starts), not all VIPs incorporate our The Vivos Method into their practices at the same rate. We utilize Practice Advisors to help VIPs with onboarding and starting and increasing case starts over time. We believe VIPs can recoup their investment in VIP enrollment with approximately eight Vivos Method case starts, but as noted above, many VIPs start and also maintain their case starts at a significantly slower rate. We presently have a concentration of active VIPs who regularly start new Vivos Method treatment cases. Approximately 36% of our VIPs initiated a new case as of December 31, 2024. We are working not only to increase the number of VIPs overall, but the number of active VIPs in terms of case starts. More active VIPs are also more likely to take advantage of our other service revenue generating offerings such as MyoCorrect orofacial myofunctional therapy and medical Billing Intelligence Services.

In addition, an important aspect of our strategy to increase product revenues relates to the products and related intellectual property we acquired in March 2023 from Advanced Facialdontics, LLC (“AFD”), including a custom single arch device with an FDA 510(k) clearance for treating TMD and/or Bruxism (teeth grinding or clenching). We have rebranded the AFD products as Vivos Versa, Vivos Vida and Vivos Vida Sleep. During the remainder of 2024 and beyond, we will look to increase sales of these acquired products, but we may be unable to do so to our advantage. As described further below, during 2023 we entered into a distribution agreement with Lincare, a leading durable medical equipment (“DME”), to distribute certain of our products, including those we acquired from AFD.

Marketing to DSOs. During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (“DSOs”). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. As of December 31, 2023, we believe we have made important progress in penetrating this market, but as we cautioned previously, DSOs tend to move slowly when adopting new technologies or programs. Our other dentist enrollment program, which we refer to as the Airway Alliance Program (“AAP”), was also established in the fourth quarter of 2021 and launched in the first quarter of 2022. This program is designed to attract the vast majority of the estimated 200,000 U.S. and Canadian dentists who are being strongly encouraged by the American Dental Association to screen their patients for sleep apnea. The AAP gives these dentists a simple yet profitable way to screen their patients for OSA using the SleepImage® home sleep test. Patients with OSA can be referred to a fully trained local VIP dentist for treatment. The AAP program did not contribute meaningfully to revenue during 2023.

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Clinical Trial Work. Our efforts to engage in research to demonstrate the clinical efficacy of our products and obtain additional regulatory clearances for the use of our products is an important aspect of our overall strategy. In this regard, on May 29, 2023, we and Stanford University executed an agreement to commence a sponsored clinical research study to evaluate the efficacy of our FDA-cleared DNA appliance compared to the standard of care, CPAP for treatment of sleep apnea. Our DNA device is currently indicated for the treatment of mild to severe sleep apnea and jaw repositioning in adults (and in the case of severe OSA, along with positive airway pressure (PAP) and/or myofunctional therapy, as needed). Enrollment of 150 patients with moderate to severe sleep apnea (apnea-hypopnea index score of 15 or greater) will be randomly assigned to either treatment with our FDA-cleared DNA appliance or CPAP. The protocol has been finalized and enrollment will begin in 2024. This trial may not meet its designated endpoints, and therefore additional FDA clearances for the DNA device may not be obtained.

Distribution Agreements. During 2023, we entered into distribution collaborations with third parties to expand access of our products to potential patients. We hope that these strategic initiatives will lead to revenue growth opportunities for us in 2024 and beyond, and our ability to capitalize on these initiatives is expected to be a material aspect of our sales and marketing program going forward.

For example, on June 1, 2023, we entered into a non-exclusive distribution agreement with Lincare, a leading supplier in the United States of respiratory products, such as CPAP equipment. Lincare currently provides respiratory products to approximately 1.8 million patients nationwide. Pursuant to this agreement, Lincare began to distribute certain of our products in the United States, including the Vida™, VidaSleep™, and Versa®. The distribution agreement was subject to a 90-day pilot program in Colorado and Florida. Within weeks of starting the pilot program, Lincare reported an initial 36% positive patient response to our products subject to the agreement.

On October 24, 2023, we announced the conclusion of this pilot program and an amendment to our Lincare agreement to appoint Lincare as our exclusive DME distributor in the U.S. for a period of 6-months to distribute the products described above. Although the roll out has been slower than anticipated, plans are underway to extend the scope of the distribution territory beyond the initial two markets into Texas, Virginia, North Carolina, New Jersey and at least one other major market. Others are expected to follow soon thereafter. We are hopeful that this new form of arrangement with Lincare and possibly other DME companies will help us increase our product revenues in 2024 and beyond.

Also, in October 2023, we announced an exclusive distribution agreement with NOUM DMCC, a Dubai-based company focused on diagnostic testing and treatment product distribution for healthcare providers and hospital networks treating obstructive sleep apnea patients throughout the Middle East-North Africa region. Subject to regulatory approvals, we could see revenue from this collaboration in 2024.

Impact on Sales from Unregistered Oral Appliance Publicity. On or about March 1, 2023, CBS News reported the tragic case of a woman with a malocclusion and breathing problem who had received treatment via a fixed oral appliance known as the AGGA (Anterior Growth Guidance Appliance). According to the televised CBS report, the device created serious issues with her dentition and jaws, resulting in the loss of several anterior teeth. The patient filed a $10 million lawsuit against the treating dentist.

News of this lawsuit quickly spread throughout the country, and particularly within the dental and orthodontic communities. Within days, rumors and wildly untrue statements were published on social media platforms and elsewhere that began to associate and confuse Vivos appliances with the AGGA. Vivos management immediately responded to correct any misstatements and to set the record straight.

Vivos was not named in the lawsuit, nor was our device implicated in creating the tooth displacement and other concerns that gave rise to the lawsuit. To our knowledge, in approximately 42,000 patients treated, Vivos oral appliances have never caused the loss of even a single tooth, and we have never been sued over a patient complaint or safety issue. Vivos has never had any association or affiliation with the AGGA device or its promoters, nor has the Company ever endorsed these kind of counterfeit fixed oral appliances that make unproven and unsubstantiated claims.

The AGGA is a non-FDA cleared oral appliance developed by Dr. Steve Galella, a dentist from Tennessee. He has actively promoted and taught other dentists about his device for many years through the Las Vegas Institute (LVI) and elsewhere. Dr. Galella has claimed that the AGGA can “grow, expand, and remodel an adult’s jaw”, and that roughly 10,000 OSA and TMD patients have been successfully treated using this device.

The FDA regulates and categorizes all medical devices claiming to treat obstructive sleep apnea (OSA) and/or TMD disorders as Class II devices and requires that they have a 510(k) clearance in order to be used with patients. The AGGA device does not have any such FDA clearance, nor are there any known peer-reviewed and published studies validating the safety and efficacy of this device. In stark contrast, all Vivos oral appliances are duly registered or cleared by the FDA according to strict FDA guidelines. Our appliances and attending protocols for proper use are also backed by extensive peer reviewed published research. Moreover, Vivos appliances operate on a completely different mechanism of action than that of the AGGA and similar devices on the market. Vivos has always maintained that such appliances tend to create inflammation and pose other risks that are unacceptable. The AGGA is a fixed appliance, whereas Vivos appliances are removable devices.

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Our core product is The Vivos Method, not any one single device. We believe this is a key distinguishing factor for our approach. The Vivos Method involves far more than just our oral appliances. It begins with proper and thorough diagnosis and ends with a customized multidisciplinary treatment plan that likely incorporates one or more of several treatment modalities, including oral myofunctional therapy, SOT chiropractic, physical therapy, laser therapy, nutritional counseling, CPAP, mandibular advancement, CARE device therapy, and more. The Vivos Method is thus a fully integrated end-to-end diagnostic, training, and treatment platform that can adapt to the needs of virtually any and every breathing disordered sleep patient.

Unfortunately, and despite our best efforts to distance ourselves and our products from the AGGA device, the entire matter generated a certain amount of confusion and fear amongst both existing VIP dentists and other non-affiliated dentist prospects. Thus, new provider enrollments and sales of Vivos appliances in the third quarter decreased as word spread. By the latter part of June, we began to see a partial rebound in both new enrollments and appliance sales. Nevertheless, certain Vivos-trained providers remain very cautious and are being far more selective in their cases, which has continued to impact appliance sales through the end of the third quarter.

We believe that this is a short-term phenomenon and should not be a long-term hindrance to new case starts or new VIP enrollments, but the full impact of this phenomenon is hard to predict.

Inflation. The U.S. has been experiencing a period of inflation which has increased (and may continue to increase) our and our suppliers’ costs as well as the end cost of our products to consumers. To date, we have been able to manage inflation risk without a material adverse impact on our business or results of operations. However, inflationary pressures (including increases in the price of raw material components of our appliances) made it necessary for us to adjust our standard pricing for our appliance products effective May 1, 2022. The full impact of such price adjustments on sales or demand for our products is not fully known at this time and may require us to adjust other aspects of our business as we seek to grow revenue and, ultimately, achieve profitability and positive cash flow from operations.

An additional inflation-related risk is the Federal Reserve’s response, which up to this point has been to raise interest rates. Such actions have, in times past, created unintended consequences in terms of the impact on housing starts, overall manufacturing, capital markets, and banking. If such disruptions become systemic, as occurred in the recession of 2008, then the impact on our revenue, earnings and access to capital of both inflation and inflation-fighting responses would be impossible to know or calculate.

Supply Chain. From time to time, we may experience supply chain challenges due to forces beyond our control. For example, the Suez Canal blockage earlier in 2021 caused some delay in shipments of SleepImage® rings from China. Overall, however, as our appliances are made in the U.S., we have not experienced significant supply chain issues as a result of COVID-19 or otherwise, although this may change in future periods.

Seasonality. We believe that the patient volumes of our VIPs will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, the fourth quarter tends to be one where we see higher enrollment levels for new VIP dentists, however, as previously mentioned reported, in the fourth quarter of 2022 we did not see that same pattern emerge. The first and second quarters of each year tend to be our weakest quarter of the year for new enrollments, and to a certain extent, appliance sales as well. This was the case in the first half of 2023. Winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate in the future depending on these and other factors.

War in Ukraine and Middle East Hostilities. In addition, worldwide supply chain constraints and economic and capital markets uncertainty arising out of Russia’s invasion of Ukraine in February 2022 and the attacks by Hamas on Israel in October of 2023 and Israel’s responses have disrupted commercial and capital markets and emerged as new barriers to long-term economic recovery. If an economic recession or depression commences and is sustained, it could have a material adverse effect on our business as demand for our products could decrease. Capital markets uncertainty, with public stock price decreases and volatility, could make it more difficult for us to raise capital when needed.

Potential Nasdaq Delisting. As previously reported, we are currently subject to two Nasdaq Stock Market (“Nasdaq”) listing deficiencies, one related to Nasdaq’s $1.00 minimum bid price requirement (the “Minimum Bid Requirement”) and a second related to Nasdaq’s $2,500,000 minimum stockholders’ equity requirement (the “Minimum Stockholders’ Equity Requirement”).

On September 21, 2023, we received a written notice from the Nasdaq staff confirming that since, as of that date, we failed to meet the Minimum Bid Requirement, and because as of the period ended June 30, 2023 we also failed the Minimum Stockholders’ Equity Requirement, Nasdaq would commence delisting proceedings against us. As permitted under Nasdaq rules, we appealed the Nasdaq staff’s determination and requested a hearing (the “Hearing”) before a Nasdaq Hearing Panel (the “Hearing Panel”). The Hearing request stayed any delisting or suspension action by the Nasdaq staff pending the issuance of the Hearing’s Panel decision. The Hearing took place on November 9, 2023.

Prior to the date of the Hearing, we effectuated a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split became effective on October 25, 2023, and our common stock began trading on a post-Reverse Stock Split basis on the Nasdaq on October 27, 2023. To satisfy the Minimum Bid Requirement, our common stock was required to trade at above $1.00 per share for at least 10 trading days, and this was achieved on November 9, 2023. We therefore have regained compliance with the Minimum Bid Requirement.

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At the Hearing on November 9, 2023, we presented our plan to regain compliance with the minimum stockholders’ equity requirement (the “Equity Rule”), which plan includes raising additional equity capital. On November 30, 2023, we received a letter from the Hearings Panel that, subject to certain conditions, the Hearings Panel granted our request to continue to be listed on Nasdaq. These conditions include providing an update as to our plan to regain compliance with the Equity Rule as well as demonstrating compliance by March 19, 2024. On February 23, 2024 we presented our plan of compliance to the Hearings Committee. On May 6, 2024, the Company received written notice from the Nasdaq staff indicating that that the Company had regained compliance with the Equity Rule.

On May 16, 2024, the Company received a further written notice from Nasdaq indicating that, as of March 31, 2024, the Company failed to comply with the Equity Requirement. On June 25, 2024, the Company reported in a Current Report on Form 8-K that it believed it had stockholders’ equity of at least $2.5 million as of the date of the filing of such report as a result of the Company’s closing of a $7.5 million equity private placement on June 10, 2024.

On June 27, 2024, the Company met with the Panel to discuss the Company’s past, current, and anticipated future compliance with the Equity Requirement, and requested the continued listing of its securities on Nasdaq.

We believe that we will be able to regain and maintain compliance with both the minimum bid requirement and the minimum stockholders’ equity requirement, which would allow our common stock to continue to trade on Nasdaq. However, there can be no assurance that the Hearing Panel will agree with our plan, that will be provided adequate time to achieve compliance or, even if provided adequate time, that we will in fact be able to regain and maintain compliance with both requirements, in which case our common stock would be subject to delisting from Nasdaq. Such a delisting could have a material adverse effect on our stock price, the ability of our stockholders to buy or sell their common stock, and our reputation, all of which could make it significantly more difficult to operate our company.

Key Components of Consolidated Statements of Operations

Net revenue. We recognize revenue when we satisfy our performance obligations over time as our customers receive the benefit of the promised goods and services, which generally occurs over a short period of time. Performance obligations with respect to appliance sales are typically satisfied by shipping or delivering products to our VIPs or, in the case of enrollment or service revenue, upon our satisfaction of performance obligations associated with VIP enrollments. Revenue consists of the gross sales price, net of estimated allowances, discounts, and personal rebates that are accounted for as a reduction from the gross sale price.

Cost of sales. Cost of goods sold primarily consists of direct costs attributable to the purchase from third party suppliers and related products. It also includes freight costs, fulfillment, distribution, and warehousing costs related to products sold.

Sales and marketing. Sales and marketing costs primarily consist of personnel costs for employees engaged in sales and marketing activities, commissions, advertising and marketing costs, website enhancements, and conferences for our sales and marketing staff.

General and administrative expenses. General and administrative (“G&A”) expenses consist primarily of personnel costs for our administrative, human resources, finance and accounting employees, and executives. General and administrative expenses also include contract labor and consulting costs, travel-related expenses, legal, auditing and other professional fees, rent and facilities costs, repairs and maintenance, and general corporate expenses.

Depreciation and amortization expense. Depreciation and amortization expense is comprised of depreciation expense related to property and equipment, amortization expense related to leasehold improvements, and amortization expense related to identifiable intangible assets.

Other income. Other income relates to the PPP loan forgiven in January 2022 by the SBA, as well as excess warrant fair value and change in fair value of warrant liability.

Restatement of March 31, 2022 Financial Statements

As described in Note 2, “Restatement of Consolidated Financial Statement,” in Item 1 of Part 1 of Amendment No. 1 to our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, originally filed with the SEC on May 16, 2022 and such Amendment No. 1 filed on November 25, 2022 (the “10-Q/A”), we determined it was necessary to restate our financial statements for the three months ended March 31, 2022.

The restatement of the previously filed financial statements was due to our management (with the concurrence of the Audit Committee of our Board of Directors) determining that our existing revenue recognition policy was not consistent with the guidance in ASC 606. After analyzing our contracts using the five-step process in ASC 606, we have determined that for VIP enrollment contracts, it is necessary for us to separately identify the performance obligations and recognize the revenue as the performance obligations are satisfied over the customer life as applicable. We identified a material weakness related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately for the revenue recognition issue described above and for those items which we had previously identified in Part II, Item 9A of our Form 10-K for the fiscal year ended December 31, 2022.

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Results of Operations

Comparison of the three months and nine months ended September 30, 2024 and 2023

Our unaudited consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023 are presented below (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Revenue
Product revenue	$1,958	$1,466	$492	$5,608	$4,783	$825
Service revenue	1,902	1,835	67	5,725	5,770	(45)
Total revenue	3,860	3,301	559	11,333	10,553	780

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,526	1,554	(28)	4,411	4,371	40
Gross profit	2,334	1,747	587	6,922	6,182	740
Gross profit %	60%	53%		61%	59%

Operating expenses
General and administrative	4,487	4,596	(109)	13,531	17,012	(3,481)
Sales and marketing	346	641	(295)	1,319	1,861	(542)
Depreciation and amortization	146	150	(4)	437	472	(35)

Operating loss	(2,645)	(3,640)	995	(8,365)	(13,163)	4,798

Non-operating income (expense)
Other expense	(18)	(53)	35	(42)	(198)	156
Excess warrant fair value	-	-	-	-	(6,453)	6,453
Change in fair value of warrant liability, net of issuance costs of $645	-	1,600	(1,600)	-	10,362	(10,362)
Other income	47	-	47	98	128	(30)

Net loss	$(2,616)	$(2,093)	$(523)	$(8,309)	$(9,324)	$1,015

Comparison of the three months ended September 30, 2024 and 2023

Revenue

Revenue increased by approximately $0.6 million, or 17%, to approximately $3.9 million for the three months ended September 30, 2024 compared to $3.3 million for the three months ended September 30, 2023. The increase in total revenue during the third quarter of 2024 due to an increase of approximately $0.5 million in product revenue due to higher product sales and an increase of approximately $0.1 million in service revenue. The increase in product revenue is attributable to an increase of approximately $0.4 million in appliances sales and approximately $0.1 million in guide sales to existing VIPs. The increase in service revenue is attributable to an increase of approximately $0.2 million in sponsorship, seminar and other service revenue, offset by a decrease of $0.1 in VIP enrollments and Myofunctional therapy revenues. Lastly, BIS and sleep testing services revenue remained flat for the three months ended September 30, 2024 and 2023.

During the three months ended September 30, 2024, we enrolled 5 VIPs and recognized VIP enrollment revenue of approximately $0.9 million, a decrease of approximately 6% in enrollment revenue, compared to the three months ended September 30, 2023, when we enrolled 29 VIPs for a total of approximately $1.0 million in revenue. Revenue decrease in the third quarter of 2024 was impacted by a reduction in VIP enrollments due to a change in sales strategy and focus toward sleep center affiliations, offset by a higher incidence of breakage in contracts. This accelerated revenue recognition on several contracts for VIPs who did not complete their training during the first 90 days of their enrollment. Approximately $0.5 million in revenue was attributable to breakage during the three months ended September 30, 2024, when compared to approximately $0.3 million during the three months ended September 30, 2023.

For the three months ended September 30, 2024, we sold 1,954 oral appliance arches for a total of approximately $2.0 million, a 34% increase in revenue from the three months ended September 30, 2023, when we sold 1,809 oral appliance arches for a total of approximately $1.5 million. The increase in revenue is directly attributable to an 83% decrease in discounts for such appliances, offered during the same period, with less than $0.1 million in discounts offered during the three months ended September 30, 2024 when compared to approximately $0.2 million during the three months ended September 30, 2024.

Cost of Sales and Gross Profit

Cost of sales remained relatively constant with a decrease of less than $0.1 million or 2% at approximately $1.5 million for the three months ended September 30, 2024, compared $1.6 million for the three months ended September 30, 2023. This was primarily related to $0.1 million decrease in sleep testing reporting and $0.1 million decrease in VIP training related costs, due to lower enrollments and fewer training sessions scheduled during the period.

For the three months ended September 30, 2024, gross profit increased by approximately $0.6 million to $2.3 million. This increase was attributable to an increase in revenue of approximately $0.6 million. Gross margin increased to 60% for the three months ended September 30, 2024, compared to 53% for the three months ended September 30, 2023, due primarily to the revenue increase.

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General and Administrative Expenses

General and administrative expenses decreased approximately $0.1 million, or approximately 2%, to approximately $4.5 million for the three months ended September 30, 2024, as compared to $4.6 million for the three months ended September 30, 2023. The primary driver of this decrease was $0.1 million in employee compensation, including salaries and benefits, paid time off, stock-based compensation, and other employee-related expenses, as a result of the reduction in force implemented during the second and third quarter of 2023 and 2024. Coupled with a decrease of approximately $0.1 million in travel, meals and entertainment, and a decrease of approximately $0.1 million related to taxes, licenses and other fees. This was offset by an increase of approximately $0.2 million related to professional fees including fees for consultants and legal services.

Sales and Marketing

Sales and marketing expenses decreased by approximately $0.3 million or approximately 46%, to $0.3 million for the three months ended September 30, 2024, compared to approximately $0.6 million for the three months ended September 30, 2023. This decrease was primarily driven by lower commissions and digital media and marketing supplies.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.1 million for the three months ended September 30, 2024 and 2023. Depreciation and amortization decreased slightly during the period due to some assets being fully depreciated and a small amount of depreciable assets placed into service.

Other Income

Other income of less than $0.1 million includes interest income from financial institutions.

Excess warrant fair value and change in fair value of warrant liability, net of issuance costs

The liability for the warrants issued in the January 9, 2023 private placement totaled approximately $14.5 million which included 186,667 pre-funded warrants with a fair value of approximately $6.7 million and 266,667 additional common stock purchase warrants with a fair value of approximately $7.7 million. The difference between the fair value of the $14.5 million liability-classified warrants and the net proceeds received of approximately $8.0 million, or approximately $6.5 million, was recognized as a day-one non-operating expense. The change in fair value of the warrant liability was $1.6 million for the three months ended September 30, 2023 was driven by a decrease of 62% in the stock price or approximately $7.95 per share during the period. The derivative warrant liability was eliminated in November 2023, and as a result, no change in fair value of warrant liability was recorded in the third quarter of 2024.

Comparison of the nine months ended September 30, 2024 and 2023

Revenue

Revenue increased approximately $0.8 million, or 7%, to approximately $11.3 million for the nine months ended September 30, 2024 compared to $10.6 million for the nine months ended September 30, 2023. The increase in revenue during the nine months of 2024 due to an increase of approximately $0.8 million in product revenue due to higher product sales. The increase in product revenue is attributable to an increase of approximately $0.5 million in appliances sales, coupled with an increase of approximately $0.3 million in guide sales to existing VIPs. The decrease in service revenue is attributable to a decrease of approximately $0.2 million in Myofunctional therapy revenues followed by a decrease of approximately $0.2 million in VIP enrollment revenue. This was offset by an increase of approximately $0.3 million in sponsorship, seminar and other service revenue, and an increase of approximately $0.1 million in sleep testing services. BIS revenue remained unchanged for the nine months ended September 30, 2024 and 2023.

During the nine months ended September 30, 2024, we enrolled 87 VIPs and recognized VIP enrollment revenue of approximately $3.0 million, a decrease of approximately 6% in enrollment revenue, compared to the nine months ended September 30, 2023, when we enrolled 110 VIPs for a total of approximately $3.2 million. Revenue decrease in the first nine months of 2024 was due to changes to key inputs in our revenue recognition methodology, primarily estimated customer lives. As part of our annual process, the estimated customer lives are calculated separately for each year and was estimated to be 27 months in 2024, an increase of 17%, compared to 23 months in 2023, and an even higher increase of 50% when compared to 18 months in 2022. Estimated customer lives impacts the amortization of revenue to be spread over a longer period of time, thus decreasing the revenue that is recognized over the same period when compared to 2023. Although such adjustment to customer lives negatively impacts our revenue recognition, increasing estimated customer lives results in customers staying active for a longer period of time, thus increasing our customer retention year-over-year. Additionally, our revenue was lowered by a sales strategy shift and focus toward sleep center affiliations, coupled with lower enrollments late 2023 and all of 2024, which resulted in lower service revenue for the nine months ended September 30, 2024. This was offset by a higher incidence of breakage in contracts, this accelerated revenue recognition on several contracts for VIPs who did not complete their training during the first 90 days of their enrollment. Approximately $1.5 million in revenue was attributable to breakage during the nine months ended September 30, 2024, when compared to approximately $0.4 million during the nine months ended September 30, 2023.

For the nine months ended September 30, 2024, we sold 5,993 oral appliance arches for a total of approximately $5.6 million, a 17% increase in revenue from the nine months ended September 30, 2023, when we sold 6,261 oral appliance arches for a total of approximately $4.8 million. The increase is directly attributable to a 66% decrease in discounts offered during the same period, with less than $0.2 million in discounts offered during the nine months ended September 30, 2024 when compared to approximately $0.6 million of discounts offered during the nine months ended September 30, 2023. Refer to the section “Material Items, Trends and Risks Impacting Our Business” above for events that impacted our product sales.

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Cost of Sales and Gross Profit

Cost of sales remained relatively constant with an increase of less than $0.1 million, or 1%, at approximately $4.4 million for the nine months ended September 30, 2024, compared to slightly under $4.4 million for the nine months ended September 30, 2023. This was primarily due to $0.7 million in higher costs directly related to an increase in lab fees from our primary vendors, offset by a decrease of less than $0.3 million related to lower costs associated with the ring lease program and a decrease of slightly over $0.2 million in VIP training, and a decrease of approximately $0.2 million for inventory obsolescence expense.

For the nine months ended September 30, 2024, gross profit increased by approximately $0.7 million to $6.9 million. This increase was attributable to an increase in revenue of approximately $0.8 million offset by an increase in cost of sales of less than $0.1 million. Gross margin increased to 61% for the nine months ended September 30, 2024, compared to 59% for the nine months ended September 30, 2023.

General and Administrative Expenses

General and administrative expenses decreased by approximately $3.5 million, or approximately 20%, to approximately $13.5 million for the nine months ended September 30, 2024, as compared to $17 million for the nine months ended September 30, 2023. The primary cause of this decrease was $1.6 million in professional fees and a change in personnel and related compensation of approximately $1.1 million, including salaries and benefits, paid time off, stock-based compensation, and other employee-related expenses, as a result of the reduction in force implemented beginning with the second and third quarter of 2023 and 2024. Other cause of the decrease in general and administrative expenses included a decrease of approximately $0.2 million related to change in allowance for credit losses, a decrease of approximately $0.3 million related to insurance, a decrease of approximately $0.2 million in travel, meals and entertainment, and a decrease of approximately $0.1 million in training and education. This was offset by an increase of approximately $0.1 million in fees related to being a public company.

Sales and Marketing

Sales and marketing expenses decreased by $0.5 million or 29% to $1.3 million for the nine months ended September 30, 2024, compared to approximately $1.9 million for the nine months ended September 30, 2023. This decrease was primarily driven by lower commissions and digital media and marketing supplies.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.4 million for the nine months ended September 30, 2024 and approximately $0.5 million for the nine months ended September 30, 2023. Depreciation and amortization decreased slightly during the period due to some assets being fully depreciated and a small amount of depreciable assets placed into service.

Other Income

Other income of less than $0.1 million includes interest income from financial institutions.

Excess warrant fair value and change in fair value of warrant liability, net of issuance costs

The liability for the warrants issued in the January 9, 2023 private placement totaled approximately $14.5 million which included 186,667 pre-funded warrants with a fair value of approximately $6.7 million and 266,667 additional common stock purchase warrants with a fair value of approximately $7.7 million. The difference between the fair value of the $14.5 million liability-classified warrants and the net proceeds received of approximately $8.0 million, or approximately $6.5 million, was recognized as a day-one non-operating expense. The change in fair value of the warrant liability was approximately $10.2 million, or $9.6 million of other income net of issuance costs of $0.6 million, for the nine months ended September 30, 2023. The net impact of the private placement warrants for the nine months ended September 30, 2023 was approximately $3.9 million of other income. The derivative warrant liability was eliminated in November 2023, and as a result, no change in fair value of warrant liability was recorded nine month ended September 30, 2024.

Liquidity and Capital Resources

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including $8.3 and $9.3 million for the nine months ended September 30, 2024 and 2023, respectively, resulting in an accumulated deficit of approximately $101.4 million as of September 30, 2024.

Net cash used in operating activities amounted to approximately $9.8 and $9.2 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company had total liabilities of approximately $7.7 million.

As of September 30, 2024, we had approximately $6.3 million in cash and cash equivalents, which will not be sufficient to fund operations and strategic objectives over the next twelve months from the date of issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding our ability to continue as a going concern.

We have implemented cost savings measures that lead to reduced impact to cash used in operations. However, sales did not grow in 2023 or in the first half of 2024 as anticipated, as our product offerings and strategies continue to be refined. As such, we have raised equity capital in late 2023 and early 2024 and will be required to obtain additional financing to satisfy our cash needs and bolster our stockholders’ equity for Nasdaq compliance purposes, as management continues to work towards increasing revenue to achieve cash flow positive operations in the foreseeable future.

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Until a state of cash flow positivity is reached, management is reviewing all options to obtain additional financing to fund operations. This financing is expected to come primarily from the issuance of equity securities in order to sustain operations until we can achieve profitability and positive cash flows, if ever. We expect the SAA with Rebis to increase patient volume, drive top line revenue and lower customer acquisition costs and overhead. However, there can be no assurances that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, or that our SAA agreement will result in the patient volume and financial results within the expected timeline and we may be required to delay, significantly modify or terminate some or all of our operations, all of which could have a material adverse effect on us and our stockholders.

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Cash Flows

The following table presents a summary of our cash flow for the nine months ended September 30, 2024 and 2023 (in thousands):

	2024	2023
Net cash provided by (used in):
Operating activities	$(9,751)	$(9,198)
Investing activities	(403)	(688)
Financing activities	14,822	7,355

Net cash used in operating activities of approximately $9.8 million for the nine months ended September 30, 2024 is an increase of approximately $0.6 million compared to net cash used in operating activities of approximately $9.2 million for the nine months ended September 30, 2023. This increase is due primarily to a $1.2 million decrease in account payable for the nine months ended September 30, 2024, a decrease of $0.7 million of prepaid expenses and other assets, $0.5 million in accounts receivable, a decrease of approximately $0.5 million in contract liability, and a decrease of approximately $0.4 million in accrued expenses and other liabilities. This was offset by the absence of a 2023 unfavorable net change in the fair value of warrant liability of approximately $3.9 million.

For the nine months ended September 30, 2024, net cash used in investing activities consisted of capital expenditures for software of $0.4 million related to the development of software for internal use expected to be placed in service in 2024. This compares to net cash used in investing activities for the nine months ended September 30, 2023 of $0.7 million due to capital expenditures for internally developed software and an asset purchase.

Net cash provided by financing activities of $14.8 million for the nine months ended September 30, 2024, is attributable to proceeds of $15.7 million from the issuance of Common Stock and Warrants, net of approximately $0.9 million of professional fees and other issuance costs, in our February warrant inducement, as well as the June and September private placements. This compares to net cash used in investing financing for the nine months ended September 30, 2023 of $7.4 million, attributable to gross proceeds of $8.0 million from the issuance of Common Stock, net of approximately $0.6 million of professional fees and other issuance costs, from our private placement in January 2023.

Critical Accounting Policies Involving Management Estimates and Assumptions

Our critical accounting policies and estimates are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies Involving Management Estimates and Assumptions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended. We have reviewed and determined that those critical accounting policies and estimates remain our critical accounting policies and estimates as of and for the three and nine months ended September 30, 2024.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed in Note 1 to the accompanying condensed consolidated financial statements included in this prospecuts, we believe that the impact of recently issued standards that are not yet effective could have a material impact on our financial position or results of operations upon adoption. For additional information on recently issued accounting standards and our plans for adoption of those standards, please refer to the section titled Recent Accounting Pronouncements under Note 1 to the accompanying condensed consolidated financial statements included in this prospectus.

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Comparison of Years Ended December 31, 2023 and 2022

Our consolidated statements of operations for the years ended December 31, 2023 and 2022 are presented below (dollars in thousands):

	2023	2022	Change

Revenue
Product revenue	$6,270	$8,381	$(2,111)
Service revenue	7,531	7,643	(112)
Total revenue	13,801	16,024	(2,223)

Cost of sales (exclusive of depreciation and amortization shown separately below)	5,530	6,005	(475)
Gross profit	8,271	10,019	(1,748)
Gross profit %	60%	63%

Operating expenses
General and administrative	22,479	29,041	(6,562)
Sales and marketing	2,467	5,340	(2,873)
Depreciation and amortization	621	669	(48)

Operating loss	(17,296)	(25,031)	7,735

Non-operating income (expense)
Other expense	(212)	(190)	(22)
PPP loan forgiveness	-	1,287	(1,287)
Excess warrant fair value	(6,453)	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	10,231	-	10,231
Other income	147	89	58

Net loss	$(13,583)	$(23,845)	$10,262

Revenue

Revenue decreased approximately $2.2 million, or 14%, to approximately $13.8 million for the year ended December 31, 2023 compared to $16 million for the year ended December 31, 2022. Revenue during 2023 was impacted by a decrease of approximately $2.1 million in product revenue, coupled with a decrease of approximately $0.1 million in service revenue. The decrease in total revenue is attributable to a decrease of approximately $1.7 million in appliance sales to VIPs, followed by a decrease of approximately $0.9 million in VIP revenue, a decrease of approximately $0.4 million from our two company-owned dental centers, and a decrease of approximately $0.3 million in BIS revenue. This was offset by an increase of approximately $0.6 million from sleep testing services and devices and an increase of approximately $0.6 million in sponsorship, conference and training related revenue, respectively. Myofunctional therapy remained relatively unchanged at $0.9 million for the year ended December 31, 2023 and 2022.

During the year ended December 31, 2023, we enrolled 150 VIPs and recognized VIP revenue of approximately $3.9 million, a decrease of 19% in enrollment revenue, compared to the year ended December 31, 2022, when we enrolled 196 VIPs for a total of approximately $4.8 million. Revenue growth in 2023 was impacted by updates to key inputs in our revenue recognition methodology, primarily estimated customer lives. As part of our annual process, the estimated customer lives are calculated separately for each year and was estimated to be 23 months in 2023, an increase of 28%, compared to 18 months in 2022. This impacts the amortization of revenue to be spread over longer period of time, thus decreasing the revenue that is recognized over the same period when compared to 2022. Although this negatively impacts our revenue recognition, it is a result of customers staying active for longer period of time, thus increasing our customer retention year-over-year. Additionally, our revenue was impacted by new entry levels into the VIP program, ranging from $2,500 to $50,000 and adding an $8,000 pediatric program, which was received positively by our providers, however it results in lower revenue per contract. This coupled with lower enrollments, resulted in lower revenue for 2023.

For the year ended December 31, 2023, we sold 8,240 oral appliance arches for a total of approximately $6.1 million, a 22% decrease in revenue from the year ended December 31, 2022 when we sold 12,281 oral appliance arches for a total of approximately $7.8 million.

Cost of Sales and Gross Profit

Cost of sales decreased by approximately $0.5 million to approximately $5.5 million for the year ended December 31, 2023 compared to approximately $6.0 million for year ended December 31, 2022. This was primarily related to a decrease of approximately $0.8 million in lower costs associated with appliances driven by the lower sales explained above, and a decrease of approximately $0.3 million related to VIP training. This was offset by an increase of approximately $0.3 million due to higher costs associated with the ring lease program, and an increase of approximately $0.1 million in membership support costs.

For the year ended December 31, 2023, gross profit decreased by approximately $1.7 million to $8.3 million. This decrease was attributable to a decrease in revenue of approximately $2.2 million offset by a decrease in cost of sales of $0.6 million. Gross margin decreased to 60% for the year ended December 31, 2023, compared to 63% for the year ended December 31, 2022.

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General and Administrative Expenses

General and administrative expenses decreased approximately $6.6 million, or approximately 23%, to approximately $22.5 million for the year ended December 31, 2023, as compared to $29.0 million for the year ended December 31, 2022. The primary driver of this decrease was a change in personnel and related compensation of approximately $3.7 million, including salaries and benefits, paid time off, stock-based compensation, and other employee-related expenses, as a result of reduction in force and less stock options granted during the year. Other drivers of the decrease in general and administrative expenses included a decrease of approximately $0.9 million related to travel expenses, a decrease of approximately $0.7 million on bad debt expense, a decrease of approximately $0.5 million related to insurance, a decrease of approximately $0.4 million in professional fees, and a decrease of approximately $0.4 million related to research and development, office supplies, bank charges and merchant fees as well as equipment repairs and maintenance, offset by an increase of $0.1 million for annual meeting and proxy related fees.

Sales and Marketing

Sales and marketing expense decreased by $2.9 million to $2.5 million for the year ended December 31, 2023, compared to $5.3 million for the year ended December 31, 2022. This decrease was primarily driven by a $1.0 million decrease in commissions, as well as a $1.0 million decrease related to a reduction in website development, materials and product samples as well as print media and marketing supplies, and a decrease of $0.9 million in conventions and tradeshow expenses.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.6 and $0.7 million for the years ended December 31, 2023 and 2022, respectively. Depreciation and amortization remained constant during the period due to an immaterial amount of depreciable assets placed into service.

Other Income

PPP loan forgiveness was approximately $1.3 million for the year ended December 31, 2022. The PPP loan was forgiven by the SBA in its entirety in 2022.

Excess warrant fair value and change in fair value of warrant liability, net of issuance costs

The liability for the warrants issued in the January 9, 2023 private placement totaled approximately $14.5 million which included 186,667 pre-funded warrants with a fair value of approximately $6.7 million and 266,667 additional warrants with a fair value of approximately $7.7 million. The difference between the fair value of the $14.5 million liability-classified warrants and the net proceeds received of approximately $8.0 million, or approximately $6.5 million, was recognized as a day-one non-operating expense. The change in fair value of the warrant liability was approximately $10.8 million, or $10.2 million of other income net of issuance costs of $0.6 million, for the year ended December 31, 2023. The net impact of the private placement warrants on net loss for the year ended December 31, 2023 was approximately $3.8 million of other income.

Liquidity and Capital Resources

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including $13.6 and $23.8 million for the years ended December 31, 2023 and 2022, respectively, resulting in an accumulated deficit of approximately $93.1 million as of December 31, 2023.

Net cash used in operating activities amounted to approximately $11.9 and $19.6 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had total liabilities of approximately $10.3 million.

As of December 31, 2023, we had approximately $1.6 million in cash and cash equivalents, which will not be sufficient to fund operations and strategic objectives over the next twelve months from the date of issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding our ability to continue as a going concern. See Note 16 to the financial statements included in this prospectus for additional information regarding our financing activity following the year ended December 31, 2023.

We previously disclosed that our goal was to decrease costs and increase revenues during 2023 with the aim of becoming cash flow positive from operations by the first quarter of 2024 without the need for additional financing, if possible. We have successfully implemented cost savings measures and significantly reduced cash used in operations. However, sales have not grown during 2023 as anticipated as our product offerings and strategies are refined. As such, we now anticipate that we will be required to obtain additional financing to satisfy our cash needs, as management continues to work towards increasing revenue and achieving cash flow positive operations in the foreseeable future.

Until a state of cash flow positivity is reached, management is reviewing all options to obtain additional financing to fund operations. This financing is expected to come primarily from the issuance of equity securities in order to sustain operations until we can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, we may be required to delay, significantly modify or terminate some or all of its operations, all of which could have a material adverse effect on us and our stockholders.

reasonably likely to have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources.

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Cash Flows

The following table presents a summary of our cash flow for the years ended December 31, 2023 and 2022 (in thousands):

	2023	2022

Net cash provided by (used in):
Operating activities	$(11,946)	$(19,587)
Investing activities	(853)	(924)
Financing activities	10,923	-

Net cash used in operating activities of approximately $11.9 million for the year ended December 31, 2023 is a decrease of approximately $7.6 million compared to net cash used in operating activities of approximately $19.6 million for the year ended December 31, 2022. This decrease is due primarily to the decrease in our net loss of approximately $10.3 million, a favorable net change in the fair value of warrant liability of approximately $10.2 million, offset by day-one non-operating warrant expense of approximately $6.5 million, an increase of approximately $1.2 million for the PPP loan, an increase of approximately $1.2 million for the employee retention credit liability, an increase of approximately $0.7 million in prepaid expenses and other current assets, and a decrease of approximately $1.3 million in stock-based compensation. This was offset by a decrease of approximately $0.3 million in accounts receivable related to the MID clinics and VIP enrollments under payment plans.

For the year ended December 31, 2023, net cash used in investing activities consisted of capital expenditures for software of $0.9 million related to the development of software for internal use, expected to be placed in service in 2024, as well as a purchase of a patent portfolio in February 2023. This compares to net cash used in investing activities for the year ended December 31, 2022 of $0.9 million due to capital expenditures for internally developed software.

Net cash provided by financing activities of $10.9 million for the year ended December 31, 2023, is attributable to proceeds of $12.0 million from the issuance of Common Stock, net of approximately $1.1 million of professional fees and other issuance costs, in our private placements in January 2023 and November 2023. There was no cash used for financing activities for the year ended December 31, 2022.

Critical Accounting Policies Involving Management Estimates and Assumptions

Basis of Presentation and Consolidation

The accompanying consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries (BioModeling, First Vivos, Vivos Therapeutics (Canada) Inc., Vivos Management and Development, LLC, Vivos Del Mar Management, LLC, Vivos Modesto Management, LLC, Vivos Therapeutics DSO LLC, a Colorado limited liability company, and Vivos Airway Alliances, LLC, a Colorado limited liability company), are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company” (an “EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as a result, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGC but any such election to opt out is irrevocable. The Company currently expects to retain its status as an EGC until the year ending December 31, 2026, but this status could end sooner under certain circumstances.

Revenue Recognition

The Company generates revenue from the sale of products and services. A significant majority of the Company’s revenues are generated from enrolling dentists as either (i) Guided Growth and Development VIPs; (ii) Lifeline VIPs; (iii) combined Guided Growth and Development and Lifeline VIPs; or Premier Vivos Integrated Providers (Premier VIPs). Prior to the second quarter of 2023, the majority of VIP enrollments were Premier VIPs. The other, lower priced enrollments were piloted in prior fiscal quarters on a limited basis. They were officially adopted during the second quarter of 2023. For each VIP program, revenue is recognized when control of the products or services is transferred to customers (i.e., VIP dentists ordering such products or services for their patients) in a manner that reflects the consideration the Company expects to be entitled to in exchange for those products and services.

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Following the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and the applicable provisions of ASC Topic 842, Leases (“ASC 842”), the Company determines revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;
2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

Service Revenue

VIP Enrollment Revenue

The Company reviews its VIP enrollment contracts from a revenue recognition perspective using the 5-step method outlined above. All program enrollees, irrespective of their level of enrollment, are commonly referred to as VIPs, unless it is necessary to specify their particular program. Once it is determined that a contract exists (i.e., a VIP enrollment agreement is executed and payment is received), service revenue related to VIP enrollments is recognized when the underlying services are performed. The price of the Premier VIP enrollment that the VIP pays upon execution of the contract is significant, running at approximately $26,200, with different entry levels for the various programs described above. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by VIP customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue as performance obligations are met. Accordingly, the contract liability for unearned revenue is a significant liability for the Company. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

the Company began enrolling medical and dental professionals in a one-year program (now known as the Premier VIP Program) which includes training in a highly personalized, deep immersion workshop format which provides the Premier VIP dentist access to a team who is dedicated to creating a successful integrated practice. The key topics covered in training include case selection, clinical diagnosis, appliance design, adjunctive therapies, instructions on ordering the Company’s products, guidance on pricing, instruction on insurance reimbursement protocols and interacting with our proprietary software system and the many features on the Company’s website. The initial training and educational workshop are typically provided within the first 30 to 45 days that a VIP enrolls. Ongoing support and additional training are provided throughout the year and includes access to the Company’s proprietary Airway Intelligence Service (“AIS”) which provides the VIP with resources to help simplify the diagnostic and treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream. Following the year of training and support, a VIP may pay for seminars and training courses that meet the Provider’s needs on a subscription or a course-by-course basis.

VIP enrollment fees include multiple performance obligations which vary on a contract-by-contract basis. The performance obligations included with enrollments may include sleep apnea rings, a six or twelve months BIS subscription, a marketing package, lab credits and the right to sell our appliances. The Company allocates the transaction price of a VIP enrollment contract to each performance obligation under such contract using the relative standalone selling price method. The relative standalone price method is based on the proportion of the standalone selling price of each performance obligation to the sum of the total standalone selling prices of all the performance obligations in the contract.

The right to sell is similar to a license of intellectual property because without it the VIP cannot purchase appliances from the Company. The right to sell performance obligation includes the Vivos training and enrollment materials which prepare dentists for treating their patients using The Vivos Method.

Because the right to sell is never sold outside of VIP contracts, and VIP contracts are sold for varying prices, the Company believes that it is appropriate to estimate the standalone selling price of this performance obligation using the residual method. As such, the observable prices of other performance obligations under a VIP contract will be deducted from the contract price, with the residual being allocated to the right to sell performance obligation.

The Company uses significant judgements in revenue recognition including an estimation of customer life over which it recognizes the right to sell. The Company has determined that Premier VIPs who do not complete sessions 1 and 2 of training rarely complete training at all and fail to participate in the Premier VIP program long term. Since the beginning of the Premier VIP program, just under one-third of new VIP members fall into this category, and the revenue allocated to the right to sell for those VIPs is accelerated at the time in which it becomes remote that a VIP will continue in the program. Revenue is recognized in accordance with each individual performance obligation unless it becomes remote the VIP will continue, at which time the remainder of revenue is accelerated and recognized in the following month. Those VIPs who complete training typically remain active for a much longer period, and revenue from the right to sell for those VIPs is recognized over the estimated period of which those VIPs will remain active. Because of various factors occurring year to year, the Company has estimated customer life for each year a contract is initiated. The estimated customer lives are calculated separately for each year and have been estimated at 15 months for 2020, 14 months for 2021, 18 months for 2022, and 23 months for 2023, as a result of customers staying active for longer periods of time. The right to sell is recognized on a sum of the years’ digits method over the estimated customer life for each year as this approximates the rate of decline in VIPs purchasing behaviors we have observed.

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Other Service Revenue

In addition to VIP enrollment service revenue, in 2020 the Company launched BIS, an additional service on a monthly subscription basis, which includes the Company’s AireO2 medical billing and practice management software. Revenue for these services is recognized monthly during the month the services are rendered.

The Company also offers its VIPs the ability to provide MyoCorrect to the VIP’s patients as part of treatment with The Vivos Method. The program includes packages of treatment sessions that are sold to the VIPs, and resold to their patients. Revenue for MyoCorrect services is recognized over the 12-month performance period as therapy sessions occur.

Allocation of Revenue to Performance Obligations

The Company identifies all goods and services that are delivered separately under a sales arrangement and allocates revenue to each performance obligation based on relative fair values. These fair values approximate the prices for the relevant performance obligation that would be charged if those services were sold separately, and are recognized over the relevant service period of each performance obligation. After allocation to the performance obligations, any remainder is allocated to the right to sell under the residual method and is recognized over the estimated customer life. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue).

Treatment of Discounts and Promotions

From time to time, the Company offers various discounts to its customers. These include the following:

1)	Discount for cash paid in full
2)	Conference or trade show incentives, such as subscription enrollment into the SleepImage® home sleep test program, or free trial period for the SleepImage® lease program
3)	Negotiated concessions on annual enrollment fee
4)	Credits/rebates to be used towards future product orders such as lab rebates

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between the Company and the customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and the Company agree upon the amount of consideration that the customer will pay in exchange for the services the Company provides. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. At the end of each reporting period, the Company updates the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product Revenue

In addition to revenue from services, the Company also generates revenue from the sale of its line of oral devices and preformed guides (known as appliances or systems) to its customers, the VIP dentists. These include the DNA appliance®, mRNA appliance®, the mmRNA appliance, the Versa, the Vida, the Vida Sleep, and others. The Company expanded its product offerings in the first quarter of 2023 via the acquisition of certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC, a New York limited liability company (“AFD”). Revenue from appliance sales is recognized when control of product is transferred to the VIP in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The VIP in turn charges the VIP’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, installing the appliance and educating the patient as to its use. The Company contracts with VIPs for the sale of the appliance and is not involved in the sale of the products and services from the VIP to the VIP’s patient.

The Company’s appliances are similar to a retainer that is worn in the mouth after braces are removed. Each appliance is unique and is fitted to the patient. The Company utilizes its network of certified VIPs throughout the United States and in some non-U.S. jurisdictions to sell the appliances to their customers as well as in two dental centers that the Company operates. The Company utilizes third party contract manufacturers or labs to produce its unique, patented appliances and preformed guides. The manufacturer designated by the Company produces the appliance in strict adherence to the Company’s patents, design files, treatments, processes and procedures and under the direction and specific instruction of the Company, ships the appliance to the VIP who ordered the appliance from the Company. All of the Company’s contract manufacturers are required to follow the Company’s master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. The Company performed an analysis under ASC 606-10-55-36 through 55-40 and concluded it is the principal in the transaction and is reporting revenue gross. The Company bills the VIP the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the VIP under the direction of the Company.

In support of the VIPs using the Company’s appliances for their patients, the Company utilizes a team of trained technicians to measure, order and fit each appliance. Upon scheduling the patient (which is the Company’s customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. Revenue is recognized differently for Company owned centers than for revenue from VIPs. The Company recognizes revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

The Company offers certain dentists (known as Clinical Advisors) discounts from standard VIP pricing. This is done to help encourage Clinical Advisors, who help the VIPs with technical aspects of the Company’s products, to purchase Company products for their own practices. In addition, from time to time, the Company offers credits to incentivize VIPs to adopt the Company’s products and increase case volume within their practices. These incentives are recorded as a liability at issuance and deducted from the related product sale at the time the credit is used.

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Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on existing facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, assessing collectability on accounts receivable, the determination of customer life and breakage related to recognizing revenue for VIP contracts, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in asset acquisitions; valuation assumptions for stock options, warrants, warrant liabilities and equity instruments issued for goods or services; deferred income taxes and the related valuation allowances; and the evaluation and measurement of contingencies. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated. However, the Company has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operations will be affected.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents.

Accounts Receivable, Net

Accounts receivable represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Accounts receivable are stated at the net amount expected to be collected, using an expected credit loss methodology to determine the allowance for expected credit losses. The Company evaluates the collectability of its accounts receivable and determines the appropriate allowance for expected credit losses based on a combination of factors, including the aging of the receivables, historical collection trends, and charge-offs. When the Company is aware of a customer’s inability to meet its financial obligation, the Company may individually evaluate the related receivable to determine the allowance for expected credit losses. The Company uses specific criteria to determine uncollectible receivables to be charged-off, including bankruptcy filings, the referral of customer accounts to outside parties for collection, and the length that accounts remain past due.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 5 years. Amortization of leasehold improvements is recognized using the straight-line method over the shorter of the life of the improvement or the term of the respective leases which range between 5 and 7 years. The Company does not begin depreciating assets until assets are placed in service.

Goodwill and Intangible Assets, Net

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We test for impairment annually as of December 31. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, and no impairment was required.

Intangible assets consist of assets acquired from First Vivos and costs paid to (i) MyoCorrect, from whom the Company acquired certain assets related to its OMT service in March 2021, (ii) Lyon Management and Consulting, LLC and its affiliates (“Lyon Dental”), from whom the Company acquired certain medical billing and practice management software, licenses and contracts in April 2021 (including the software underlying AireO2) for work related to the Company’s acquired patents, intellectual property and customer contracts and (iii) AFD, from whom the Company acquired certain U.S. and international patents, trademarks, product rights, and other miscellaneous intellectual property in March 2023. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to MyoCorrect, Lyon Dental and AFD for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years.

Impairment of Long-lived Assets

We review and evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an adverse action or assessment by a regulator. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, and no impairment was required.

Equity Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to additional paid-in capital in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as expense in the period when it is determined that an offering is unsuccessful.

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Accounting for Payroll Protection Program Loan

The Company accounted for its U.S. Small Business Administration’s (“SBA”) Payroll Protection Program (“PPP”) loan as a debt instrument under ASC 470, Debt. The Company recognized the original principal balance as a financial liability with interest accrued at the contractual rate over the term of the loan. On January 21, 2022, the PPP loan received by the Company on May 8, 2020 was forgiven by the SBA in its entirety, which includes approximately $1.3 million in principal. As a result, the Company recorded a gain on the forgiveness of the loan in the quarter ended March 31, 2022 under non-operating income (expense).

Employee Retention Tax Credit

The employee retention tax credit (“ERTC”) for 2020 was established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and amended by the Taxpayer Certainty and Disaster Tax Relief Act of 2020 (the “Relief Act”). The ERTC provided for changes in the employee retention credit for 2020 and provided an additional credit for the first, second and third calendar quarters of 2021. Employers are eligible for the credit if they experienced either a full or partial suspension of operations during any calendar quarter because of governmental orders due to the COVID-19 pandemic or if they experienced a significant decline in gross receipts based on a comparison of quarterly revenue results for 2020 and/or 2021 and the corresponding quarters in 2019. The ERTC is a refundable credit that employers can claim on qualified wages paid to employees, including certain health insurance costs.

According to the Internal Revenue Service (“IRS”) Notice 2021-20, “Guidance on the Employee Retention Credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act,” the period during which there is a significant decline in gross receipts is determined by identifying the first quarter in 2020 in which the gross receipts are less than 50% of its gross receipts for the same period in 2019. The employee retention credit is available only to eligible employers. Section 2301(c)(2)(A) of the CARES Act defines the term “eligible employer” as any employer carrying on a trade or business during calendar year 2020, and, with respect to any calendar quarter, for which (1) the operation of the trade or business carried on during calendar year 2020 is fully or partially suspended due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes) due to COVID-19, or (2) such calendar quarter is within the period in which the employer had a significant decline in gross receipts, as described in section 2301(c)(2)(B) of the CARES Act. VIP dentists and potential VIPs were forced to close their offices during 2020 as a result of COVID-19. Therefore, the Company qualifies as an eligible employer under this under the CARES Act.

Section 2301(c)(3)(A)(ii) of the CARES Act also provides that if an eligible employer averaged 100 or fewer employees in 2019 (a “small eligible employer”), qualified wages are those wages paid by the eligible employer with respect to an employee during any period described in section 2301(c)(2)(A)(ii)(I) of the CARES Act (relating to a calendar quarter for which the operation of a trade or business is fully or partially suspended due to a governmental order) or during a calendar quarter within the period described in section 2301(c)(2)(A)(ii)(II) of the CARES Act (relating to a significant decline in gross receipts). The Company averaged fewer than 80 employees in 2019 and is therefore considered a small eligible employer under the CARES Act.

Healthcare plan expenses were not included in the analysis, although they are eligible if an employee has paid health insurance through their paycheck. Section 2301(c)(5)(B) of the CARES Act provides that “wages” include amounts paid by an eligible employer to provide and maintain a group health plan (as defined in section 5000(b)(1) of the Code), but only to the extent that the amounts are excluded from the gross income of employees by reason of section 106(a) of the Code. The Company pays the first $500 of healthcare insurance for each employee, which generally covers the monthly cost of their insurance. Because of this, the Company conservatively did not include any of the cost of insurance in its analysis. Additionally, PPP loan amounts were deducted from the amount of total wages paid before calculating the qualified ERTC wages. The Company applied for the ERTC using Vivos Therapeutics Inc.’s payroll, which covers 95% of its employees.

As indicated above, for 2020, companies were eligible for a credit equal to 50 percent of the first ten thousands of qualified wages paid per employee in the aggregate of each eligible quarter. Therefore, the maximum ERTC for the Company for 2020 is five thousand ($5,000) per employee. For the second and fourth quarters of 2020, the total eligible credit was limited to approximately $0.5 million.

For 2021, the ERTC was 70% of the first ten thousand qualified wages paid per employee each quarter. Accordingly, the credit was limited to approximately $0.7 million. As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for-profit business entities, the Company accounted for the ERTC by analogy to ASC 450, Contingencies. Accordingly, under ASC 450, entities would treat the ERTCs (whether received in cash or as an offset to current or future payroll taxes) as if they were gain contingencies. When applying ASC 450-30, entities would not consider the probability of complying with the terms of the ERC program but, rather, would defer any recognition in the income statement until all uncertainties are resolved and the income is “realized” or “realizable” (i.e., upon receipt of the funds or formal notice by the IRS that the company is entitled to such funds). In our case, the Company elected to follow a more conservative approach and instead of recognizing a receivable for amounts to be received when the amended tax forms were filed in 2022, it was decided to wait for the notice from IRS and cash was received. As for financial statement presentation, it is believed that either classifying the amounts as a reduction to payroll tax expense (expense off-set is however contrary to U.S. GAAP) or as other income to be acceptable with appropriate disclosure of the election made by the company. However, the IRS issued a renewed warning regarding the ERTC on March 7, 2023 urging taxpayers to carefully review the ERTC guidelines. The Company continues to evaluate additional information from the IRS, and elected to disclose the funds received as a separate line item under long-term liabilities on the balance sheet, until more information becomes available from the IRS. As a result, for the year ended December 31, 2023, approximately $1.2 million was recorded under long-term liabilities.

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expense as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

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Share-Based Compensation

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company estimates the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. The Company determines the expected price volatility based on the historical volatilities of shares of the Company’s peer group as the Company does not have a sufficient trading history for its Common Stock. Industry peers consist of several public companies in the bio-tech industry similar to the Company in size, stage of life cycle and financial leverage. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. The Company recognizes the impact of forfeitures and cancellations in the period that the forfeiture or cancellation occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation.

Research and Development

Costs related to research and development are expensed as incurred and include costs associated with research and development of new products and enhancements to existing products. Research and development costs incurred were less than $0.1 million and less than $0.2 million for the years ended December 31, 2023 and 2022, respectively. These are recorded on the statement of operations under general and administrative expense.

Leases

Operating leases are included in operating lease right-of-use (“ROU”) asset, accrued expenses, and operating lease liability - current and non-current portion in our balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, we use our incremental borrowing rate based on the information available at the lease commencement date as the rate implicit in the lease is not readily determinable. The determination of our incremental borrowing rate requires management judgment based on information available at lease commencement. The operating lease ROU assets also include adjustments for prepayments, accrued lease payments and exclude lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. Operating lease cost is recognized on a straight-line basis over the expected lease term. Lease agreements entered into after the adoption of ASC 842 that include lease and non-lease components are accounted for as a single lease component. Lease agreements with a noncancelable term of less than 12 months are not recorded on our balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, under which deferred income taxes are recognized based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. The recorded valuation allowance is based on significant estimates and judgments and if the facts and circumstances change, the valuation allowance could materially change. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for each period presented. Diluted net loss per common share is computed by giving effect to all potential shares of Common Stock, including stock options, convertible debt, Preferred Stock, and warrants, to the extent dilutive.

Warrant Accounting

The Company accounts for its warrants and financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with ASC 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liabilities and other financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using the Black-Scholes model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Recent Accounting Pronouncements

Presented below is a discussion of new accounting standards including deadlines for adoption assuming that the Company retains its designation as an EGC.

Recently Adopted Standards. The following recently issued accounting standards were adopted by the Company during the period ended December 31, 2023:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This guidance requires use of an impairment model (known as the “current expected credit losses”, or CECL model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. The Company adopted the new accounting standard on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

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BUSINESS

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

To date, our primary focus has been on expanding awareness of, and providing treatment options for OSA for and through the dental industry, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our marketing, provider outreach, and treatment programs to encompass a broader more multidisciplinary approach, with a greater emphasis on working with medical doctors and other healthcare providers beyond dentists. Now that we have established a national network of Vivos-trained dentists, we are pivoting our focus to the source of where we believe the vast majority of OSA patients are first diagnosed and treated—the medical profession (including sleep centers and doctors and dentists who offer OSA treatment) as well durable medical equipment (DME) companies who manufacture and distribute OSA therapies. See “New Marketing and Distribution Alliance Strategy” below for more information.

In this prospectus, we sometimes refer to doctors, dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to severe OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP) or oral myofunctional therapy. We call our solution The Vivos Method.

Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

○	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA, jaw repositioning and snoring in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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The November 2023 clearance of our CARE appliances for the indication described above represents the first time the FDA has ever granted an oral appliance a clearance to treat severe OSA. We believe this unprecedented decision by the FDA will generate broader acceptance throughout the medical community for our treatment options, leading to the potential for higher patient referrals and case starts as well as collaboration with medical professionals. We also believe it will enhance our value proposition to third-party distribution partners such as DME companies. This approval could also clear the way for greater reimbursement levels from medical insurance payors and Medicare. For example, in April 2024 we received the required regulatory approvals to enable Medicare reimbursement for our CARE oral medical devices.

●	Vivos oral appliances and therapies outside of CARE system include:

○	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are FDA Class I registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

○	Vivos VersaTM is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products. While we do not own this product, we are a reseller of this product.

○	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

○	Vivos Vida ™ is an FDA cleared appliance as unspecified classification for the alleviation of TMD symptoms, and aids in treating bruxism and TMJ Dysfunction. The Vivos Vida help to alleviate symptoms such as TMJ/TMD, headaches and facial muscle pain. The Vivos Vida is worn during sleep, and serves to protect the teeth and restorations from destructive forces of bruxism. It is a custom fabricated appliance, designed for patient comfort.

○	Vivos Vida Sleep ™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults. It uses the Vivos Unilateral BiteBlock Technology and is designed to advance the mandible incrementally to stabilize the patient’s oropharyngeal airway. It is highly efficient and has a sleep design which promotes space for the tongue to sit in the roof of the palate. It’s novel design decreases contact points between the maxillary and mandibular teeth that may help reduce clenching and overall bite forces that occur during sleep.

●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●	Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

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●	Adjunctive Treatment from specialty chiropractors and other healthcare providers according to a very specific set of particular integrated protocols has also proven to enhance and improve clinical outcomes using CARE and other Vivos devices.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●	Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute® (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products and services are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2023, we expanded our product portfolio by acquiring certain devices (now known as Vivos Vida, Vivos Versa and Vivos Vida Sleep) from Advanced Facialdontics, LLC. During 2024, we continued our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. Based on our direct experience with our Vivos-trained providers, approximately 53,000 VivoScore HSTs were performed during 2024. Due to the volume of home sleep test screening business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment. Based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover in their practices and labor shortages that continue to plague the dental workplace. Throughout 2024, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatment protocols. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and began to rollout in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. Based on our evaluation of the Treatment Navigator program, we have restructured the Treatment Navigator program into a monthly subscription-based model.

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Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “gold standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life, rendering long-term compliance rates low. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive treatment option for patients diagnosed with mild to severe OSA that offers cost-effective treatment featuring (i) limited treatment times; with (ii) lasting or durable effects; and (iii) the prospect of seeing a complete reversal of symptoms. Combining treatment technologies that impact the upper airway by altering the size, shape, patency and position of corresponding hard and soft tissues, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 40,000 patients treated worldwide by more than 1,850 trained dentists.

Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (or DSOs). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. As of September 30, 2023, we believe we have made important progress in penetrating this market, but as we cautioned previously, DSOs tend to move slowly when adopting new technologies or programs.

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Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe OSA. We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

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Our Treatment Alternative for OSA - The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild, moderate and severe OSA and snoring in adults. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their OSA and snoring symptoms. The primary products used in The Vivos Method are our CARE devices - the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®- each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 9 to 18 months, with 12 to 15 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated.

Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to severe OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP.

●	Cultivate Active Referral Sources Among Physicians, Sleep Specialists, Dentists and Other Healthcare Providers.

●	Drive more qualified new patients to our VIP practices and teach VIPs how to better present and close Vivos treatment via the “Boost” and “Kick-Off” programs.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment.

●	Make it easy for both dental and medical professionals to interact and do business with Vivos.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through DSO marketing and our Medical Integration Division.

●	Expand our market penetration with DME distribution agreements.

●	Invest in research and development to drive innovation and expand indications.

●	Pursue strategically adjacent markets and international opportunities.

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Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides. We are also seeking to drive appliance sales through our distribution arrangements with DMEs.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system.

●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to severe OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. Our CARE appliances are cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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Our Competitive Strengths

We believe that The Vivos Method has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry.

●	Vivos Method insurance reimbursement.

●	Body of published research and strong patient outcomes.

●	First mover advantage.

●	Differentiated products.

●	Intellectual property portfolio and research and development capabilities.

●	Extensive Training and Support Systems.

●	Targeted approach to market development.

●	Marketplace acceptance.

Sales and Marketing

Domestically, we continued our prospecting and marketing efforts to the dental community, albeit on a limited and dramatically scaled back basis, as we reposition personnel and resources over to support our new strategic marketing distribution and acquisition model. As part of our new strategic marketing distribution, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis. We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As the Company rolls out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. Third, top line revenue and profit per case are expected to rise. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatment to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case. Accordingly, we have scaled back our VIP enrollments, and as a result, our in-house direct sales personnel and have asked our Practice Advisors to assume direct sales and marketing activities. Although we have seen some encouraging benefits from these changes, we do not yet have data to support any conclusions as to the effects of these changes overall on Company revenue and profits. However, the Company believes the potential new revenue from its new model of direct marketing distribution and acquisition model will eventually replace revenue from our legacy model of VIP enrollments and we expect higher revenue and net profit.

Internationally, our efforts are primarily focused on the MENA region of the Middle East, where we have a very active international distributor, Noum, Inc.   In November 2024, we conducted our first regional training in Dubai. Since then, patient interest in the region is exceeding forecasts, and we expect to continue to support our training and distribution efforts going forward. At this time, we do not have plans to continue further international expansion and will continue to focus and deploy resources primarily in the United States.

Insurance Reimbursement

Insurance reimbursement is available across the full spectrum of Vivos appliances. Medical coverage and benefits are subject to medical necessity and payer guidelines. Although medical insurance is never a guarantee of payment, the average reimbursement seen is approximately 50% (ranging from 5% to 70%). Benefits payable are subject to deductibles and policy limitations that may vary. A verification of benefits (VOB) is generally required for all medical policies to check for validity of billable coding for oral appliance therapy (OAT) and need for pre-authorization that may be required for reimbursement. Vivos Integrated Practices (VIPs) typically remain out-of-network with commercial health insurance, but this depends on the individual practice and the commercial payer guidelines in each state. As out-of-network providers, dentists can set their own fees and balance bill the patient for the cost of care not covered by the patient’s health insurance. Although many patients pay for treatment out of pocket on a fee for service basis, the availability of health insurance coverage is an important consideration for many patients who desire treatment so that billing guidance is an important component of support provided by Vivos to VIPs.

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Our mRNA appliance® and mmRNA appliance® are custom fabricated mandibular advancement appliances indicated to treat mild to severe OSA and snoring in adults (and in the case of severe OSA, along with positive airway pressure (PAP) and/or myofunctional therapy, as needed). The mRNA and mmRNA can be billed in- and out-of-network to most commercial payers under the E0486 CPT code. The E0486 code is reimbursable by many major commercial medical payers following a medical diagnosis of OSA and adherence to payer guidelines for alternative OSA therapy. Pre-authorization may also be required for reimbursement of these appliances and the pre-authorization requirements may vary based on the payer policies and patient’s insurance coverage. As described above, the same VOB and pre-authorization/LMN process is employed in the billing practices for these appliances to navigate the pathway to payment of medical benefits.

To meet the billing requirements of CMS for custom mandibular advancement oral appliances, the mmRNA appliance® (Modified Mandibular Repositioning Nighttime Appliance) was developed based on the original design of the mRNA appliance. In August 2021 510(k) for Class II clearance from the FDA for the mmRNA appliance with indications to treat mild to moderate OSA and snoring in adults was approved. In November 2023, the mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. In December 2021, the mmRNA was accepted by the CMS Pricing, Data Analysis and Coding (“PDAC”). This acceptance places the mmRNA device on the PDAC list of oral appliances covered by and billable to Medicare, making the benefits of the mmRNA device available to millions of Medicare beneficiaries. Notwithstanding this important achievement, in general we have found the lack of inclusion on the current CMS Medicare PDAC list does not hinder market distribution or acceptance of Vivos appliances. This is due to the fact that most dentists who work with The Vivos Method are out-of-network with commercial payers and do not typically file for reimbursement under Medicare. When Medicare reimbursement is desired by Vivos providers they are typically registered with Medicare DME as a non-participating DME supplier, allowing the provider to balance bill patients like they would when billing as an out-of- network provider to commercial policies and are not limited to accepting Medicare reimbursement rates as payment in full.

We have seen an increase in the ability for reimbursement for our other FDA registered oral appliances such as the Vivos Guides for children and the DNA appliance for adults. When preauthorizing and billing the Vivos Guides and DNA appliance an undefined CPT code can be utilized only when medical necessity is present and documented properly. A dentist billing an undefined CPT code for a Class I or Class II oral appliance must proceed with caution. These preauthorization and billing requirements pertain to all valid and billable codes and must be supported with documented medical necessity reviewed by the medical director at the payor before being submitted for possible reimbursement. Pre-authorization with medical review is accomplished via a “letter of medical necessity” (LMN) used to summarize and communicate the existing medical necessity. The plan’s medical director will then review the LMN, supporting clinical documentation of dentofacial abnormalities present, CT images, co-morbidities, and any other related medical conditions diagnosed by a medical doctor.

Once authorized the OAT can be billed for benefit calculation and payment. In December 2022 the DNA appliance received 510(k) clearance with indications to treat mild to moderate OSA and snoring in adults. In November 2023, the DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. While the DNA appliance can still be pre-authorized and billed using an undefined CPT code, the newly issued 510(k) clearance for the DNA appliance allows for additional code types to be utilized when OSA is present and diagnosed by a Medical Doctor. The DNA appliance can be pre-authorized and billed using a HCPCS Code designated for use by reducing upper airway collapsibility, that is custom fabricated, without a fixed mechanical hinge. While the use of this designated HCPCS code is new there is a potential pathway for additional registrations with Vivos appliances on the PDAC list of oral appliances covered by and billable to Medicare.

In September 2024, the American Medical Association (AMA) issued new CPT Codes for billing medical insurance which apply only to Vivos CARE appliances. As previously mentioned, Vivos CARE devices were already approved for Medicare reimbursement. The new CPT Codes went into effect January 1, 2025. The Company does not yet know the level of reimbursement, if any, that commercial medical insurance payers will pay out on the new codes. However, the Company now believes it has taken all the major requisite steps in order to position the Company’s flagship CARE devices to be more consistently covered by medical insurance payers.

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Dental Insurance Coverage

Dental insurance coverage for Vivos appliances also exists. Codes for sleep apnea appliances were added to the CDT code set in 2022. Vivos appliances with indications for treatment of OSA are billable with these codes, however dental benefits for these codes are nascent at present and secondary to medical coverage. Orthodontic coverage and benefits are also available for Vivos appliances registered with indication of jaw expansion and tooth movement.

Published Research

There are several studies in the medical literature on upper airway remodeling in pathologic conditions such as asthma, chronic obstructive pulmonary disease and similar conditions. In contrast, there is a dearth of studies that have documented pneumatization and physiologic upper airway remodeling. Advances in 3D digital imaging, adjunctive treatments from chiropractic and other specialists, and applied diagnostic technologies such as rhinomanometry, combined with real-world experience in many thousands of cases, has allowed us to make further advances in the understanding of dentofacial phenomena and how to activate and optimize dentofacial development for improved airway form and function. For example, while it was believed that cranial sutures undergo closure in early adulthood, it is now thought that populations of stem cells may persist to permit continued growth and development. Using this premise, the midfacial bone volume may be increased surgically or non-surgically. Since the roof of the mouth is the floor of the nose, the volume of the nasal airway can also be increased surgically or non-surgically. Our experience continues to be that using our patented, non-surgical treatment we are able to target and evoke a resizing of the oral cavity and upper airways to address dentofacial abnormalities and/or mild to severe OSA and snoring. Using various assessment techniques, we have previously reported surface area, volumetric and functional changes of the upper airway.

Since 2009, our technology has been the subject of over 60 peer-reviewed articles in the medical, dental and orthodontic literature. While most of these papers have been small uncontrolled case series’, their results were reflected in our retrospective database review of 220 patients undergoing CARE treatment for Obstructive Sleep Apnea recently published in Sleep Medicine. Several more retrospective data sets have been presented at scientific meetings in the past year that further corroborate clinical efficacy in adult OSA, pediatric OSA, and also in adult headache severity. The results of these presentations are in various stages of medical journal submission. The results published have illustrated that CARE therapy when provided as part of the Vivos Method can provide a significant change in the severity of patients’ dentofacial abnormalities and/or mild to severe OSA and snoring (as measured by industry standard indices such as the AHI, among others), improvement in oral conditions, sleep-related quality of life, reduction in snoring, high patient compliance rates and a strong safety profile.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. Our intellectual property is important in achieving and maintaining our position in the market. We currently own five design patents that expire between 2023 through 2029 and two utility patents expiring in 2029 and 2030. We also own two Canadian patents and a European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. Our U.S. trademark portfolio consists of 14 registered marks. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment modalities are all considered proprietary trade secrets and competitive advantages with no known counterparts.

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FDA Regulatory Status

The Vivos Method offers treatment modalities that uses nonsurgical, noninvasive, and cost-effective oral appliance technology prescribed by trained dentists and medical professionals to treat dentofacial abnormalities and/or mild to severe OSA and snoring. The Vivos Method includes a customized treatment plan that may begin with a simple and easy at-home sleep apnea screening using proprietary HST technology from SleepImage. We offer three Class II devices cleared by the FDA (DNA, mRNA and mmRNA) to treat mild to severe OSA. In addition, in September 2024 the FDA granted the Vivos CARE DNA appliance® an unprecedented clearance to treat children ages 6-17 for moderate to severe OSA. In addition, we offer our own specially designed pre-formed Vivos Guides, which the FDA considers Class I orthodontic devices for tooth positioning. We also offer the Vivos Versa, and two devices that use a unilateral bite block technique, the Vivos Vida and the Vivos Vida Sleep. The regulatory status of our products is as follows:

●	A 510(k) clearance was initially granted by the FDA for our mmRNA appliance® as a Class II medical device for the treatment of jaw repositioning, snoring and mild to moderate OSA in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

●	Prior to November 2023, our mRNA appliance® had a 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

●	In December 2022, our DNA appliance® received a 510(k) clearance from the FDA as a Class II medical device for the treatment of jaw repositioning snoring and mild to moderate OSA in adults. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. During 2024, the FDA expanded the DNA’s clearance to treat children ages 6-17 for moderate to severe OSA in children with malocclusions. The DNA appliance is thus the only oral appliance in the world that has been FDA cleared to treat OSA.

●	The Vivos Guides are an FDA-registered Class I product for orthodontic tooth positioning. In October 2021, we announced that results from a peer-reviewed, published study by an independent dentist found a significant reduction of tooth decay in pediatric patients after undergoing treatment using our Vivos Guides. A second study was peer reviewed and published in 2022 showing a 97.4% resolution of nocturnal enuresis (bedwetting) in children within 60 days of starting treatment with Vivos Guides. Other papers and studies on the use of Vivos Guides have been submitted to various journals and are awaiting acceptance and publication.

●	Vivos Vida™ is an FDA cleared appliance as an unspecified classification to treat symptoms such as TMJ/TMD, headaches and facial muscle pain.

●	Vivos Vida Sleep™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults.

●	Vivos Versa™ is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults.

All of the oral appliances that comprise our CARE system (our DNA appliance®, mRNA appliance and mmRNA appliance®) are cleared by the FDA as Class II sleep appliances to treat mild to severe OSA and snoring in adults.

Manufacturing and Supply

We rely on third-party suppliers and manufacturers on a per order, or per item basis. Outsourcing manufacturing reduces our need for capital investment and reduces operational expenses. Additionally, outsourcing provides expertise and capacity necessary to scale up or down based on demand for our appliances. We select our manufacturing labs so we can ensure that our appliances are safe and effective, adhere to all applicable regulations, are of the highest quality, and meet our supply needs. We also rely on third-party carriers and freight forwarders for product shipments, including shipments to and from our manufactures’ distribution facilities and customer distribution facilities.

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During the fourth quarter of 2024, the Company opened its facility in Orem, Utah as an in-house manufacturer of Vivos products. The Company believes this move will improve profit margins and product quality while also shortening fabrication and delivery times. As of the date of this prospectus, approximately 20-30% of total appliance orders are being fulfilled by our in-house manufacturing facility.

Our Ongoing Clinical Research

We are committed to ongoing research and development, and we have and intend in the future to invest in our clinical trial work to further improve our products and clinical outcomes, increase patient acceptance and comfort and broaden the patient population that can benefit from Vivos products and technology. Currently, Vivos is sponsoring a large independent prospective pediatric trial on the clinical effects of Vivos Guides with over 150 children currently enrolled. We expect to continue to enroll children ages 3-12 in the trial up to a total potential cohort of 500 children. We currently enroll approximately 20 new children per month. We expect to submit and publish the results of this trial in 2026.

●	Daytime Nighttime Appliance (DNA) therapy for the treatment of OSA clinical trial agreement dated May 2023. The aim of this randomized clinical trial conducted with Stanford University is to investigate structural and functional effects of using the DNA appliance® in the treatment of mild to moderate OSA in adults. This study will test the hypothesis that treatment of the upper airway associated with functional improvements of sleep parameters in adults with mild to moderate OSA.

●	Treatment of Sleep Disordered Breathing (SDB) with an intraoral device in a pediatric population. Reviewed by the Western Copernicus Group Institutional Review Board (WCG IRB) as non-significant controlled clinical trials, we conducted a clinical trial to evaluate the safety and efficacy of the Vivos Guides (which in this context we call the Vivos Grow and Vivos Way appliances) to reduce sleep disordered breathing (SDB) in children, including snoring, mild to moderate OSA, and Airway Resistance Syndrome (UARS). The children ages 5-12 enrolled in this study used the Vivos Grow/Vivos Way appliance to correct orthodontic issues. The retrospective study recruited pediatric subjects who have already elected to utilize the study device for their orthodontic treatment. The study analyzed eleven (11) symptoms of SDB from questionnaire scores of forty-four (44) children ages 5 to 12 in monobloc oral appliance (MOA) treatment. Findings included immediate improvement of SDB symptoms from initial visit to the endpoint at 2 to 3 months. We found immediate improvement of SDB symptoms occurred from initial visit to the endpoint at 2 to 3 months. We also found a plateau of resolving or improvement of symptoms between the 2 to 3 months endpoint and the 4-6 months endpoint, but most profoundly, there is a high probability that 90% of children in MOA therapy with Vivos Guides will have SDB symptoms resolved or improved at the 7+ month endpoint. The most commonly observed symptoms of SDB such as snoring, mouth breathing, and bedwetting were significantly improved at the 2-to-3-month endpoint. In conclusion, with early intervention, a statistically significant impact on resolving and reducing sleep disordered breathing symptoms was achieved, ultimately improving physiological and emotional health and development of children.

●	Treatment of ADHD and other child behavioral issues. We also began a separate trial in March 2023 relating to our Vivos Guides. The purpose of the third trial was to evaluate the improvement of ADHD related symptoms in school-aged children ages 5 to 12 in treatment with Vivos Guides for SDB and establish a connection and treatment between children and behavior issues such as attention-deficit/hyperactivity disorder (known as ADHD), bed wetting, problems at school, crowded teeth that may be associated with lack of sleep and or teeth grinding with underdeveloped growth of the jaw and teeth positioning. Results of the study suggest that undiagnosed ADHD behaviors and symptoms among school-aged children in MOA treatment for sleep and breathing disorders improved in 4.2 months and were reported as resolved or rarely occurred (over 60%) within 15 months. The results emphasize the need to assess sleeping patterns in children before a confirmed diagnosis of ADHD, healthcare providers and insurers consider MOA as a treatment choice and creating the necessary collaborative bridge between mental health providers and dentistry.

We are aggressively pursuing head-to-head comparisons of (i) our DNA device versus tonsillectomy in pediatric OSA, and (ii) our DNA device vs. routine management of veterans with OSA and post-traumatic stress disorder with potential sites identified and preliminary work underway.

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We plan to submit a 510(k) application to the FDA requesting pediatric clearances and indications of use for the Vivos Guides.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the European Economic Area (“EEA”). Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification or pre-market approval (PMA). Under the FDCA, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed (for which the FDA has not required a PMA submission) prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process. The FDA has 90 days from the date of the pre-market equivalence acceptance to authorize or decline commercial distribution of the device. However, similar to the PMA process, clearance may take longer than this three-month window, as the FDA can request additional data. If the FDA resolves that the product is not substantially equivalent to a predicate device, then the device acquires a Class III designation, and a PMA must be approved before the device can be commercialized.

The Vivos Guides are registered with the FDA as Class I devices for orthodontic tooth positioning. On December 30, 2022 the FDA granted 510k clearance for the DNA appliance® to treat mild to moderate obstructive sleep apnea and snoring in adults. This approval was the first time the FDA has granted such a clearance on an oral appliance with a mechanism of action other than mandibular advancement. The mRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring, and mild-to-moderate OSA in adults. The mmRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for jaw repositioning, and for the treatment of snoring, and mild-to-moderate OSA in adults. In November 2023, our DNA, mRNA and mmRNA appliances were cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. We do not have any Class III devices.

PMA Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported a PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a new PMA application or a PMA supplement. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA application, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA application are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies us that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may require a response on such deficiencies or permit a clinical trial to proceed under a conditional approval.

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In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the quality system regulation (“QSR”), which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls or a public warning letter that could harm both our reputation and sales. Any potential consequences of off-label use of the DNA appliance are the responsibility of the treating independent dentist; however, we may face consequences related to such off-label use. See “Risk Factors- The misuse or off-label use of The Vivos Method may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.”

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMAs that have already been granted;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

In addition to all of the above, the FDA regulates and monitors manufacturers engaged in the fabrication of FDA regulated medical devices such as those offered by Vivos. Vivos intends to convert its FDA status from an FDA designated “Spec Developer” to a “Manufacturer,” and as such will become subject to a new level of regulatory compliance and oversight. The company has spent many months in preparation for this transition, including the adoption of the requisite workflow processes, documentation procedures, and other current good manufacturing practices. The company expects to be subject to a third-party inspection and readiness evaluation to gain a certification to proceed forward as a duly approved and compliant manufacturer sometime prior to the end of the first quarter of 2024.

Regulation of Medical Devices in Canada

Canada regulates the import and sale of medical devices through Health Canada (or HC). HC reviews medical devices to assess their safety, effectiveness, and quality before being authorized for sale in Canada. HC classifies medical devices into four classifications, with Class I being the lowest risk and Class IV being the highest. Class I and II devices are often cleared for sale after they are CE marked or listed on the company’s ISO certification and filed via fax-back applications for a Medical Device License (MDL). Obtaining an MDL is comparable to the FDA 510(k) process. Higher classification risk devices (Class III and IV) require filing dossiers that resemble FDA 510(k) applications. These applications can range in cost and typically take longer for approval.

Regulation of Medical Devices in Australia

Australia regulates the import and sale of medical devices through the Therapeutic Goods Administration (TGA) of Australia, a Tier 1 regulatory body. Registering a medical device with the TGA entails risk-based classification; compliance with quality, safety and performance principles; compliance with regulatory controls for manufacturing processes; listing in the Australian Register of Therapeutic Goods; and post-market vigilance programs. Australia follows the standards applied by the International Organization for Standardization (ISO) which is currently made up of 165 members/countries. Equivalent to the FDA in the United States, the TGA regulates the manufacturing and distribution of therapeutic goods in Australia.

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Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Recognizing that the federal Anti-Kickback Statute is broad and may prohibit many innocuous or beneficial arrangements within the healthcare industry, the United State Department of Health and Human Services (“DHHS”) issued regulations in July 1991, which DHHS has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Additional safe harbor provisions providing similar protections have been published intermittently since 1991. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not fall within an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business. While we are not aware of any such intentions or actions, we have only limited knowledge regarding the intentions or actions underlying those arrangements. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and, in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.

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In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from government healthcare programs, including Medicare and Medicaid. On May 20, 2009, the Fraud Enforcement Recovery Act of 2009, or FERA, was enacted, which modifies and clarifies certain provisions of the federal civil False Claims Act. In part, the FERA amends the federal civil False Claims Act such that penalties may now apply to any person, including an organization that does not contract directly with the government, who knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim paid in part by the federal government. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

HIPAA also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU Directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or Children’s Health Insurance Program (“CHIP”), for payments and other transfers of value provided by them, directly or indirectly, to physicians (including physician family members), certain other healthcare providers, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that Is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1,150,000). Manufacturers must submit reports by the 90th day of each calendar year. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. Additionally, there are criminal penalties if an entity intentionally makes false statement in such reports. With some exceptions, the information that manufacturers report is made publicly available.

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Data Privacy and Security Laws

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA, as amended by HITECH, in the United States.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information, or PHI. HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of protected health information by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit protected health information on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a covered entity, including the right to access or amend certain records containing protected health information, or to request restrictions on the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose protected health information is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information or insofar as such state laws apply to personal information that is broader in scope than protected health information as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured protected health information, or PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to DHHS, Office of Civil Rights, which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $59,522 per violation, not to exceed $1,785,651 per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of DHHS conduct periodic compliance audits of HIPAA covered entities, such as us, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks DHHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

Healthcare Reform

Economic, political and regulatory influences are continuously causing fundamental changes in the healthcare industry in the United States. In 2010, the U.S. Congress enacted and President Obama signed into law, significant reforms to the U.S. healthcare system. These reforms, contained primarily in the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and its companion act, the Health Care Education and Reconciliation Act of 2010 (collectively, the “Health Reform Laws”), significantly altered the U.S. healthcare system by authorizing, among many other things: (i) increased access to health insurance benefits for the uninsured and underinsured populations; (ii) new facilitators and providers of health insurance, as well as new health insurance purchasing access points (i.e., exchanges); (iii) incentives for certain employer groups to purchase health insurance for their employees; (iv) opportunities for subsidies to certain qualifying individuals to help defray the cost of premiums and other out-of-pocket costs associated with the purchase of health insurance, and over the longer term; and (v) mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination. In addition, certain states in which we operate are periodically considering various healthcare reform proposals.

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Since their passage in 2010, the Health Reform Laws have triggered many changes to the U.S. healthcare system, some of which took effect (e.g., the subsequently eliminated individual mandate penalty) while others have continued to be delayed and subsequently repealed (e.g., the medical device tax). The Health Reform Laws also have faced several challenges and remain subject to ongoing efforts to repeal or modify the laws. For example, President Trump issued an Executive Order 13765 (Minimizing the Economic Burden of the Patient Protection and Affordable Care Act Pending Repeal) on January 20, 2017 granting authority to certain executive departments and agencies to minimize the economic burden of the PPACA. However, President Biden revoked this Executive Order on January 28, 2021 (as part of President Biden’s Executive Order on Strengthening Medicaid and the Affordable Care Act) and directed heads of departments to “consider whether to suspend, revise, or rescind - and, as applicable, publish for notice and comment proposed rules suspending, revising, or rescinding” actions taken by the Trump Administration which may hinder the operation of the Health Reform Laws.

Nevertheless, the core tenets of the Health Reform Laws remain in effect with several exceptions. The individual mandate penalty was eliminated beginning in 2019 through the Tax Cuts and Jobs Act of 2017. In addition, on December 20, 2019, the Further Consolidated Appropriations Act, 2020 was signed into law which repealed several provisions that were included in the Health Reform Laws to pay for the increased federal spending associated with the Health Reform Laws. Specifically, Congress: (i) repealed the Medical Device Excise Tax, which imposed a 2.3% excise tax on manufacturers, producers and importers of certain medical devices; (ii) repealed the health insurance tax, which applies to most fully insured plans, beginning in 2021; and (iii) repealed the so-called Cadillac Tax, which imposed an excise tax of 40% on premiums for employer-sponsored individuals and families that exceeded a certain minimum threshold. Prior to these changes Congress had passed a short-term spending bill as part of the Continuing Appropriations Act of 2018 that delayed the implementation of these provisions and eliminated the Independent Payment Advisory Board, which was a 15- member panel of healthcare experts created by the Health Reform Laws and tasked with making annual cost-cutting recommendations for Medicare if Medicare spending exceeded a specified growth rate.

The Health Reform Laws have also been the subject of litigation. In particular, in 2019, a collection of 20 state governors and state attorneys general (subsequently two states have dropped out) filed a lawsuit against the federal government in the Northern District of Texas seeking to enjoin the entire Health Reform Laws following the elimination of the individual mandate penalty. The District Court ruled that without the penalty the individual mandate was unconstitutional and further held that all other provisions of the Health Reform Laws should be overturned as well. The U.S. Court of Appeals for the 5th Circuit affirmed the trial court’s decision; however, instead of deciding whether the rest of the PPACA must be struck down, the 5th Circuit sent the case back to the trial court for additional analysis. In March of 2020 the United States Supreme Court agreed to review the case and heard oral arguments on November 10, 2020. On June 17, 2021, the Supreme Court held that the plaintiffs lacked standing and reversed the Fifth Circuit’s judgment in respect to standing, vacated the Fifth Circuit’s judgment, and remanded the case with instructions to dismiss the case. Subsequently the Fifth Circuit vacated the judgement of the District Court in its entirety and remanded the case to the District Court with instructions to dismiss. The District Court finally dismissed the case on July 27, 2021.

In 2021 President Biden issued an Executive Order on Strengthening Medicaid and the Affordable Care Act, directing heads of departments to review and potentially revoke or revise these Trump-era actions. In light of the ongoing efforts to alter the Health Reform Laws, we are unable at this time to predict the full impact that potential changes will have on our business, including provisions in the Health Reform Laws related to Medicare payments, mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination, Medicare enrollment and claims submission requirements and revisions to other federal healthcare laws such as the federal Anti-Kickback Statute, the Stark Law and the federal False Claims Act.

We anticipate, however, that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies, and that public debate regarding these issues will continue in the future. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry, and the amount of reimbursement available from government and other payors. Any repeal or modification of the Health Reform Laws may materially adversely impact our business, financial condition, results of operations, cash flow, capital resources and liquidity. In addition, the potential proposals for alternative legislation to replace the Health Reform Laws may have an adverse impact on our business.

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Anti-Bribery and Corruption Laws

We are subject to the Foreign Corrupt Practices Act (“FCPA”). We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Human Capital Resources

As of the day of this prospectus, we had 109 full-time employees. None of our employees are represented by a union. We consider our relations with our employees to be good but we do have a Whistleblower Hotline setup for employees to confidentially report concerns. Of our current employees, approximately, four are part of finance and accounting, seven are involved in senior management, 12 in sales and marketing, three in research, development and regulatory and 83 in operations.

We value the importance of retention, growth and development of our employees and we believe we offer competitive compensation (including salary, incentive bonus, and equity) and benefits packages. We traditionally will benchmark compensation with external sources to verify positions are paid in-line with the market. Our corporate culture is built on passion - we believe in the company’s vision of ridding the world of sleep apnea and hire employees who want to share that same passion. We hold annual company-wide training courses and host regularly scheduled management meetings where management communicates notable corporate developments to be disseminated to employees, as well as periodic corporate all hands meetings. We are always looking for additional ways to diversify our workforce. We will continue to promote a work environment that is based on the fundamental principles of human dignity, equality and mutual respect. In addition, we are committed to providing a safe and healthy work environment for all of our employees. In response to the COVID-19 pandemic, we have required personal protective equipment for patient-facing employees in addition to requiring daily health questionnaires and temperature checks. Many employees work remotely, and we have limited travel as a result of the pandemic. We will continue to support our workforce during these unprecedented circumstances to ensure their safety and well-being.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Below is a description of our outstanding pending litigation matters. Litigation is subject to inherent uncertainties and an adverse result in the below described or other matters may arise from time to time that may harm our business.

On June 5, 2020, the Company filed suit against Ortho-Tain, Inc. (“Ortho-Tain”) in the United States District Court for the District of Colorado seeking relief from certain false, threatening, and defamatory statements to the Company’s business affiliate, Benco Dental (“Benco”). The Company believes such statements have interfered with its business relationship and contract with Benco, causing harm to the Company’s reputation, loss of goodwill, and unspecified monetary damages. On February 12, 2021, the Company amended its complaint to add claims for false advertising and unfair business practices, as well as additional variants of the original claims to address Ortho-Tain’s alleged false advertising campaign against the Company in the fall of 2020. The Company’s amended complaint seeks permanent injunctive relief to prevent what the Company believes are defamatory statements and interference with its business relationships by Ortho-Tain.

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The Company further seeks declaratory relief to refute the defendant’s false allegations, as well as monetary damages. Prior to filing suit, the Company worked collaboratively with legal counsel at Benco to address and resolve this matter. Such efforts were unsuccessful. On February 26, 2021, Ortho-Tain, Inc. filed a motion to dismiss the amended complaint. The Company opposed the motion. On June 21, 2022, the Tenth Circuit entered an order and judgment. Pursuant to such order, the appeal was terminated, and the case was remanded to the U.S. District Court for the District of Colorado for further proceedings. On July 13, 2022, the Clerk of Court for the Tenth Circuit transferred jurisdiction back to the District of Colorado. On February 14, 2024, the District Court of Colorado issued an order denying Ortho-Tain’s motion to dismiss after analyzing the issue of litigation privilege under the standard ordered by the Tenth Circuit. In response, Ortho-Tain filed a notice of appeal of the District Court of Colorado order on February 14, 2024. The appeal has been docketed in the Tenth Circuit, and the record has been completed. On March 5, 2024, the Company filed a motion to dismiss the appeal for lack of jurisdiction. Ortho-Tain filed its response to the motion to dismiss on March 19, 2024. The Company’s reply in support of the motion to dismiss was filed on March 26, 2024. On March 20, 2024, the Court ordered that the Company’s motion to dismiss for lack of jurisdiction would be referred to the panel of judges to be assigned to the appeal, and that no ruling on the motion to dismiss would be issued at that time. Ortho-Tain filed its opening brief on April 29, 2024. The Company filed its Answer Brief on May 29, 2024. Ortho-Tain filed its response brief on June 20, 2024. On October 31, 2024, the Tenth Circuit ordered additional briefing on two discrete issues and that briefing was filed on November 21, 2024. Oral Argument is scheduled for March 18, 2025.

On July 22, 2020, Ortho-Tain, Inc. filed a complaint in the United States District Court for the Northern District of Illinois against the Company, our Chairman and Chief Executive Officer, R. Kirk Huntsman, Benco Dental Supply Co., Dr. Brian Kraft, Dr. Ben Miraglia, and Dr. Mark Musso (the “Illinois Ortho-Tain Case”). The complaint in the Illinois Ortho-Tain Case addresses the same events as the suit the Company filed against Ortho-Tain in June 2020 as described above. The complaint in the Illinois Ortho-Tain Case alleges violation of the Lanham Act and an alleged civil conspiracy among the defendants to violate the Lanham Act by an alleged false designation of origin related to a presentation given by Dr. Brian Kraft at an event sponsored by the Company and Benco Dental.

Ortho-Tain also alleges that the actions of the defendants diverted sales from Ortho-Tain, deprived Ortho-Tain of advertising value and resulted in a loss of goodwill to Ortho-Tain. Ortho-Tain further alleges two separate breach of contract actions against Dr. Brian Kraft and Mr. Huntsman. Ortho-Tain’s allegation of breach of contract against Mr. Huntsman, relates to a Non-Disclosure Agreement entered into in October 2013 with Mr. Huntsman’s prior entity, Xenith Practices, LLC, which Non-Disclosure Agreement expired pursuant to its terms in October 2016. The Company continues to evaluate the allegations, although the Company believes they lack merit and think Ortho-Tain will be unable to establish actionable damages.

On September 9, 2020, the Company moved to dismiss the claims against it in the Illinois Ortho-Tain Case. On October 23, 2020, the Company filed a motion requesting, in the alternative, that if the case is not dismissed, it be transferred to the Colorado action described above or stayed. On May 14, 2021, the United States District Judge entered an order granting the Company’s motion to stay this case pending the outcome of a substantially similar, first-filed suit by the Company pending in the United States District Court. In light of the stay, the District Court denied, without prejudice, the Company’s pending motion to dismiss. On March 2, 2023, the District Court lifted the stay.

The Defendants renewed their motions to dismiss. On August 23, 2024, the District Court of Colorado issued its order partially granting the motions to dismiss, including dismissing Defendants Benco Dental Supply Co. and Dr. Mark Musso. Ortho-Tain subsequently sought leave to amend its Complaint to try and address the deficiencies identified by the District Court of Colorado in its August 23, 2024 order. The Defendants opposed the Motion for Leave to Amend, and, on October 9, 2024, the District Court of Colorado held a hearing to address the Motion for Leave to Amend. The District Court of Colorado denied Plaintiff’s Motion for Leave to File an Amended Complaint without Prejudice.

The Parties submitted a Joint Discovery Plan to the District Court on October 21, 2024. On October 22, 2024, the District Court ordered the parties to exchange Rule 26(a)(1) initial disclosures by November 22, 2024 and Initial Written Discovery to Be Issued by the same date, which the parties completed. The parties provided a status report to the court on January 6, 2025. The District Court set a deadline of May 16, 2025 to amend pleadings and July 30, 2025 to complete fact discovery.

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Corporate History

Formation

We were originally organized on July 7, 2016 in Wyoming as Corrective BioTechnologies, Inc. On September 6, 2016, we changed our name from Corrective BioTechnologies, Inc. to Vivos BioTechnologies, Inc. On March 2, 2018, we changed our name from Vivos BioTechnologies, Inc. to Vivos Therapeutics, Inc. During our formation in 2016, we issued an aggregate of 37,334 shares of Common Stock to a group of our founders, including Summit Capital USA (now Upeva, Inc., 26,667 shares), Regal Capital Venture Partners LLC (6,667 shares) and Thomas P. Madden (4,000 shares) at a purchase price of $0.01 per share (for an aggregate of $280 of proceeds).

Acquisition of BioModeling Solutions, Inc. and First Vivos, Inc.

In August and September 2016, we completed, by way of a share exchange, an agreement to acquire the business and operations of (1) BMS (now a wholly-owned subsidiary), which was engaged in the manufacture and sale of our patented DNA appliance® and FDA cleared mRNA appliance® (collectively with special proprietary treatment modalities that comprises The Vivos Method), and (2) First Vivos, Inc., a Texas corporation (“First Vivos”), which proposed to develop and operate a retail chain of Vivos Centers with specially trained dentists that offer The Vivos Method and corroborating physicians. In connection with the share exchange with BMS, we issued 3,333,334 shares of Common Stock to the shareholders of BMS (including, but not limited to, Dr. G. Dave Singh, our founder and former Chief Medical Officer and director, who received 3,219,705 shares) in exchange for 12,423,500 shares of BMS, which constitutes 100% ownership interest in BMS. In connection with the share exchange with First Vivos, we issued 3,333,334 shares of Common Stock to the shareholders of First Vivos (including, but not limited to, R. Kirk Huntsman, our co-founder, Chairman of the Board and Chief Executive Officer, who received 1,833,334 shares) in exchange for 5,000 shares of First Vivos, which constitutes 100% ownership interest in First Vivos.

The transaction was accounted for as a reverse acquisition and recapitalization, with BMS as the acquirer for financial reporting and accounting purposes. Upon the consummation of the acquisition, the historical financial statements of BMS became our historical financial statements and continued to be recorded at their historical carrying amounts.

Adoption of Stock and Option Award Plan

On April 18, 2019, our stockholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which 13,334 shares were reserved for future issuance for options, restricted stock awards and other equity awards. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 33,334 share of Common Stock such that, after amendment and restatement of the 2019 Plan, for a total of 46,667 shares of Common Stock available for issuance under the 2019 Plan. On September 22, 2023, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 80,000 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, 126,667 shares of Common Stock are available for issuance under the 2019 Plan. As of the date of this prospectus, awards (in the form of options) for an aggregate of 174,380 shares of Common Stock have been issued under our 2019 Plan. A total of 287 shares for issuance were retired with the approval and adoption of the 2024 Omnibus Plan (as further described below).

Approval of Transfer of Corporate Domicile and Reverse Stock Split

On April 18, 2019, our stockholders voted to authorize our board of directors to recapitalize our Common Stock by way of reverse stock split at a ratio of up to one for three. In addition, on such date, our shareholders also authorized our board of directors to transfer our corporate domicile from Wyoming to another U.S. state. Our board of directors elected not to implement the reverse stock split transfer of corporate domicile at that time.

Effective August 12, 2020, we transferred our corporate domicile and became a Delaware corporation pursuant to Section 17-16-1720 of the Wyoming Business Corporation Act and Section 265 of the Delaware General Corporation Law. As a result of the transfer of corporate domicile, each share of capital stock of Vivos Wyoming became a share of capital stock of Vivos Delaware on a one-to-one basis, and such shares shall carry the same terms in all material respects as the shares of Vivos Wyoming. The transfer of corporate domicile has heretofore been approved by the board of directors and majority shareholders of Vivos Wyoming.

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On July 30, 2020, prior to the transfer of our corporate domicile from Wyoming to Delaware, Vivos Wyoming we implemented a one-for-three reverse stock split of our outstanding Common Stock pursuant to which holders of Vivos Wyoming’s outstanding Common Stock received one share of Common Stock for every three shares of Common Stock held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in this prospectus reflect the reverse stock split.

On October 25, 2023, we effected a reverse stock split of outstanding shares of Common Stock at a ratio of 1-for-25. The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on September 22, 2023, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on October 25, 2023. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in this prospectus reflect the reverse stock split.

New Marketing and Distribution Alliance Strategy

In June 2024, we announced the execution of a strategic marketing and distribution alliance with Rebis Health Holdings, LLC (who we refer herein Rebis), an operator of multiple sleep testing and treatment centers in Colorado. This alliance, which we hope will be the first of a series of similar alliances and potential acquisitions across the country, marks an important pivot in our marketing and distribution model for our cutting-edge OSA appliances. Under the new alliance, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis.

We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As the Company rolls out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel were able to consistently close over 70% of patients into some form of Vivos treatment. These figures held relatively consistent across diverse demographic and economic patient profiles and geographies. Third, top line revenue and profit per case are expected to rise. Vivos projects that each patient who signs up for Vivos treatment represents approximately $6,000 on average to Vivos top line revenue, with contribution margins of up to 50%. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatment to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case.

The Rebis strategic alliance was announced alongside a $7.5 million equity private placement by us with an affiliate of New Seneca Partners, Inc. (who we refer herein as Seneca). The new marketing and distribution strategic alliance is based on a profit-sharing model between us and Rebis. Subject to certain conditions, Seneca will participate in our net cash flow allocation from the alliance up to an agreed-upon amount as partial consideration for the management advisory services Seneca is providing to us.

January 2023 Private Placement

On January 9, 2023, we closed a private placement (the “January 2023 Private Placement”) with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of our common stock (“Common Stock”), $0.0001 par value, and pre-funded warrant to purchase one share of our Common Stock, and common stock purchase warrants to purchase our Common Stock (each, a “January 2023 Warrant”). In connection with the January 2023 Private Placement, we issued 80,000 shares of Common Stock, pre-funded warrants to purchase up to an aggregate of 186,666 shares of Common Stock and the January 2023 Warrant to purchase up to an aggregate of 266,667 shares of Common Stock (the January 2023 Warrant was amended in November 2023 as described below). The purchase price per share and associated January 2023 Warrant was $30.00, and the purchase price per pre-funded warrant and associated January 2023 Warrant was $29.9998.

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November 2023 Private Placement

On October 30, 2023 we entered into a securities purchase agreement with the same institutional investor pursuant to which we sold an aggregate of $4,000,003.44 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The private placement closed on November 2, 2023. After deducting the placement agent fees and estimated offering expenses, we received net proceeds of approximately $3.5 million. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

As part of the November 2023 private placement, we agreed with the investor to amend the January 2023 Warrant to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extended the expiration date of the January 2023 Warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

February 2024 Warrant Exercise Transaction

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant issued in November 2023 at a reduced exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to us of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the SEC on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor the two Inducement Warrants in a new private placement transaction. The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. The Inducement Transaction closed on February 20, 2024.

June 2024 Private Placement and Management Services Agreement with Seneca

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

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The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

Management Services Agreement with V-CO

Also on June 10, 2024, our company, Airway Integrated Management Company, LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (or “AIM”), and V-CO entered into a management services agreement (which we refer to herein as the “MSA”). Pursuant to the MSA, V-CO will provide certain management, consulting, and advisory services to us related to our new strategic marketing and distribution alliance with Rebis Health Partners, LLC (which we refer to as the strategic alliance).

The term of the MSA commences on the effective date of the agreement and continues until the later of (i) June 10, 2027 or (ii) such time as V-CO has received two (2) times its original investment in the private placement we closed with V-CO. The MSA will automatically renew for additional terms of one (1) year unless any party sooner terminates the agreement in accordance with the terms of the MSA.

During the term of the MSA, V-CO will provide to us and AIM oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative expenses of the strategic alliance, (ii) advice on strategy of the strategic alliance with a view towards maximizing the revenue and profit generated by the strategic alliance, (iii) searches for additional potential sleep center operators to form strategic alliances with, (iv) making introductions to industry contacts of V-CO and its affiliates (including Seneca) for purposes of expanding the business and opportunities of our company and the strategic alliance, and (v) performing other services as may be reasonably requested from time to time by us and agreed to by V-CO, taking into account the level of compensation for services and other engagements that V-CO and its affiliates may have.

As consideration for such management services, AIM has agreed to pay to V-CO for three (3) years a management fee equal to $37,500 per quarter, payable quarterly in arrears, with a minimum of $25,000 per quarter paid in cash and the remaining up to $12,500 per quarter paid in the form of cash or restricted shares of our Common Stock, as decided by V-CO. The value of such restricted Common Stock, if any, paid as part of the management fee will be calculated based upon the average 5-day closing price of the Common Stock ending as of the end of each applicable quarter (or, if the Common Stock is not then publicly listed, as determined in good faith by our Board of Directors using industry standard valuation metrics).

In addition to the management fee, V-CO will also receive a quarterly cash participation payment from AIM equal to an agreed upon percentage of the net positive cash flow (as determined in accordance with U.S. generally accepted accounting principles) generated by the operations of the strategic alliance and received by VSI pursuant to the strategic alliance. Such participation payment shall accrue and not be paid until our company on a consolidated basis is cash flow positive from operations, as reported in our Securities and Exchange Commission (“SEC”) filings. Such profit participation shall continue to be earned quarterly until the later of such time as (i) V-CO receives an amount equal to two (2) times its investment in the June 2024 private placement; or (ii) or June 10, 2027.

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The MSA contains customary covenants regarding confidentiality and indemnification. Under the MSA, V-CO will also assign to AIM or its affiliates V-CO’s entire right, title, and interest in any intellectual property it creates while working for or on behalf of AIM.

September 2024 Registered Direct Offering

On September 18, 2024, the Company entered into a securities purchase agreement (the “September 2024 SPA”) with certain institutional investors in connection with a registered direct offering (the “September 2024 Offering”), priced at-the-market under Nasdaq Stock Market rules, to purchase 1,363,812 shares of Common Stock at a purchase price of $3.15 per share. No common stock purchase warrants were offered or issued to investors in the September 2024 Offering.

H.C. Wainwright & Co., LLC (“HCW”), pursuant an engagement agreement with the Company, dated May 2, 2024 and amended on August 2, 2024 (as amended, the “HCW Engagement Agreement”), acted as the exclusive placement agent (the “Placement Agent”) for the September 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the September 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the September 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees.

In addition, we issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years from the commencement of sales in the September 2024 Offering.

The gross proceeds to the Company from the September 2024 Offering were approximately $4.3 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the September 2024 Offering for working capital and general corporate purposes.

The shares of the September 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the September 2024 Offering has been filed with the SEC on September 20, 2024.

The September 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the September 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 30 days following the closing of the September 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the September 2024 SPA) until one year following the closing of the September 2024 Offering, subject to certain exceptions.

Adoption of 2024 Omnibus Equity Incentive Plan

Our board of directors and shareholders adopted and approved on November 26, 2024, the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan (or the “2024 Omnibus Plan”). The 2024 Omnibus Plan automatically replaced and superseded the 2019 Plan. Under the 2024 Omnibus Plan, a total of 1,600,000 shares are available for future use. No awards are to be granted under the 2019 Plan or any other prior plan on or after the effective date of the 2024 Omnibus Plan and after the 2024 Omnibus Plan became effective any unused shares left in the 2019 Plan are to be retired. We anticipate that the 1,600,000 shares will allow the 2024 Omnibus Plan to operate for several years, although this could change based on other factors, including but not limited to merger and acquisition activity. The purpose of the 2024 Omnibus Plan is to promote the success and enhance the value of the Company by linking the personal interest of the participants to those of the Company’s stockholders by providing the participants with an incentive for outstanding performance. Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates will be eligible to participate in the 2024 Omnibus Plan. As of December 31, 2024, we had five non-employee directors, two officers, 110 employees and three consultants, although we expect that, based on our current usage, awards will be generally limited to approximately five non-employee directors, two officers ten employees, and three consultants. The 2024 Omnibus Plan provides for the grant of options to purchase shares of our Common Stock, including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”). As of December 31, 2024, awards (in the form of options) for an aggregate of 1,020,487 shares of Common Stock have been issued under our 2024 Omnibus Plan. For more information regarding the 2024 Omnibus Incentive Plan, please refer to “Description of Capital Stock - 2024 Omnibus Equity Incentive Plan.”

December 2024 Registered Direct Offering and Private Placement of the December 2024 Warrants

On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

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The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

The Company has also issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date.

The gross proceeds to the Company from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

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Emerging Growth Company Under the JOBS Act

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

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MANAGEMENT

The following table and text set forth the names and ages of our directors and executive officers as of December 31, 2024. The Board is comprised of only one class of directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years (based on information supplied by them) and an indication of directorships held by each director in other public companies subject to the reporting requirements under the Federal securities laws. During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person:

Name	Age	Position and Offices With the Company
R. Kirk Huntsman	67	Co-founder, Chairman of the Board, and Chief Executive Officer
Bradford Amman	63	Chief Financial Officer
Ralph E. Green	85	Director
Anja Krammer	57	Director
Mark F. Lindsay	61	Director
Leonard J. Sokolow	68	Director
Matthew Thompson	62	Director

The biographical information concerning the directors and executive officers listed above is set forth below.

Executive Officers

R. Kirk Huntsman is a co-founder of our company and has served as our Chief Executive Officer and a director since September 2016. In June 2020, he was elected Chairman of the Board by our board of directors. In 1995, he founded Dental One (now Dental One Partners), which, as President and Chief Executive Officer he grew to become one of the leading DSOs (dental service organizations) in the country, with over 165 practices in 15 states. After a successful sale of Dental One to MSD Capital in 2008 and subsequent merger in 2009 with Dental Care Partners, Mr. Huntsman was appointed in 2010 as Chief Executive Officer of ReachOut Healthcare America, a Morgan Stanley Private Equity portfolio company. In 2012, he founded Xenith Practices, LLC, a DSO focused on rolling up larger independent general dental offices, which were sold in 2015. From January 2014 to September 2015, Mr. Huntsman founded and served as the Chief Executive Officer of Ortho Ventures, LLC, a U.S. distributor of certain pediatric oral appliances with applications for pediatric sleep disordered breathing. Since November 2015, he has served as the Chief Executive Officer of First Vivos, Inc., which is now our wholly owned subsidiary. He was also a founding member of the Dental Group Practice Association (DGPA), now known as the Association of Dental Support Organizations (ADSO). He is the father of Todd Huntsman, Sr. Vice President, Product and Technology. He holds a BS degree in finance from Brigham Young University.

Bradford Amman has served as our Chief Financial Officer since October 2018. From January 2017 to October 2018, Mr. Amman served as the Chief Financial Officer and Chief Operations Officer of InLight Medical, a manufacturer and distributor of medical devices cleared by the FDA for increased circulation and reduced pain. Prior to InLight, from 2010 to 2017, he served as CereScan Corp.’s Chief Financial Officer. CereScan specializes in state-of-the-art functional brain imaging, utilizing a patented process, the latest generation functional imaging SPECT and PET cameras and the industry’s leading brain imaging software to assist in the diagnosis of a magnitude of brain-related conditions and disorders. Mr. Amman served as Chief Financial Officer of LifeVantage Corporation from 2006 to 2010, including during its initial public offering. Mr. Amman holds a Master of Business Administration from the University of Notre Dame and a BS in Accounting from the University of Denver.

Directors

Ralph E. Green, DDS, MBA joined our board of directors in June 2020. He has devoted more than 35 years to senior level executive positions. Since 2003, Dr. Green has served as President and CEO of his proprietary dental practice. From 2003 to 2017 he served as Vice President of Clinical Affairs for ReachOut Healthcare America, a Morgan Stanley Private Equity company focused on Arizona’s underserved children’s population. From1997 through 2002, Dr. Green was President of Zila Pharmaceuticals Inc. where he was engaged in clinical trials, patent development and regulatory approval submissions. Dr. Green has done extensive research on bone growth and oral cancer. In the mid-1980’s, Bofors Nobel-Pharma selected Dr. Green to establish the Swedish Branemark Dental Implant in America, now known as Nobel Biocare, the global leader in dental implants with several billions in sales. In 1987, Dr. Green discovered and patented a method of activating the titanium implant surface to enhance its success rate. He started his own titanium implant company, OTC America, which was acquired after 18 months by Collagen Corporation, where he served as Senior Vice President. Following his tenure at Collagen, he started his own consulting firm, Biofusion Technology. He also served as Assistant Professor in the Tufts University School of Medicine and School of Dental Medicine in the 1970’s and 1980’s. Dr. Green has served as President-elect and director of the Dental Manufacturers of America. He was honored as a fellow in the Academy of International Dentistry in Nice, France, and has been honored to be inducted into the Marquis WHO’s Who in America, 2022-2023. Dr. Green holds a DDS from the University of Iowa, an MBA from Boston University and a BA in Biology from Graceland University.

Anja Krammer joined our board of directors in June 2020. In early 2020, Ms. Krammer was appointed as the Chief Executive Officer of Turn Biotechnologies, a development stage company focused on reversing aging and age-related diseases. From 2013 through 2018, she co-founded, served as President, Secretary and a director of BioPharmX, a specialty pharmaceutical company where she led the initial public offering onto the New York Stock Exchange in 2015. Ms. Krammer served as Principal/Founder of MBI, Inc., a management consulting firm beginning in January 1998. While at MBI, Inc., Ms. Krammer also served as Vice President Global Marketing from April 2006 to August 2008 for Reliant Technologies, a venture-backed startup in aesthetic medicine. From April 2004 to April 2006, Ms. Krammer served as Sr. Director of Strategic Marketing for Medtronic Corporation. From December 2000 to September 2001, Ms. Krammer was Vice President, Solutions Marketing for Getronics Corporation, a global IT services company. From April 1999 to December 2000, Ms. Krammer served as Vice President, Indirect Channel Sales and Worldwide Industry Partnership Marketing in the Itronix Division of Acterna Corporation, an optical communications company. Ms. Krammer’s other prior roles include serving as Director of Worldwide Marketing and Communications for Tektronix Corporation in its Color Printing and Imaging Division from October 1997 to April 1999. From October 1995 to October 1997, Ms. Krammer was Director of Worldwide Sales and Marketing with KeyTronic Corporation, a computer equipment manufacturer. Ms. Krammer holds a BAIS degree with a focus on Marketing/Management from the University of South Carolina and an International Trade Certificate from the University of Paris—Sorbonne. Ms. Krammer currently serves on the Board of Directors of Turn Biotechnologies.

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Mark F. Lindsay joined our board of directors in June 2020. Since 2008, he has served as a consultant and the director of the healthcare and pharmaceuticals practices group with the Livingston Group. From February 2001 through September 2008, Mr. Lindsay was with UnitedHealth Group, one of the world’s largest healthcare companies, where he held a number of senior positions including President of the AARP Pharmacy Services Division and Vice President of Public Communications and Strategy. In 2008, he served on President Obama’s transition team. From May 1996 through January 2001, Mr. Lindsay served in President Clinton’s White House as Assistant to the President for the Office of Management and Administration. His areas of responsibility included the White House Military Office, which managed Air Force One; The White House Communications Agency; the Medical Unit and Camp David; running the White House Operations; and the Executive Office of the President’s Office of Administration, which was responsible for finance, information systems, human resources, legal/appropriations and security. Mr. Lindsay’s office was responsible for the logistics of all domestic and international Presidential travel and special air missions. President Clinton selected Mr. Lindsay to be the operational lead for the White House’s 2001 transition preparation and execution. From 1994 through 1997, Mr. Lindsay served as senior legislative aid and counsel to Congressman Louis Stokes (D-OH). He worked closely with Democrats and the Congressional Black Caucus on a number of business and economic issues. He was also a member of Senator Hillary Clinton’s Minnesota Finance Committee for her 2008 Presidential campaign. Mr. Lindsay holds a graduate degree from Macalester College in St. Paul, Minnesota; a Juris Doctorate from Case Western Reserve University School of Law; a master’s degree in international Affairs from Georgetown University; and a graduate degree from the Advanced Management program at the University of Pennsylvania’s Wharton Business School. He is a member of the District of Columbia Bar.

Leonard J. Sokolow joined our board of directors in June 2020. Since September 2023, Mr. Sokolow has served as co-Chief Executive Officer of SKYX Platforms Corp. (Nasdaq: SKYX). He had served as in independent director and board committee member of SKYX Platforms since 2015 and continues to serve as a board member of that company. From 2015 to August 2023, Mr. Sokolow served as Chief Executive Officer and President of Newbridge Financial, Inc., a financial services holding company. From 2015 to July 2022 Mr. Sokolow served as Chairman of Newbridge Securities Corporation, Newbridge Financial, Inc.’s full service broker-dealer. From August 2022 to August 2023 Mr. Sokolow served as CEO of Newbridge Securities Corporation and Newbridge Financial Services Group, Inc., Newbridge Financial, Inc.’s, full service registered investment adviser. From 2008 through 2012, he served as President and Vice Chairman of National Holdings Corporation, a publicly traded financial services company. From November 1999 until January 2008, Mr. Sokolow was Chief Executive Officer and President, and a member of the Board of Directors, of vFinance Inc., a publicly traded financial services company, which he cofounded. Mr. Sokolow was the Chairman of the Board of Directors and Chief Executive Officer of vFinance Inc. from January 2007 until July 2008, when it merged into National Holdings Corporation. From 1994 to 1998, Mr. Sokolow was founder, Chairman and Chief Executive Officer of the Americas Growth Fund Inc., a closed-end registered investment company. From 1988 until 1993, Mr. Sokolow was an Executive Vice President and the General Counsel of Applica Inc., a publicly traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick. Since June 2006, Mr. Sokolow has served on the Board of Directors of Consolidated Water Company Ltd. (Nasdaq: CWCO) and as Chairman of its Audit Committee; as well as a member of its Nominations and Corporate Governance Committee since 2011. Mr. Sokolow received his B.A. and J.D. degrees from the University of Florida and a Masters of Law in Taxation from New York University Law School and remains a Certified Public Accountant. Our Audit Committee has determined that Mr. Sokolow meets the statutory requirements to serve as an “audit committee financial expert” for Nasdaq purposes.

Matthew Thompson, M.D. joined our board of directors in June 2020. Dr. Thompson is the Executive Vice President and Chief Medical Officer of Endologix LLC. Prior to this appointment in January 2025, he served as the President and Chief Executive Officer (CEO) from 2021, leading Endologix to the successful launch of the pioneering Detour PTAB System in 2023. Before his appointment as CEO, Dr. Thompson held the position of Chief Medical Officer (CMO) at Endologix. One of his significant achievements in this role was overseeing the acquisition and integration of PQ Bypass in April 2021. He serves on the Board of Lifeseal Vascular. Previous to his tenure with Endologix LLC, Dr. Thompson was the Professor of Vascular Surgery at St George’s, University of London and Staff Surgeon in the Department of Vascular Surgery at the Heart, Vascular and Thoracic Institute, Cleveland Clinic Foundation, Ohio. Dr. Thompson trained at Cambridge, St Bartholomew’s Hospital, the University of Leicester and Adelaide. He studied corporate innovation at Stanford University, Graduate School of Business. His awards include a Hunterian Professorship, the Moynihan travelling fellowship and the gold medal for the intercollegiate examination. His named lectures include the Kinmonth Lecture (Vascular Society Great Britain and Ireland), the British Journal of Surgery Lecture (Vascular Society Great Britain and Ireland), and the Chee Song Memorial Lecture (British Society of Endovascular Therapy). He has published over 400 peer reviewed articles. His clinical interests were in the treatment of aortic disease and endovascular surgery. His research interests include health service outcome research, clinical trials, and translational investigations into aortic disease. Dr. Thompson is the editor of the Oxford Textbook of Vascular Surgery and the Oxford Handbook of Vascular Surgery. He has been the clinical director for three London-wide service reconfigurations (cardiovascular disease, major trauma, and emergency services). He was Chair of the National Specialized Commissioning Clinical Reference Group for Vascular Services. He is a founder of the British Society for Endovascular Therapy, a past Council Member of the Vascular Society, was Chairman of the Vascular Society Annual Scientific Meeting and was awarded a Lifetime Achievement Award by the Vascular Society of Great Britain and Ireland in 2017.

Except as otherwise provided by law, each director shall hold office until either their successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Officers serve at the discretion of the Board.

There are no family relationships between any of our director nominees or executive officers and any other of our director nominees or executive officers.

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Directors and Executive Officers Qualifications

Although we have not formally established any specific minimum qualifications that must be met by each of our officers, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The nominating and corporate governance committee of the Board of Directors prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board of Directors. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board of Directors members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of stockholder value appreciation through organic and acquisition growth.

Director Qualifications

R. Kirk Huntsman – Our Board believes that Mr. Huntsman’s qualifications to serve on our Board include his extensive experience in the dental industry, focusing on dental support organizations by integrating cutting-edge technology and better management practices.

Ralph E. Green, DDS, MBA – Our Board believes that Dr. Green’s qualifications to serve on our Board include his extensive experience and relationships in the dental industry, his expertise with clinical trials and executive-level experience with pharmaceutical and dental implant firms.

Anja Krammer – Our Board believes that Ms. Krammer’s qualifications to serve on our Board include her experience as a director and chief executive officer, experience with startup enterprises, her successful leadership roles in securing capital markets funding, and her experience in the pharmaceutical industry.

Mark F. Lindsay – Our Board believes that Mr. Lindsay’s qualifications to serve on our Board include his director experience and his experience in legal, governmental, regulatory and business development within the healthcare industry.

Leonard J. Sokolow – Our Board believes Mr. Sokolow’s qualifications include his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background, and that he meets the statutory requirements to be identified as an “audit committee financial expert.”

Matthew Thompson, M.D. – Our Board believes that Dr. Thompson’s qualifications to serve on our Board include his executive-level experience with a publicly-traded medical technology firm and his extensive medical background.

Director Independence

Under Nasdaq standards, a director is not “independent” unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has affirmatively determined that Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green and Mr. Sokolow are “independent directors,” and Mr. Huntsman is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our Common Stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

R. Kirk Huntsman is our Chairman of the Board as well as our Chief Executive Officer. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board. We believe that the presence of five independent members of our Board ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, the Board holds executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories: financial and product commercialization. Our Audit Committee oversees management of financial risks; our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our product offerings, growth, and strategies. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our company.

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Board of Directors Overview

Our Bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board but shall consist of at least three members. Our Board presently consists of six members. Our Board has determined five of our directors – Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green, and Mr. Sokolow – to be independent under the rules of the Nasdaq Stock Market, after taking into consideration, among other things, those transactions described under “Certain Transactions”. Mr. Huntsman serves as Chairman of the Board and is Chief Executive Officer and is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq Stock Market. The Board does not have a lead director; however, recognizing that the Board is composed almost entirely of outside directors, in addition to the Board’s strong committee system (as described more fully below), we believe this leadership structure is appropriate for the Company and allows the Board to maintain effective oversight of management. At each annual meeting of stockholders, members of our Board are elected to serve until the next annual meeting and until their successors are duly elected and qualified.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The following table sets forth the current composition of the three standing committees of our Board:

Name	Board	Audit	Compensation	Nominating and Governance
Mr. Huntsman	Chair
Mr. Green	X	X	X
Ms. Krammer	X	X		X
Mr. Lindsay	X		Chair
Mr. Sokolow (audit committee financial expert)	X	Chair		X
Mr. Thompson	X		X	Chair

Audit Committee. The Audit Committee has three members that are independent directors, including Mr. Sokolow, Ms. Krammer and Dr. Green. Mr. Sokolow serves as the chair of the Audit Committee and satisfies the definition of “audit committee financial expert”. Our Audit Committee has adopted a written charter, a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

The Board of Directors has determined that Mr. Sokolow is an “audit committee financial expert” as defined by the rules of the SEC.

Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee.

Compensation Committee. The Compensation Committee has three members that are independent directors, including Mr. Lindsay, Dr. Thompson and Dr. Green. Mr. Lindsay serves as the chair of the Compensation Committee. Our Compensation Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”).

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	review and determine our stock incentive and purchase plans;

●	oversee the evaluation of the Board of Directors and management;

●	review the independence of any compensation advisers; and

●	delegate any of its responsibilities to one or more subcommittees as it sees fit.

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Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has three members that are independent directors, including Dr. Thompson, Ms. Krammer and Mr. Sokolow. Dr. Thompson serves as the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). The functions of our Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending directors;

●	nominating board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	reviewing and determining the compensation arrangements for directors;

●	overseeing the evaluation of our board of directors and its committees and management; and

●	overseeing our compliance with applicable medical, medical regulator, and healthcare laws and regulations.

All members of our Nominating and Corporate Governance Committee are independent under the listing standards of the Nasdaq Stock Market.

Number of Meetings

During the fiscal year ended December 31, 2024, our Board of Directors met seven times, the audit committee met five times, the compensation committee met seven times, and the nominating and corporate governance committee did not meet. In the fiscal year ended December 31, 2024, our directors attended 97% of the meetings of the Board and committees on which he or she served as a member.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. At each of these meetings and, in her absence, the independent directors in attendance determine which member will preside at such session.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings. All of our directors attended our 2024 virtual annual meeting of stockholders held on November 26, 2024.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee at any time, has been one of our officers or employees, or, during the last fiscal year, was a participant in a related-party transaction that is required to be disclosed. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available at our website at www.vivos.com (click “Investor Relations” and “Governance”). We expect that any amendments to the code, or any waivers of its requirement, will be disclosed on our website.

Insider Trading Policy

In March 2023, our Board of Directors adopted a revised Insider Trading Policy for our company principally to reflect changes to SEC Rule 10b5-1 which went into effect in February 2023. Among other customary provisions, our Insider Trading Policy provides for pre-clearance by our Chief Financial Officer of any purchases or sales of our securities by officers, directors or employees of our company and specifies “trading windows” in which purchases and sales of our securities by such persons are permitted (provided such persons are not then in possession of material non-public information regarding or relating to our company).

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Compensation Recovery Policy

On December 1, 2023, our Board of Directors adopted a policy (commonly known as a “clawback” policy) which provides for the recovery of erroneously awarded incentive compensation to certain of our officers in the event that we are required to prepare an accounting restatement due to material noncompliance by us with any financial reporting requirements under the federal securities laws. This policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, related rules and the listing standards of Nasdaq Stock Market or any other securities exchange on which our shares are listed in the future. The policy is administered by our Board of Directors or, if so designated by the Board of Directors, the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

The individuals covered by this policy (the “Covered Executives”) are any current or former employee who is or was identified as our president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of our subsidiaries or affiliates) who performs similar policy-making functions for us.

The policy covers our recoupment of “Incentive Compensation” (as defined in the policy) received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation. In the event we are required to prepare an accounting restatement, the policy requires us to recover, reasonably promptly, any excess incentive compensation (as determined by our Board of Directors or Compensation Committee) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which we are required to prepare such accounting restatement.

The foregoing description of our Compensation Recovery Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of such policy, a copy of which is filed as an exhibit to this prospectus and is incorporated herein by reference.

Communications with the Board

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors, or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. The Secretary will forward the communication to the appropriate director or directors as appropriate.

EXECUTIVE COMPENSATION

The following summary compensation table provides information regarding the compensation paid during our fiscal years ended December 31, 2024 and 2023 to our Chief Executive Officer (principal executive officer), and our Chief Financial Officer (principal accounting officer). We refer to these individuals as our “named executive officers”, or “NEOs”.

Name and Position	Year	Salary	Bonus	Stock Award	Option Award		Non-Equity Incentive Compensation		Non-Qualified Deferred Compensation		All Other Compensation		Total

R. Kirk Huntsman (1)	2024	$408,700	$-	$-	$801,578	(4)	$77,695	(5)	$-	(6)	$18,933	(7)	$1,306,906
Chief Executive Officer	2023	373,487	-	$-	-	(4)	-	(5)	$175,543	(6)	18,765	(7)	$567,794

Bradford Amman (2)	2024	$267,637	$-	$-	$390,824	(4)	$26,365	(5)	$-	(6)	$21,952	(7)	$705,919
Chief Financial Officer	2023	253,656	$-	$-	-	(4)	-	(5)	$64,513	(6)	21,952	(7)	$340,121

(1)	Mr. Huntsman has served as Chief Executive Officer of our company since September 2016. Since November 2015, Mr. Kirk Huntsman served as Chief Executive Officer of First Vivos, Inc., a wholly owned subsidiary of our company, which we acquired in August 2016.

(2)	Mr. Amman joined our company as Chief Financial Officer in October 2018.

(3)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2024 and 2023.

(4)	Represents annual incentive compensation in accordance with terms of individual employment agreement.

(5)	Represents deferred compensation for salary and incentive compensation in accordance with terms of individual employment agreement.

(6)	Company contributions towards health insurance premiums in 2024 and 2023.

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Executive Employment Agreements

Amended and Restated CEO and CFO Employment Agreements

On September 7, 2024, the Board, with the recommendation of the Compensation Committee and with reference to data provided by a third-party compensation consultant, reviewed and approved amended and restated employment agreements for each of R. Kirk Huntsman, the Company’s Chief Executive Officer, and Bradford Amman, the Company’s Chief Financial Officer, Secretary and Treasurer that will take effect on January 1, 2025 (collectively, the “Amended Employment Agreements”). The Amended Employment Agreements supersede and replace in their entirety each of Mr. Huntsman’s and Mr. Amman’s Employment Agreements with the Company, dated October 8, 2020. The capitalized terms used below will have the meanings set forth in the Amendment Employment Agreements unless otherwise defined herein.

Description of the Amended Employment Agreements

The Amended Employment Agreements provides Mr. Huntsman and Mr. Amman, respectively, for: (i) a base salary of $450,000 and $320,000, an increase from $389,595 and $259,648, respectively (ii) a target annual cash incentive compensation bonus equal to 75% and 50% of their respective base salary, payable semi-annually; (iii) Mr. Huntsman and Mr. Amman continued participation in the Company’s long-term equity compensation programs with anticipated future grants having a grant date value that does not exceed 150% and 100% of their respective base salary; and (iv) participation in the Company’s standard employee benefit plans and programs available to the Company’s executives.

The Amended Employment Agreements also provides for certain severance benefits in the event that Mr. Huntsman’s or Mr. Amman’s employment is terminated by the Company other than for Cause (as defined therein), Disability (as defined therein) or death, or if Mr. Huntsman or Mr. Amman resigns for Good Reason (as defined therein).

●	In the event of a termination other than for Cause or for Good Reason, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) a cash severance payment equal to 12 months of Mr. Huntsman or Mr. Amman then Base Salary (the “Base Salary Severance”); (iii) a lump cash payment equal to 12 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date; and (iv) all of Mr. Huntsman’s or Mr. Amman’s outstanding equity awards that are not yet vested shall vest in full.

●	In the event Mr. Huntsman or Mr. Amman dies or becomes Disabled, Mr. Huntsman or Mr. Amman or his respective estate (subject to Mr. Huntsman’s or Mr. Amman’s execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance but it shall be reduced from 12 to 6 months; (iii) a lump cash payment equal to 6 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date; and (iv) all of Mr. Huntsman or Mr. Amman’s outstanding equity awards that are not yet vested shall vest in full.

The Amended Employment Agreements also provides for certain severance benefits in the event of a Change in Control (as defined therein).

●	In the event of a Change In Control, and notwithstanding the fact that Mr. Huntsman or Mr. Amman may continue to provide services from and after the Change In Control, on the date of a Change In Control, all of Executive’s outstanding equity awards that are not yet vested shall vest in full.

●	In the event of a termination other than for Cause or for Good Reason during the 12 month period following the Change in Control, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance but it shall be increased to 24 months; and (iii) a lump cash payment equal to 24 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date.

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The Amended Employment Agreements include standard restrictive covenant precluding both Mr. Huntsman or Mr. Amman from engaging in competitive activities for 24 months following their respective termination of employment for any reason.

Mr. Huntsman will not receive any additional compensation for his service as a member of the Board.

Both Mr. Huntsman and Mr. Amman will also enter into the Company’s new standard form of Employee Confidential Information and Invention Assignment Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

			Number of Securities Underlying		Option	Option
	Grant		Unexercised Options		Exercise	Expiration
Name	Date		Exercisable	Unexercisable	Price	Date

R. Kirk Huntsman:
	6 /16/21	(2)	4,000	1,000	$141.00	6/16/26
	2 /25/22	(2)	4,000	1,000	$81.75	2/25/27
	12 /23/22	(1)	13,333	-	$12.00	12/23/27
	12 /23/22	(2)	3,600	2,400	$12.00	12/23/27
	6/20/24	(2)	4,000	16,000	$2.38	6/20/29
	9/7/24	(3)	-	315,421	$2.64	9/7/34

Total for Mr. Huntsman			28,933	335,821

Bradford Amman:
	3 /12/21	(2)	4,000	-	$187.50	3/12/26
	8 /31/21	(2)	1,600	400	$131.50	8/31/26
	2 /25/22	(2)	1,600	400	$81.75	2/25/27
	12 /23/22	(2)	4,800	3,200	$11.93	12/23/27
	6/20/24	(2)	3,000	12,000	$2.38	6/20/29
	9/7/24	(3)	-	149,533	$2.64	9/7/34

Total for Mr. Amman			15,000	165,533

(1)	Stock option grant is fully vested on the grant date.
(2)	Stock option grant vests 20% on the grant date and 20% on each successive anniversary through the following four years.
(3)	Stock option grant vests and becomes exercisable in three installments subject to achievement of the following three performance metrics: (1) quarter over quarter revenue growth of at least 15% over the same prior year quarter, (2) total stockholder return from date of grant, and (3) positive cash flow for two consecutive quarters.

Director Compensation Generally

Prior to our initial public offering in late 2020, our directors did not received compensation for their service except for option grants. Following our initial public offering, we adopted a new director compensation program recommended by our nominating and corporate governance committee pursuant to which we make equity-plan based awards to the directors and (i) each of our non-employee directors receive $48,000 cash compensation annually; (ii) chairs of our committees receive $10,000 cash compensation annually; and (iii) members of our committees receive $5,000 cash compensation annually. No additional compensation will be provided for attending committee meetings. Our nominating and corporate governance committee will continue to review and make recommendations to the Board regarding compensation of directors, including equity-based plans. We reimburse our non-employee directors for reasonable travel expenses incurred in attending Board and committee meetings.

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Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid In Cash	Stock Awards $	Option Awards $ (6)	Total

Leonard J. Sokolow (1)	$63,000	$-	$7,840	$70,840
Matthew Thompson, M.D. (2)	$63,000	$-	$7,840	$70,840
Mark F. Lindsay (3)	$58,000	$-	$7,840	$65,840
Anja Krammer (4)	$58,000	$-	$7,840	$65,840
Ralph E. Green, DDS, MBA (5)	$58,000	$-	$7,840	$65,840

(1)	Mr. Sokolow commenced service as a member of the Board on June 19, 2020.

(2)	Mr. Thompson commenced service as a member of the Board on June 19, 2020.

(3)	Mr. Lindsay commenced service as a member of the Board on June 19, 2020.

(4)	Ms. Krammer commenced service as a member of the Board on June 19, 2020.

(5)	Mr. Green commenced service as a member of the Board on June 19, 2020.

(6)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2023.

Equity Compensation Plan Information

The following table summarizes the outstanding number of awards granted under the 2017 Plan, the 2019 Plan and the 2024 Omnibus Plan as of December 31, 2024.

Plan category:	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)
Equity compensation plans approved by stockholders
2017 Plan (1)	53,333	$—	—
2019 Plan (2)	174,380	$—	—
2024 Omnibus Plan (3)	1,600,000	$—	579,513
Total	1,827,713	$57.35	579,513

(1)	The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 53,333 shares for issuance under the 2017 Plan.

(2)	The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 174,380 shares for issuance out of which 10,000 shares have been exercised under the 2019 Plan. A total of 287 shares for issuance were retired with the approval and adoption of the 2024 Omnibus Plan.

(3)	The 2024 Omnibus Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 1,600,00 shares for issuance under the 2024 Omnibus Plan.

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2017 Stock Option and Stock Issuance Plan

The 2017 Stock Option and Stock Issuance Plan (or the “2017 Plan”) is intended to promote the interests of our company by providing eligible persons in our employment or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employment or service.

Individuals eligible to participate in the 2017 Plan are as follows:

1.	employees (3 eligible employees),

2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board, as plan administrator, or a committee solely of two or more directors, has broad authority to administer the 2017 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2017 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2017 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2017 Plan shall not exceed 53,333 shares. The shares of Common Stock underlying the 2017 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

Awards under the 2017 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2017 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

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The exercise price per share of any options granted under the 2017 Plan is fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2017 Plan) per share of Common Stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any Common Stock issued under the 2017 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2017 Plan and any outstanding award, as well as the exercise or purchase price of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s Common Stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

The shares subject to each option outstanding under the 2017 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

Our Board of Directors has complete and exclusive power and authority to amend or modify the 2017 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2017 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

Amended and Restated 2019 Stock Option and Stock Issuance Plan

The Amended and Restated 2019 Stock Option and Stock Issuance Plan (or the “2019 Plan”) is intended to promote the interests of our company by providing eligible persons in our employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employ or service.

Individuals eligible to participate in the 2019 Plan are as follows:

1.	employees,

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2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board of Directors, as plan administrator, or a committee solely of two or more directors has broad authority to administer the 2019 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuance issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each such option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2019 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2019 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2019 Plan shall not exceed 174,667 shares. The shares of Common Stock underlying the 2019 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

Awards under the 2019 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2019 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

The exercise price per share shall of any options granted under the 2019 Plan be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2019 Plan) per share of Common Stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any Common Stock issued under the 2019 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2019 Plan and any outstanding award, as well as the exercise or purchase prices of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s Common Stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights will automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

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The shares subject to each option outstanding under the 2019 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

The Board of Directors has complete and exclusive power and authority to amend or modify the 2019 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2019 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

2024 Omnibus Plan Summary

Purpose. The purpose of the 2024 Omnibus Plan is to promote the success and enhance the value of the Company by linking the personal interest of the participants to those of the Company’s stockholders by providing the participants with an incentive for outstanding performance.

Eligible Participants. Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates will be eligible to participate in the 2024 Omnibus Plan. As of October 4, 2024, we had five non-employee directors, two officers, 105 employees and three consultants, although we expect that, based on our current usage, awards will be generally limited to approximately five non-employee directors, two officers ten employees, and three consultants.

Effective Date. The 2024 Omnibus Plan will remain in effect until it expires 10 years thereafter or, if sooner, is terminated by the Board.

Types of Awards. The 2024 Omnibus Plan provides for the grant of options to purchase shares of our Common Stock, including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”).

Administration. The 2024 Omnibus Plan shall be administered by the Compensation Committee of the Board or, with respect to non-employee directors, the Board. The Compensation Committee shall consist of 2 or more individuals, each of whom qualifies as: (a) a “non-employee director” as defined in Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act; and (b) “independent” for purposes of the Nasdaq Listing Rules (or rules of any other exchange upon which the Stock is then traded), in each case, as each such rule or regulation is in effect from time to time. All references in the 2024 Omnibus Plan to the “Compensation Committee” shall be, as applicable, to the Board or the Compensation Committee. The Compensation Committee has board power and authority to administer the 2024 Omnibus Plan including, without limitation, to interpret the terms of, and determine any matter arising pursuant to, the 2024 Omnibus Plan or any award agreement, to correct any defects and reconcile any inconsistencies in the 2024 Omnibus Plan or any award agreement, and to make all other decisions or determinations that may be required pursuant to the 2024 Omnibus Plan or an award agreement.

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Share Reserve. Subject to adjustment as provided below, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the 2024 Omnibus Plan will be 1,600,000 shares of Common Stock (the “Share Pool”). No awards will be granted under the 2019 Plan or any other prior plan on or after the effective date of the 2024 Omnibus Plan. Shares of Common Stock granted under the 2024 Omnibus Plan will consist, in whole or in part, of authorized and unissued Common Stock or of treasury Common Stock or of Common Stock purchased on the open market.

Solely for purposes of counting the number of shares of Common Stock available for grant under the 2024 Omnibus Plan, the following share counting rules shall apply:

●	Each share of Common Stock that is subject to an Award granted under 2024 Omnibus Plan shall reduce the Share Pool by one (1) shares of Common Stock. If the shares of Common Stock are not delivered in connection with any Award because the Award is settled in cash rather than in Common Stock, no Common Stock shall be counted against the Share Pool.

●	If, after the effective date, any Award granted under the 2024 Omnibus Plan is forfeited or otherwise expires, terminates or is canceled or forfeited without the delivery of all Common Stock subject thereto, or is settled other than wholly by delivery of Common Stock (including cash settlement), then, the number of shares of Common Stock subject to such Award shall be added to the Share Pool as one (1) Common Stock.

●	The following shares of Common Stock shall not be added to the Share Pool upon the occurrence of any of the following: (a) Common Stock tendered or withheld by the Company in payment of the exercise price of an option Award under the 2024 Omnibus Plan; (b) Common Stock tendered or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under the 2024 Omnibus Plan; (c) Common Stock subject to a SAR under the 2024 Omnibus Plan that are not issued in connection with its stock settlement on exercise thereof; and (d) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the 2024 Omnibus Plan.

Other Plan Limits. The maximum aggregate number of shares of Common Stock in the Share Pool that may be issued pursuant to ISOs is 1,600,000 (the “ISO limit”).

Limit for Non-Employee Directors. The aggregate grant date fair value of Awards (including Share-based and cash-based Awards) that may be granted under the 2024 Omnibus Plan to a non-employee director, plus the aggregate amount of all cash payments made to such non-employee director, for service as director during any fiscal year may not exceed $550,000.

Adjustments. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, rights offering, spin-off, other distribution with respect to the shares of Common Stock, any “equity restructuring” (as defined in Accounting Standards Codification 718), or any similar corporate transaction the Compensation Committee shall, to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, make a proportionate adjustment in: (a) the number and class of shares of Common Stock made available for grant; (b) the number of shares of Common Stock set forth in Section 7.2(h) of the 2024 Omnibus Plan and any other similar numeric limit expressed in the 2024 Omnibus Plan; (c) the number and class of and/or price of the Common Stock, units, or other rights subject to the then-outstanding Awards; (d) the performance targets or goals appropriate to any outstanding Awards; or (e) any other terms of an Award that are affected by the event.

Description of Awards

Stock Options. A stock option is a right to purchase Common Stock in the future at an exercise price determined by the Compensation Committee at the date of grant. Generally, the per-Share exercise price for stock options will not be less than the fair market value on the date of grant (and not less than 110% of such fair market value for ISO grants made to holders of more than 10% of the Company’s voting power). The terms and conditions of stock options (including exercise price and vesting) will be determined by the Compensation Committee subject to limits set forth in the 2024 Omnibus Plan and as set forth in the applicable award agreement. All stock options granted under the 2024 Omnibus Plan will be NQSOs unless the applicable award agreement expressly states that the stock option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an option is 10 years.

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The exercise price of a stock option will be permitted to be paid with cash or its equivalent (e.g., check) or, in the sole and plenary discretion of the Compensation Committee, in Common Stock (whether or not previously owned by the holder) having a fair market value equal to the aggregate option price for the Shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee; partly in cash and, to the extent permitted by the Compensation Committee, partly in such Common Stock or, subject to such requirements as may be imposed by the Compensation Committee, through the delivery of irrevocable instructions to a broker to sell Common Stock obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Common Stock being purchased.

SARs. A SAR is an unfunded and unsecured promise to deliver Common Stock or cash equal to the appreciation of the Fair Market Value of a Common Stock over an exercise price. The per-Common Stock exercise price of a SAR will not be less than the Fair Market Value per Common Stock on the date of grant. Each SAR will be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Compensation Committee may, in its discretion, specify in the applicable award agreement or thereafter. Upon exercise of a SAR, the holder will receive the value of the appreciation in the Common Stock subject to the SAR over the exercise price. SARs will be permitted to be settled in cash or Common Stock or a combination, as determined by the Compensation Committee. The maximum term for a SAR is 10 years.

Restricted Stock. A share of restricted stock will be an actual Common Stock granted under the 2024 Omnibus Plan that will be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the 2024 Omnibus Plan and in the applicable award agreement. The terms and conditions of restricted shares will be determined by the Compensation Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement. Restricted shares will be evidenced in such manner as the Compensation Committee may determine. Any restricted stock granted under the 2024 Omnibus Plan shall be evidenced in such manner as the Compensation Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Common Stock shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the restriction period and deposited by the holder, together with a stock power endorsed in blank, with the Company, to be held in escrow during the restriction period).

Other Stock-Based Awards (Including RSUs and Stock Grants and Stock Units and Performance Units). An other stock-based award is an equity-based or equity-related compensation Award not previously described above. Outright grants of fully vested Common Stock (whether payable in cash, equity or otherwise), performance units, restricted stock units, and dividend equivalents. The Compensation Committee will determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws. Dividends or dividend equivalents, payable in cash, shares of Common Stock, or a combination thereof, on a deferred basis, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, any dividends (including payable in connection with restricted stock) or dividend equivalents (payable in connection with awards other than options or SARs or cash-settled phantom awards) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying award and shall not be paid unless and until the underlying award is vested or earned.

Description of Other Plan Terms

Change of Control. Except as otherwise provided in an award agreement or employment agreement, upon the closing of a transaction that results in a Change of Control, then: (a) all Awards that are subject to restrictions based solely on the passage of time shall become fully vested, exercisable and all restrictions on such Awards shall lapse; and (b) any Awards that are subject to restrictions based on the attainment of Performance Goals shall immediately vest in full at the greater of the target level of performance or actual performance through the date of the closing of the Change of Control. In addition, upon, or in anticipation of, a Change of Control, the Compensation Committee may: (1) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date and give each participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (2) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change of Control transaction documents if, and only if, the participant signs (and not revoke) an equity award termination agreement and release of claims in favor of the Company.

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Amendment and Termination. With the approval of the Board, at any time and from time to time, the Compensation Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Compensation Committee shall be subject to the approval of the stockholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. Except as provided in Section 4.4 of the 2024 Omnibus Plan, neither the Board nor the Compensation Committee may, without the approval of stockholders: (a) increase the number of shares available for grant under the 2024 Omnibus Plan; (b) permit the Compensation Committee to grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Date of Grant; (c) permit the Compensation Committee to extend the exercise period for an Option or SAR beyond 10 years from the Date of Grant; (d) amend Section 7.1(e) of the 2024 Omnibus Plan to permit the Compensation Committee to reprice previously granted Options; (e) amend Section 8.1(e) of the 2024 Omnibus Plan to permit the Compensation Committee to reprice previously granted SARs; (f) extend the duration of the 2024 Omnibus Plan; or (g) expand the type of awards available for grant under the 2024 Omnibus Plan or expand the class of participants eligible to participate in the 2024 Omnibus Plan.

Assignability. No right or interest of a participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or any subsidiary or affiliate, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Company or any subsidiary or affiliate and except as otherwise provided by the Compensation Committee, no Award shall be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution or, if applicable, until the expiration of any period during which any restrictions are applicable or any performance period as determined by the Compensation Committee. To the extent permitted by applicable law, the Compensation Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a participant to transfer Awards during his or her lifetime to any family member.

Withholding. The Company or any subsidiary shall have the power and the right to deduct or withhold automatically from any amount deliverable under the award or otherwise, or require a holder to remit to the Company, up to the maximum statutory amount necessary (or such lower amount that will not cause an adverse accounting consequence or cost to the Company, in the applicable jurisdiction, to satisfy any federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2024 Omnibus Plan. With respect to required withholding, holders may elect (subject to the Company’s automatic withholding right set out above), subject to the express approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the amount necessary to satisfy any federal, state, and local taxes, domestic or foreign taxes that could be imposed on the transaction.

Clawback. Notwithstanding any provision of the Plan to the contrary, in an award agreement, the Committee shall include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with applicable law, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the Nasdaq Listing Rules (or any other exchange upon which the Stock is then listed) pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each participant agrees to be bound by, and comply with, any such recapture or clawback provisions and with any Company request or demand for recapture or clawback, including, without limitation, the provisions of the Company’s Executive Compensation Clawback Policy, as such Policy may be amended from time to time.

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of equity-based awards under the 2024 Omnibus Plan are as follows. The summary is based on the law as in effect on December 31, 2024. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

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As a general rule, with the exception of a fully vested stock grant or stock unit award, a participant will not recognize taxable income with respect to any award at the time of grant. A participant will recognize income on a stock grant award or stock unit award at the time of grant and, subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognize by the participant.

Incentive Stock Options. An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Shares is treated as a long-term capital gain. If the Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

NQSOs. An NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Shares. The foregoing summary assumes that the Shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights. The grant of a SAR results in no taxable income to the holder or a deduction to the Company at the time of grant. A holder of a SAR will, at the time of exercise, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the holder of the SAR. To the extent the SAR is settled in Shares, any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

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Restricted Stock Awards. A holder acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the date the Shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the holder has elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the holder will recognize ordinary income on the date the Shares were acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the holder recognized ordinary income, will be taxed as a capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Other Stock-Based Awards. The grant of restricted stock units, performance units, or other stock-based awards will result in no taxable income to the holder or deduction to the Company. A holder awarded one of these awards will recognize ordinary income in an amount equal to the fair market value of the cash or Shares delivered to the holder on the settlement date. Where an award is settled in the Shares, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2024 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2024 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2024 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and director compensation and other arrangements, which are described in this prospectus under the heading “Executive Compensation”, we are not a party to any related party transactions.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	any of our directors, director nominees or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our Audit Committee is responsible for reviewing any financial transaction, arrangement or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule or regulation.

Our Audit Committee is responsible for reviewing each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the board of directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Common Stock as of January 27, 2025, for:

●	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 5,889,520 shares of our Common Stock outstanding January 27, 2025.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock underlying convertible securities of our company held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of January 27, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares of Common Stock Owned
Name of Director and Officer Beneficial Owners	Number	Percent

R. Kirk Huntsman (2)	101,994	1.73%
Bradford Amman (3)	16,227	*	%
Mark F. Lindsay (4)	7,067	*	%
Anja Krammer (5)	7,067	*	%
Ralph E. Green, DDS, MBA (6)	7,067	*	%
Leonard J. Sokolow (7)	7,467	*	%
Matthew Thompson, M.D. (8)	7,067	*	%
All executive officers and directors as a group (7 persons) (9)	153,956	2.61%

	Shares of Common Stock Owned
Name of 5% Stockholder Beneficial Owners	Number	Percent

V-CO Investors, LLC (1)	514,498	8.74%
All 5% stockholders as a group (1 person)	514,498	8.74%

* Less than 1%.

(1)	Per Schedule 13G filed on December 17, 2024, V-CO Investors, LLC (“V-CO”) is the beneficial owner of 514,498 shares of Common Stock. V-CO has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its manager, SP Manager, LLC (“Manager”) and Mike Skaff. The Manager is the investment manager of V-CO. Michael Skaff is the managing director of the Manager. The Manager and Michael Skaff may be deemed to beneficially own the Common Stock (“Shares”) directly beneficially owned by V-CO. Each Reporting Person disclaims beneficial ownership with respect to any Shares other than the Shares directly beneficially owned by each entity or individual. The principal business address of V-CO is Two Towne Square, Suite 810, Southfield, MI 48076.

(2)	R. Kirk Huntsman beneficially owns (i) indirectly 69,600 shares of Common Stock through Coronado V Partners, LLC, of which Mr. Huntsman is a member and manager and (ii) 3,461 shares of Common Stock purchased in the open market. Includes 28,933 shares of Common Stock issuable upon exercise of options held by R. Kirk Huntsman, all of which are exercisable within 60 days. Excludes 335,821 shares of Common Stock underlying unvested options. R. Kirk Huntsman and his wife are the members and managers of Coronado V Partners, LLC. As such, Mr. Huntsman may be deemed to have shared voting and dispositive power of all securities beneficially owned by Coronado V Partners, LLC reported herein.

(3)	Bradford Amman is our Chief Financial Officer, Treasurer and Secretary. Includes 16,547 shares of Common Stock issuable upon exercise of options, all of which are exercisable within 60 days, and 80 shares of Common Stock purchased in the open market. Excludes 163,986 shares of Common Stock underlying unvested options.

(4)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Mark F. Lindsay, all of which are exercisable within 60 days.

(5)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Anja Krammer, all of which are exercisable within 60 days.

(6)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Ralph E. Green, DDS, MBA, all of which are exercisable within 60 days.

(7)	Includes 7,467 shares of Common Stock issuable upon exercise of options held by Leonard J. Sokolow, all of which are exercisable within 60 days.

(8)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Matthew Thompson M.D., all of which are exercisable within 60 days.

(9)	Includes: (i) 81,215 shares of Common Stock issuable upon exercise of options held by this group, of which all are exercisable within 60 days. Excludes 499,807 shares of Common Stock underlying unvested options.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed with the SEC. We encourage you to read the certificate of incorporation, the bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation (as amended), our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or Common Stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share (or preferred stock).

As of the date of this prospectus, 5,889,520 shares of Common Stock have been issued and are outstanding. No shares of preferred stock are currently outstanding.

Our board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the preferred stock authorized in accordance with the terms and conditions set forth in the certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

As of the date of this prospectus, there were approximately 8,150 holders of record of our Common Stock. This number does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights. The Common Stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our Common Stock, holders of our Common Stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Our Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

Warrants Associated with the January 2023 Private Placement

On January 9, 2023, we closed a private placement with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 80,000 shares of our Common Stock, a pre-funded warrant to purchase up to an aggregate of 186,667 shares of our Common Stock and a common stock purchase warrant to purchase up to an aggregate of 266,667 shares of our Common Stock.

The common stock purchase warrant entitled the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $30.00 per share. The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. Both warrants may be exercised on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

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Both warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

As of the date of this prospectus, the pre-funded warrant issued in our January 2023 private placement has been exercised in full. The warrant which remains outstanding was amended in connection with our November 2023 private placement discussed below to reduce the exercise price of the January warrant to $3.83 per share and extend the expiration date of such warrant to November 2, 2028. The amendment also restates in its entirety the definition of “Black Scholes Value” contained in the January 2023 warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

Warrants Associated with the November 2023 Private Placement

On November 2, 2023, we closed a private placement with an institutional investor pursuant to which we sold an aggregate of approximately $4,000,000 of our securities in a private placement consisting of (i) 130,000 shares of our Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of our Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase up to 850,393 shares of our Common Stock at an exercise price of $0.0001 per share. All three warrants may be exercised on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

All three warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

Warrants Associated with the February 2024 Private Placement

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with an institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Comon Stock Purchase Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. The Inducement Transaction closed on February 20, 2024.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Common Stock Purchase Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

The Inducement Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the Inducement Warrant Shares are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to the Company, (iv) a put right granting the investor the right to require the Company or its successor to redeem the Inducement Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the Inducement Warrants) and (v) other customary provisions for warrants of this type.

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Warrants Associated with the June 2024 Private Placement

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

Warrants Associated with the December 2024 Private Placement

On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants will be immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Warrants Associated with MyoCorrect

In connection with our March 29, 2021 acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, we issued three year warrants to purchase 8,000 shares of our Common Stock with an exercise price of $187.50 per share. 1,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Lyon Management & Consulting

In connection with our April 14, 2021 acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 1,000 shares of our Common Stock with an exercise price of $222.50 per share. 200 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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Warrants Associated with Series B Preferred

There are presently outstanding warrants to purchase an aggregate of 47,967 shares of our Common Stock which were used to the holders of our previously outstanding Series B Preferred Stock (which converted to Common Stock in connection with our initial public offering). These warrants have an exercise price of $187.50 per share and have a term of five years ending on December 15, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Representative’s Warrant Issued in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 16,100 shares of Common Stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on June 8, 2021, and expire on December 10, 2025.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 11,040 shares of Common Stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

Placement Agent Warrants Issued in Connection with the September 2024 Offering

In connection with our September 2024 Offering as described above, we issued to H.C. Wainwright & Co., LLC (“HCW”), who acted as the placement agent for the September 2024 Offering, or its designees (who are the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the September 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Placement Agent Warrants Issued in Connection with the December 2024 Offering

In connection with our December 2024 Offering as described above, we issued to HCW, who acted as the placement agent for the December 2024 Offering, or its designees (who are the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the December 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

November 2020 Warrants

In November 2020, we issued warrants to certain shareholders to purchase an aggregate of 13,000 shares of Common Stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of our initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management-October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 148,900 shares of our Common Stock which are being held by contractors and consultants. These warrants have a weighted average exercise price of $38.14 per share. 52,800 of these warrants are subject to vesting as of December 31, 2024. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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2017 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on September 22, 2017 and February 9, 2018, respectively, the Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan (or the 2017 Plan), effective September 22, 2017, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2017 Plan, a total of 53,333 of Common Stock are reserved for issuance. As of December 31, 2024, awards (in the form of options) for an aggregate of 53,333 shares of Common Stock have been issued under our 2017 Plan.

2019 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on April 18, 2019, the Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan (or the 2019 Plan), effective April 18, 2019, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2019 Plan, a total of 13,334 Common Stock were reserved for issuance. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 33,334 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, for a total of 46,667 shares of Common Stock available for issuance under the 2019 Plan. On September 22, 2023, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 80,000 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, 126,667 shares of Common Stock are available for issuance under the 2019 Plan. As of December 31, 2024, awards (in the form of options) for an aggregate of 174,380 shares of Common Stock have been issued under our 2019 Plan. A total of 287 shares for issuance were retired with the approval and adoption of the 2024 Omnibus Plan (as defined below).

2024 Omnibus Equity Incentive Plan

Our board of directors and shareholders adopted and approved on November 26, 2024, the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan (or the “2024 Omnibus Plan”). The 2024 Omnibus Plan automatically replaced and superseded the 2019 Plan. Under the 2024 Omnibus Plan, a total of 1,600,000 shares are available for future use. No awards are to be granted under the 2019 Plan or any other prior plan on or after the effective date of the 2024 Omnibus Plan and after the 2024 Omnibus Plan became effective any unused shares left in the 2019 Plan are to be retired. We anticipate that the 1,600,000 shares will allow the 2024 Omnibus Plan to operate for several years, although this could change based on other factors, including but not limited to merger and acquisition activity. The purpose of the 2024 Omnibus Plan is to promote the success and enhance the value of the Company by linking the personal interest of the participants to those of the Company’s stockholders by providing the participants with an incentive for outstanding performance. Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates will be eligible to participate in the 2024 Omnibus Plan. As of December 31, 2024, we had five non-employee directors, two officers, 110 employees and three consultants, although we expect that, based on our current usage, awards will be generally limited to approximately five non-employee directors, two officers ten employees, and three consultants. The 2024 Omnibus Plan provides for the grant of options to purchase shares of our Common Stock, including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”). As of December 31, 2024, awards (in the form of options) for an aggregate of 1,020,487 shares of Common Stock have been issued under our 2024 Omnibus Plan.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

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Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued Common Stock and blank check preferred stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our Common Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

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SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders represents shares of Common Stock underlying the December 2024 Warrants and the Placement Agent Warrants.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on its ownership of the shares of Common Stock, and warrants (including the December 2024 Warrants and the Placement Agent Warrants), as of January 27, 2025, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises contained in any warrants held. The percentages in the table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of Common Stock outstanding as of January 27, 2025. As of such date, 5,889,520 shares of Common Stock were outstanding.

The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholder.

In accordance with the terms of our registration obligations to the selling stockholders, this prospectus generally covers the resale of the sum of the maximum number of shares of Common Stock issuable upon exercise of the December 2024 Warrants and the Placement Agent Warrants, determined as if such warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in such warrants, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all shares of our Common Stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, the selling stockholders may not exercise either such warrants to the extent such exercise would cause the selling stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholders, however, in no event shall the selling stockholders hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. The number of shares in the second and fourth columns do not reflect this blocker limitation.

The selling stockholders may sell all, some or none of their shares in this offering. For further information please see “Plan of Distribution.”

	Shares Beneficially Owned Before this Offering (1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Shares Beneficially Owned After this Offering (1)(2)
Selling Stockholder Name	Number	%	Prospectus	Number	%
Anson Investments Master Fund LP (3)	276,595	4.70%	276,595	—	—
Anson East Master Fund LP (4)	78,015	1.32%	78,015	—	—
Intracoastal Capital LLC (5)	354,610	6.02%	354,610	—	—
Charles Worthman(6)	1,451	*	1,451	—	—
Craig Schwabe(7)	4,898	*	4,898	—	—
Michael Vasinkevich(8)	31,835	*	31,835	—	—
Noam Rubinstein(9)	45,710	*	45,710	—	—
Warberg XF XII LP (10)	61,218	1.04%	61,218	—	—

*Less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, shares of Common Stock subject to the January 2023 Warrant and the Inducement Warrants, plus any other convertible securities held by the selling stockholders that are currently exercisable or exercisable within 60 days of January 27, 2025 are deemed outstanding.

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(2)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders and that the selling stockholders do not acquire beneficial ownership of any additional shares.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	The securities are directly held by Anson East Master Fund LP, a Cayman Islands limited partnership (“Anson East Master”). AEMF GP, LLC, a limited liability company, is the general partner to Anson Easter Master. Bruce R. Winson is a director of AEMF GP, LLC. The securities may be deemed to be indirectly beneficially owned by (i) AEMF GP, LLC and (ii) Bruce R. Winson, as the director of AEMP GP, LLC. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. The address of Anson East Master Fund LP is South Church Street, P. O. Box 309, Ugland House, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(6)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 955 shares of Common Stock issuable upon the exercise of 955 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 496 shares of Common Stock issuable upon the exercise of 496 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Worthman is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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(7)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 3,222 shares of Common Stock issuable upon the exercise of 3,222 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 1,676 shares of Common Stock issuable upon the exercise of 1,676 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Schwabe is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)	The securities were issued, pursuant to the HCW Engagement Agreement, in the December 2024 Offering and consist of 31,835 shares of Common Stock issuable upon the exercise of 31,835 of the December 2024 PA Warrants. The December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(9)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 30,072 shares of Common Stock issuable upon the exercise of 30,072 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 15,638 shares of Common Stock issuable upon the exercise of 15,638 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10)	The securities are directly held by Warberg XF XII LP, a Delaware limited partnership. The warrants held by Warberg are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants.

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PLAN OF DISTRIBUTION

The selling stockholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have told us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person.

We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vivos Therapeutics, Inc. as of and for the year ended December 31, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Vivos Therapeutics, Inc. as of and for the year ended December 31, 2022, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

114

INDEX TO FINANCIAL STATEMENTS

VIVOS THERAPEUTICS, INC. AND SUBSIDIARIES

F-1

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2024	December 31, 2023

Current assets
Cash and cash equivalents	$6,311	$1,643
Accounts receivable, net of allowance of $262 and $250, respectively	454	202
Prepaid expenses and other current assets	634	616

Total current assets	7,399	2,461

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,317	3,314
Operating lease right-of-use asset	1,129	1,385
Intangible assets, net	383	420
Deposits and other	276	307

Total assets	$15,347	$10,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,075	$2,145
Accrued expenses	2,054	2,334
Current portion of contract liabilities	1,313	2,138
Current portion of operating lease liability	485	474
Other current liabilities	199	198

Total current liabilities	5,126	7,289

Long-term liabilities
Contract liabilities, net of current portion	178	289
Employee retention credit liability	1,220	1,220
Operating lease liability, net of current portion	1,158	1,521

Total liabilities	7,682	10,319

Commitments and contingencies (Note 11)

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 4,765,300 shares as of September 30, 2024 and 1,833,877 shares as December 31, 2023	-	-
Additional paid-in capital	109,025	93,462
Accumulated deficit	(101,360)	(93,051)
Total stockholders’ equity	7,665	411
Total liabilities and stockholders’ equity	$15,347	$10,730

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Product revenue	$1,958	$1,466	$5,608	$4,783
Service revenue	1,902	1,835	5,725	5,770
Total revenue	3,860	3,301	11,333	10,553

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,526	1,554	4,411	4,371

Gross profit	2,334	1,747	6,922	6,182

Operating expenses
General and administrative	4,487	4,596	13,531	17,012
Sales and marketing	346	641	1,319	1,861
Depreciation and amortization	146	150	437	472

Total operating expenses	4,979	5,387	15,287	19,345

Operating loss	(2,645)	(3,640)	(8,365)	(13,163)

Non-operating income (expense)
Other expense	(18)	(53)	(42)	(198)
Excess warrant fair value	-	-	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	-	1,600	-	10,362
Other income	47	-	98	128
Loss before income taxes	(2,616)	(2,093)	(8,309)	(9,324)

Net loss	$(2,616)	$(2,093)	$(8,309)	$(9,324)

Net loss per share (basic and diluted)	$(0.40)	$(1.75)	$(1.94)	$(8.09)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	6,615,320	1,197,258	4,282,210	1,152,607

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(In Thousands, Except Common Stock Amounts)

	Nine Months Ended September 30, 2024 and 2023
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2022	920,592	$-	$84,269	$(79,468)	$4,801
Issuance of common stock in private placement, net of issuance costs	80,000	-	-	-	-
Issuance of common stock for purchase of assets	10,000	-	116	-	116
Issuance of commons stock upon exercise of warrants	186,666	-	2,848	-	2,848
Issuance of warrants to consultants for services	-	-	625	-	625
Stock-based compensation expense	-	-	306	-	306
Net loss	-	-	-	(1,703)	(1,703)

Balances, March 31, 2023	1,197,258	$-	$88,164	$(81,171)	$6,993
Fair value of warrants issued:
To consultants for services	-	-	182	-	182
Stock-based compensation expense	-	-	459	-	459
Net loss	-	-	-	(5,528)	(5,528)

Balances, June 30, 2023	1,197,258	$-	$88,805	$(86,699)	$2,106
Fair value of warrants issued:
To consultants for services	-	-	(156)	-	(156)
Stock-based compensation expense	-	-	189	-	189
Net loss	-	-	-	(2,093)	(2,093)

Balances, September 30, 2023	1,197,258	$-	$88,838	$(88,792)	$46

Balances, December 31, 2023	1,833,877	$-	$93,462	$(93,051)	$411
Issuance of commons stock upon exercise of warrants, net of issuance costs	897,393	-	3,635	-	3,635
Issuance of warrants to consultants for services	-	-	6	-	6
Stock-based compensation expense	-	-	293	-	293
Net loss	-	-	-	(3,763)	(3,763)

Balances, March 31, 2024	2,731,270	$-	$97,396	$(96,814)	$582
Issuance of common stock and warrants in private placement, net of issuance costs	169,498	-	7,400	-	7,400
Issuance of commons stock upon exercise of warrants, net of issuance costs	496,000	-	-	-	-
Issuance of common stock to consultants for services	4,720		11		11
Issuance of warrants to consultants for services	-	-	14	-	14
Stock-based compensation expense	-	-	270	-	270
Net loss	-	-	-	(1,930)	(1,930)

Balances, June 30, 2024	3,401,488	$-	$105,091	$(98,744)	$6,347
Issuance of common stock and warrants in private placement, net of issuance costs	1,363,812	-	3,786	-	3,786
Issuance of warrants to consultants for services	-	-	6	-	6
Stock-based compensation expense	-	-	142	-	142
Net loss	-	-	-	(2,616)	(2,616)

Balances, September 30, 2024	4,765,300	$-	$109,025	$(101,360)	$7,665

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,309)	$(9,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	705	954
Depreciation and amortization	437	472
Fair value of common stock issued for services	11	-
Fair value of warrants issued for services	26	651
Change in fair value of warrant liability, net of issuance costs of $645	-	(10,362)
Excess warrant fair value	-	6,453
Changes in operating assets and liabilities:
Accounts receivable	(252)	229
Operating lease liabilities, net	(95)	(81)
Prepaid expenses and other current assets	(19)	679
Deposits	44	81
Accounts payable	(1,070)	118
Accrued expenses	(293)	42
Employee retention credit liability	-	1,220
Other liabilities	(1)	94
Contract liability	(935)	(424)

Net cash used in operating activities	(9,751)	(9,198)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(403)	(638)
Payment for asset purchase	-	(50)

Net cash used in investing activities	(403)	(688)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,296	-
Proceeds from exercise of warrants	7,500	-
Proceeds from exercise of pre-funded warrants	3,941	8,000
Payments for issuance costs	(915)	(645)

Net cash provided by financing activities	14,822	7,355

Net increase (decrease) in cash and cash equivalents	4,668	(2,531)
Cash and cash equivalents at beginning of year	1,643	3,519

Cash and cash equivalents at end of year	$6,311	$988

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$7	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of warrants issued in asset purchase	$-	$116
Fair value of warrants issued in private placement	$262	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

VIVOS THERAPEUTICS INC.

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 - ORGANIZATION, DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

BioModeling Solutions, Inc. (“BioModeling”) was organized on March 20, 2007 as an Oregon limited liability company, and subsequently incorporated in 2013. On August 16, 2016, BioModeling entered into a share exchange agreement (the “SEA”) with First Vivos, Inc., a Texas corporation (“First Vivos”), and Vivos Therapeutics, Inc., a Wyoming corporation (“Vivos”), which was established on July 7, 2016 to facilitate the SEA transaction. Pursuant to the SEA, all of the outstanding shares of common stock and warrants of BioModeling and all of the shares of common stock of First Vivos were exchanged for newly issued shares of common stock and warrants of Vivos, the legal acquirer.

The transaction was accounted for as a reverse acquisition and recapitalization, with BioModeling as the acquirer for financial reporting and accounting purposes. Upon the consummation of the merger, the historical financial statements of BioModeling became the Company’s historical financial statements and recorded at their historical carrying amounts.

On August 12, 2020, Vivos reincorporated from Wyoming to become a domestic Delaware corporation under Delaware General Corporate Law. Accordingly, as used herein, the term “the Company,” “we,” “us,” “our” and similar terminology refer to Vivos Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries. As used herein, the term “Common Stock” refers to the common stock, $0.0001 par value per share, of Vivos Therapeutics, Inc., a Delaware corporation.

Reverse Stock Split

On October 25, 2023, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on September 22, 2023, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on October 25, 2023 (the “Certificate of Amendment”). Unless the context otherwise requires, all references in the accompanying financial statements, these footnotes to the financial statements in general to shares of the Company’s common stock, including prices per share of the common stock, reflect the Reverse Stock Split. Fractional shares were not issued, and the final number of shares were rounded up to the next whole share.

Description of Business

We are a medical technology and services company that features a comprehensive suite of proprietary oral appliances and therapeutic treatments. Our products non-surgically treat certain maxillofacial and developmental abnormalities of the mouth and jaws that are closely associated with breathing and sleep disorders such as mild to severe obstructive sleep apnea (“OSA”) and snoring in adults. The Company offers three separate clinical pathways or programs to providers—Guided Growth and Development, Lifeline, and Complete Airway Repositioning and Expansion (“CARE”). Each program features certain oral appliances coupled with specific therapeutic treatments, and each clinical pathway is intended to address the specific needs of a diverse patient population with different patient needs. For example, the Guided Growth and Development program features the Vivos Guide and PEx appliances along with adjunctive, non-Company therapies used by a dentist (such as CO2 laser treatments and other therapies) designed for treating palatal growth (growth of the mouth roof) and expansion in pediatric patients as they grow. The mid-range priced Lifeline program features a selection of mandibular advancement devices (“MADs”) such as the Versa and Vida Sleep which are FDA 510(k) cleared for mild-to-moderate OSA in adults, along with the patented Vida appliance, which is FDA 510(k) cleared as unspecified classification for the alleviation of Temporomandibular Joint Dysfunction (“TMD”) symptoms, bruxism, migraine headaches, and nasal dilation.

F-6

The Company’s flagship CARE program, which is part of The Vivos Method, features the Company’s patented DNA, mRNA and mmRNA appliances, which are also FDA 510(k) cleared for mild-to-severe OSA and snoring in adults. The Vivos Method may also include adjunctive myofunctional, chiropractic/physical therapy, and laser treatments that, when properly used with the CARE appliances, constitute a powerful non-invasive and cost-effective means of reducing or eliminating OSA symptoms. In a small subset of a study, the data has actually shown that The Vivos Method can reverse OSA symptoms in a large portion (up to 80%) of patients. The primary competitive advantage of The Vivos Method over other OSA therapies is that The Vivos Method’s typical course of treatment is limited in most cases to 12 to 15 months, and it is possible not to need lifetime intervention, unlike CPAP and neuro-stimulation implants. Additionally, out of over 47,000 patients treated to date worldwide with the Company’s entire current suite of products, there have been very few instances of relapse.

The Company also offers a suite of diagnostic and support products and services to dental and medical providers and distributors who treat patients with OSA or related conditions. Such products and services include (i) VivoScore home sleep screenings and tests (powered by SleepImage® technology), (ii) AireO2 (an electronic health record program designed specifically for use by dentists treating sleep patients), (iii) Treatment Navigator (a concierge service to assist a provider in educating and supporting the doctors as they navigate insurance coverage, diagnostic indications and treatment options), (iv) Billing Intelligence Services (“BIS”) (which optimizes medical and dental reimbursement), (v) advanced training and continuing education courses at the Company’s Vivos Institute in Denver, Colorado, (vi) MyoCorrect, a service through which Vivos-trained providers can provide orofacial myofunctional therapy (“OMT”) to patients via a telemedicine platform, and (vii) the Company’s Medical Integration Division (“MID”), which manages independent medical practices under management and development agreements which pays the Company from six (6%) to eight (8%) percent of all net revenue from sleep-related services as well as development fees.

Another aspect of the Company’s business model is to teach, train, and support dentists, medical doctors, and distributors in the use of the Company’s products and services. Dentists who use the Company’s products and services typically enroll in a variety of live or online training and educational programs offered through the Company’s Vivos Institute—an 18,000 sq. ft. facility located near the Denver International Airport. Dentists are able to select the specific program or clinical pathway that they want to focus on, such as Guided Growth and Development or Lifeline or both. Dentists may also enroll in the VIP program for the complete set training, educational, and support services available in all three clinical pathway programs. Dentists enrolled in the VIP Program are referred to as “VIPs.” The Company charges upfront enrollment fees to educate and train new providers. The Company also charges for the ancillary support services listed above and views each product and service as a revenue/profit center.

Further, in an effort to expand its potential for revenue generation, in June 2024, the Company entered into a strategic marketing and distribution alliance with an operator of multiple sleep testing and treatment centers in Colorado, under which each party’s products and services will be offered together as a comprehensive solution to OSA patients seeking obstructive sleep apnea treatment. Under this model, the Company will invoice patients (rather than dentists), for treatment by Vivos employed dentists. The Company anticipates this will be the first of a series of similar alliances across the country, marking an important pivot in the Company’s marketing and distribution model for treating patients and distributing its cutting edge OSA appliances.

Basis of Presentation and Consolidation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s financial position, results of operations, and cash flows. The condensed consolidated balance sheet at December 31, 2023 has been derived from audited financial statements at that date. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to instructions, rules, and regulations prescribed by the United States Securities and Exchange Commission (“SEC”).

F-7

The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the December 31, 2023 audited consolidated financial statements contained in the Company’s 2023 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 28, 2024.

Emerging Growth Company Status

The Company is an “emerging growth company” (an “EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as a result, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGC but any such election to opt out is irrevocable. The Company currently expects to retain its status as an EGC until the year ending December 31, 2026, but this status could end sooner under certain circumstances.

Revenue Recognition

The Company generates revenue from the sale of products and services. A significant majority of the Company’s revenues are generated from enrolling dentists as either (i) Guided Growth and Development VIPs; (ii) Lifeline VIPs; (iii) combined Guided Growth and Development and Lifeline VIPs; or Premier Vivos Integrated Providers (“Premier VIPs”). Prior to the second quarter of 2023, the majority of VIP enrollments were Premier VIPs. The other, lower priced enrollments were piloted in prior fiscal quarters on a limited basis. They were officially adopted during the second quarter of 2023. For each VIP program, revenue is recognized when control of the products or services is transferred to customers (i.e., VIP dentists ordering such products or services for their patients) in a manner that reflects the consideration the Company expects to be entitled to in exchange for those products and services.

Following the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and the applicable provisions of ASC Topic 842, Leases (“ASC 842”), the Company determines revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;
2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

F-8

Service Revenue

VIP Enrollment Revenue

The Company reviews its VIP enrollment contracts from a revenue recognition perspective using the 5-step method outlined above. All program enrollees, irrespective of their level of enrollment, are commonly referred to as VIPs, unless it is necessary to specify their particular program. Once it is determined that a contract exists (i.e., a VIP enrollment agreement is executed and payment is received), service revenue related to VIP enrollments is recognized when the underlying services are performed. The price of the Premier VIP enrollment that the VIP pays upon execution of the contract is significant, running at approximately $26,200, with different entry levels for the various programs described above. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by VIP customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue as performance obligations are met. Accordingly, the contract liability for unearned revenue is a significant liability for the Company. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

The Company enters into programs that may provide for multiple performance obligations. Commencing in 2018, the Company began enrolling medical and dental professionals in a one-year program (now known as the Premier VIP Program) which includes training in a highly personalized, deep immersion workshop format which provides the Premier VIP dentist access to a team who is dedicated to creating a successful integrated practice.

VIP enrollment fees include multiple performance obligations which vary on a contract-by-contract basis. The performance obligations included with enrollments may include sleep apnea rings, a six or twelve month BIS subscription, a marketing package, lab credits and the right to sell our appliances. The Company allocates the transaction price of a VIP enrollment contract to each performance obligation under such contract using the relative standalone selling price method. The relative standalone price method is based on the proportion of the standalone selling price of each performance obligation to the sum of the total standalone selling prices of all the performance obligations in the contract.

The right to sell is similar to a license of intellectual property because without it the VIP cannot purchase appliances from the Company. The right to sell performance obligation includes the Vivos training and enrollment materials which prepare dentists for treating their patients using The Vivos Method.

Because the right to sell is never sold outside of VIP contracts, and VIP contracts are sold for varying prices, the Company believes that it is appropriate to estimate the standalone selling price of this performance obligation using the residual method. As such, the observable prices of other performance obligations under a VIP contract will be deducted from the contract price, with the residual being allocated to the right to sell performance obligation.

The Company uses significant judgements in revenue recognition including an estimation of customer life over which it recognizes the right to sell. The Company has determined that Premier VIPs who do not complete sessions 1 and 2 of training rarely complete training at all and fail to participate in the Premier VIP program long term. Since the beginning of the Premier VIP program, just under one-third of new VIP members fall into this category, and the revenue allocated to the right to sell for those VIPs is accelerated at the time in which it becomes remote that a VIP will continue in the program. Revenue is recognized in accordance with each individual performance obligation unless it becomes remote the VIP will continue, at which time the remainder of revenue is accelerated and recognized in the following month. Those VIPs who complete training typically remain active for a much longer period, and revenue from the right to sell for those VIPs is recognized over the estimated period of which those VIPs will remain active. Because of various factors occurring year to year, the Company has estimated customer life for each year a contract is initiated. The estimated customer lives are calculated separately for each year and have been estimated at 15 months for 2020, 14 months for 2021, 18 months for 2022, 23 months for 2023, and 27 months in 2024, as a result of customers staying active for longer periods of time. The right to sell is recognized on a sum of the years’ digits method over the estimated customer life for each year as this approximates the rate of decline in VIPs purchasing behaviors we have observed.

Other Service Revenue

In addition to VIP enrollment service revenue, in 2020 the Company launched BIS, an additional service on a monthly subscription basis, which includes the Company’s AireO2 medical billing and practice management software. Revenue for these services is recognized monthly during the month the services are rendered.

The Company also offers its VIPs the ability to provide MyoCorrect to the VIP’s patients as part of treatment with The Vivos Method. The program includes packages of treatment sessions that are sold to the VIPs and resold to their patients. Revenue for MyoCorrect services is recognized over the 12-month performance period as therapy sessions occur.

F-9

Allocation of Revenue to Performance Obligations

The Company identifies all goods and services that are delivered separately under a sales arrangement and allocates revenue to each performance obligation based on relative fair values. These fair values approximate the prices for the relevant performance obligation that would be charged if those services were sold separately, and are recognized over the relevant service period of each performance obligation. After allocation to the performance obligations, any remainder is allocated to the right to sell under the residual method and is recognized over the estimated customer life. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue).

Treatment of Discounts and Promotions

From time to time, the Company offers various discounts to its customers. These include the following:

1)	Discount for cash paid in full
2)	Conference or trade show incentives, such as subscription enrollment into the SleepImage® home sleep test program, or a free trial period for the SleepImage® lease program
3)	Negotiated concessions on annual enrollment fee
4)	Credits/rebates to be used towards future product orders such as lab rebates

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between the Company and the customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation, revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and the Company agree upon the amount of consideration that the customer will pay in exchange for the services the Company provides. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. At the end of each reporting period, the Company updates the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product Revenue

In addition to revenue from services, the Company also generates revenue from the sale of its line of oral devices and preformed guides (known as appliances or systems) to its customers, the VIP dentists or OSA patients. These include the DNA appliance®, mRNA appliance®, the mmRNA appliance, the Versa, the Vida, the Vida Sleep and others. The Company expanded its product offerings in the first quarter of 2023 via the acquisition of certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC, a New York limited liability company (“AFD”). Revenue from appliance sales is recognized when the control of a product is transferred to the VIP in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The VIP in turn charges the VIP’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, and installing the appliance and educating the patient as to its use. The Company contracts with VIPs for the sale of the appliance and is not involved in the sale of the products and services from the VIP to the VIP’s patient.

The Company’s appliances are similar to a retainer that is worn in the mouth after braces are removed. Each appliance is unique and is fitted to the patient. The Company utilizes its network of certified VIPs throughout the United States and in some non-U.S. jurisdictions (notably Canada and Australia) to sell the appliances to their customers as well as in two dental centers that the Company operates. The Company utilizes third party contract manufacturers or labs to produce its patient-customized, patented appliances and its preformed guides. The manufacturer designated by the Company produces the appliance in strict adherence to the Company’s patents, design files, treatments, processes and procedures and under the direction and specific instruction of the Company, ships the appliance to the VIP who ordered the appliance from the Company. All of the Company’s contract manufacturers are required to follow the Company’s master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. The Company performed an analysis and concluded it is the principal in the transaction since it has control of the product and is reporting revenue gross. The Company bills the VIP the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the VIP under the direction of the Company.

F-10

In support of the VIPs using the Company’s appliances for their patients, the Company utilizes a team of trained technicians to measure, order and fit each appliance. Revenue is recognized differently for Company owned centers and distribution alliances with third party sleep centers than it does for revenue from VIPs. Upon scheduling the patient (which is the Company’s customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. The Company recognizes revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

The Company offers certain dentists (known as Clinical Advisors) discounts to standard VIP pricing. This is done to help encourage Clinical Advisors, who help the VIPs with technical aspects of the Company’s products, to purchase Company products for their own practices. In addition, from time to time, the Company offers credits to incentivize VIPs to adopt the Company’s products and increase case volume within their practices. These incentives are recorded as a liability at issuance and are deducted from the related product sale at the time the credit is used.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on existing facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, assessing collectability on accounts receivable, determining customer life and breakage related to recognizing revenue for VIP contracts, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in asset acquisitions; valuation assumptions for stock options, warrants, warrant liabilities and equity instruments issued for goods or services; deferred income taxes and the related valuation allowances; and the evaluation and measurement of contingencies. The Company believes it has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operations will be affected.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents.

Accounts Receivable, Net

Accounts receivable represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Accounts receivable are stated at the net amount expected to be collected, using an expected credit loss methodology to determine the allowance for expected credit losses. The Company evaluates the collectability of its accounts receivable and determines the appropriate allowance for expected credit losses based on a combination of factors, including the aging of the receivables, historical collection trends, and charge-offs. When the Company is aware of a customer’s inability to meet its financial obligation, the Company may individually evaluate the related receivable to determine the allowance for expected credit losses. The Company uses specific criteria to determine uncollectible receivables to be charged-off, including bankruptcy filings, the referral of customer accounts to outside parties for collection, and the length that accounts remain past due.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 3 to 5 years. Amortization of leasehold improvements is recognized using the straight-line method over the shorter of the life of the improvement or the term of the respective leases which range between 5 and 7 years. The Company does not begin depreciating assets until assets are placed in service.

F-11

Intangible Assets, Net

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We test for impairment annually as of December 31. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, or for the three and nine months ended September 30, 2024, accordingly no impairment was required.

Intangible assets consist of assets acquired from First Vivos and costs paid to (i) MyoCorrect, from whom the Company acquired certain assets related to its OMT service in March 2021, (ii) Lyon Management and Consulting, LLC and its affiliates (“Lyon Dental”), from whom the Company acquired certain medical billing and practice management software, licenses and contracts in April 2021 (including the software underlying AireO2) for work related to the Company’s acquired patents, intellectual property and customer contracts and (iii) AFD, from whom the Company acquired certain U.S. and international patents, trademarks, product rights, and other miscellaneous intellectual property in March 2023. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to MyoCorrect, Lyon Dental and AFD for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years.

Impairment of Long-lived Assets

We review and evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an adverse action or assessment by a regulator. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, or for the three and nine months ended September 30, 2024, accordingly no impairment was required.

Equity Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to additional paid-in capital in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as an expense in the period when it is determined that an offering is unsuccessful.

Employee Retention Tax Credit

The employee retention tax credit (“ERTC”) for 2020 was established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and amended by the Taxpayer Certainty and Disaster Tax Relief Act of 2020 (the “Relief Act”). The ERTC provided for changes in the employee retention credit for 2020 and provided an additional credit for the first, second and third calendar quarters of 2021. Employers are eligible for the credit if they experienced either a full or partial suspension of operations during any calendar quarter because of governmental orders due to the COVID-19 pandemic or if they experienced a significant decline in gross receipts based on a comparison of quarterly revenue results for 2020 and/or 2021 and the corresponding quarters in 2019. The ERTC is a refundable credit that employers can claim on qualified wages paid to employees, including certain health insurance costs.

F-12

According to the Internal Revenue Service (“IRS”) Notice 2021-20, “Guidance on the Employee Retention Credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act,” the period during which there is a significant decline in gross receipts is determined by identifying the first quarter in 2020 in which the gross receipts are less than 50% of its gross receipts for the same period in 2019. The employee retention credit is available only to eligible employers. Section 2301(c)(2)(A) of the CARES Act defines the term “eligible employer” as any employer carrying on a trade or business during calendar year 2020, and, with respect to any calendar quarter, for which (1) the operation of the trade or business carried on during calendar year 2020 is fully or partially suspended due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes) due to COVID-19, or (2) such calendar quarter is within the period in which the employer had a significant decline in gross receipts, as described in section 2301(c)(2)(B) of the CARES Act. VIP dentists and potential VIPs were forced to close their offices during 2020 as a result of COVID-19. Therefore, the Company qualifies as an eligible employer under this under the CARES Act.

Section 2301(c)(3)(A)(ii) of the CARES Act also provides that if an eligible employer averaged 100 or fewer employees in 2019 (a “small eligible employer”), qualified wages are those wages paid by the eligible employer with respect to an employee during any period described in section 2301(c)(2)(A)(ii)(I) of the CARES Act (relating to a calendar quarter for which the operation of a trade or business is fully or partially suspended due to a governmental order) or during a calendar quarter within the period described in section 2301(c)(2)(A)(ii)(II) of the CARES Act (relating to a significant decline in gross receipts). The Company averaged fewer than 80 employees in 2019 and is therefore considered a small eligible employer under the CARES Act.

Healthcare plan expenses were not included in the analysis, although they are eligible if an employee has paid health insurance through their paycheck. Section 2301(c)(5)(B) of the CARES Act provides that “wages” include amounts paid by an eligible employer to provide and maintain a group health plan (as defined in section 5000(b)(1) of the Code), but only to the extent that the amounts are excluded from the gross income of employees by reason of section 106(a) of the Code. The Company pays the first $500 of healthcare insurance for each employee, which generally covers the monthly cost of their insurance. Because of this, the Company conservatively did not include any of the cost of insurance in its analysis. Additionally, PPP loan amounts were deducted from the amount of total wages paid before calculating the qualified ERTC wages. The Company applied for the ERTC using Vivos Therapeutics Inc.’s payroll, which covers 95% of its employees.

As indicated above, for 2020, companies were eligible for a credit equal to 50 percent of the first ten thousand dollars ($10,000) of qualified wages paid per employee in the aggregate of each eligible quarter. Therefore, the maximum ERTC for the Company for 2020 is five thousand dollars ($5,000) per employee. For the second and fourth quarters of 2020, the total eligible credit was limited to approximately $0.5 million.

For 2021, the ERTC was 70% of the first ten thousand qualified wages paid per employee each quarter. Accordingly, the credit was limited to approximately $0.7 million. As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for-profit business entities, the Company accounted for the ERTC by analogy to ASC 450, Contingencies. Accordingly, under ASC 450, entities would treat the ERTCs (whether received in cash or as an offset to current or future payroll taxes) as if they were gain contingencies. When applying ASC 450-30, entities would not consider the probability of complying with the terms of the ERC program but, rather, would defer any recognition in the income statement until all uncertainties are resolved and the income is “realized” or “realizable” (i.e., upon receipt of the funds or formal notice by the IRS that the company is entitled to such funds). In our case, the Company elected to follow a more conservative approach and instead of recognizing a receivable for amounts to be received when the amended tax forms were filed in 2022, it was decided to wait for the notice from IRS and cash was received. As for financial statement presentation, it is believed that either classifying the amounts as a reduction to payroll tax expense (expense off-set is however contrary to U.S. GAAP) or as other income to be acceptable with appropriate disclosure of the election made by the company. However, the IRS issued a renewed warning regarding the ERTC on March 7, 2023 urging taxpayers to carefully review the ERTC guidelines. The Company continues to evaluate additional information from the IRS, and elected to disclose the funds received as a separate line item under long-term liabilities on the balance sheet, until more information becomes available from the IRS. As a result, as of September 30, 2024, and December 31, 2023, approximately $1.2 million is reflected under long-term liabilities.

F-13

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expenses as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

Share-Based Compensation

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company estimates the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. The Company determines the expected price volatility based on the historical volatilities of shares of the Company’s peer group as the Company does not have a sufficient trading history for its Common Stock. Industry peers consist of several public companies in the bio-tech industry similar to the Company in size, stage of life cycle and financial leverage. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. The Company recognizes the impact of forfeitures and cancellations in the period that the forfeiture or cancellation occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation.

Leases

Operating leases are included in operating lease right-of-use (“ROU”) assets, accrued expenses, and operating lease liability - current and non-current portion in our balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, we use our incremental borrowing rate based on the information available at the lease commencement date as the rate implicit in the lease is not readily determinable. The determination of our incremental borrowing rate requires management judgment based on information available at lease commencement. The operating lease ROU assets also include adjustments for prepayments, accrued lease payments and exclude lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. Operating lease cost is recognized on a straight-line basis over the expected lease term. Lease agreements entered into after the adoption of ASC 842 that include lease and non-lease components are accounted for as a single lease component. Lease agreements with a noncancelable term of less than 12 months are not recorded on our balance sheets.

F-14

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, under which deferred income taxes are recognized based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. The recorded valuation allowance is based on significant estimates and judgments and if the facts and circumstances change, the valuation allowance could materially change. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for each period presented. Diluted net loss per common share is computed by giving effect to all potential shares of Common Stock, including stock options, convertible debt, Preferred Stock, and warrants, to the extent the same are dilutive.

Warrant Accounting

The Company accounts for its warrants and financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with ASC 815, Derivatives and Hedging and ASC 480, Distinguishing Liabilities from Equity. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liabilities and other financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using the Black-Scholes model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Segment Information

We manage our business within one reportable segment. The Company’s Chief Executive Officer, who is considered to be the chief operating decision maker (“CODM”), reviews financial information presented on a consolidated basis, accompanied by information about operations for purposes of making operating decisions and assessing financial performance.

Recent Accounting Pronouncements

Presented below is a discussion of new accounting standards including deadlines for adoption assuming that the Company retains its designation as an EGC.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The standard requires disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments in this update also expand the interim segment disclosure requirements. This authoritative guidance will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the effect of this new guidance on our consolidated financial statements and disclosures.

F-15

In November 2, 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”). The standard’s purpose is “to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, SG&A, and research and development).” Public companies will be required to disclose in the notes to financial statements specified information about certain costs and expenses at each interim and annual reporting period. Specifically, they will be required to:

1.	Disclose the amounts of (a) purchases of inventory; (b) employee compensation; (c) depreciation; (d) intangible asset amortization; and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption.
2.	Include certain amounts that are already required to be disclosed under current generally accepted accounting principles (GAAP) in the same disclosure as the other disaggregation requirements.
3.	Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively.
4.	Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses.

The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the effect of this new guidance on our consolidated financial statements and disclosures.

We have reviewed and considered all other recent accounting pronouncements that have not yet been adopted and believe there are none that could potentially have a material impact on our business practices, financial condition, results of operations, or disclosures.

NOTE 2 - LIQUIDITY AND ABILITY TO CONTINUE AS A GOING CONCERN

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including $8.3 and $9.3 million for the nine months ended September 30, 2024 and 2023, respectively, resulting in an accumulated deficit of approximately $101.4 million as of September 30, 2024.

Net cash used in operating activities amounted to approximately $9.8 and $9.2 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company had total liabilities of approximately $7.7 million.

As of September 30, 2024, the Company had approximately $6.3 million in cash and cash equivalents, which will not be sufficient to fund operations and strategic objectives over the next twelve months from the date of the issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Until a state of cash flow positivity is reached, management is reviewing all options to obtain additional financing to fund operations. This financing is expected to come primarily from the issuance of equity securities in order to sustain operations until the Company can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, the Company may be required to delay, significantly modify or terminate some or all of its operations, all of which could have a material adverse effect on the Company and its stockholders.

The Company does not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

F-16

NOTE 3 - REVENUE, CONTRACT ASSETS AND CONTRACT LIABILITIES

Net Revenue

For the three and nine months ended September 30, 2024 and 2023, the components of revenue from contracts with customers and the related timing of revenue recognition is set forth in the table below (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023

Product revenue
Appliances	1,583		1,195		4,498		3,959
Guides	375		271		1,110		824
Total product revenue	1,958	(1)	1,466	(1)	5,608	(1)	4,783	(1)

Service revenue
VIP	926		980		3,007		3,184
Billing intelligence services	206	(2)	218	(2)	644	(2)	651	(2)
Sleep testing services	329		308		954		882
Myofunctional therapy services	147		228		472		666
Sponsorship/seminar/other	294		101		648		387
Total service revenue	1,902		1,835		5,725		5,770

Total revenue	$3,860		$3,301		$11,333		$10,553

(1)	Product revenue from the sale of appliances and guides is typically fixed at the inception of the contract and is recognized at the point in time when shipment of the related products occurs.

(2)	Service revenue from the sale of VIP enrollments, billing services and therapy is typically fixed at the inception of the contract and is recognized ratably over time as the services are performed and the performance obligations completed.

Changes in Contract Liabilities

The key components of changes in contract liabilities for the three and nine months ended September 30, 2024 and 2023 are as follows (in thousands):

	2024	2023

Beginning balance, December 31	$3,038	$3,038
New contracts, net of cancellations	855	1,255
Revenue recognized	(962)	(1,396)

Ending balance, March 31	$2,931	$2,897

New contracts, net of cancellations	411	794
Revenue recognized	(1,195)	(1,068)

Ending balance, June 30	$2,147	$2,623

New contracts, net of cancellations	275	1,046
Revenue recognized	(931)	(1,056)

Ending balance, September 30	$1,491	$2,613

The current portion of deferred revenue is approximately $1.3 million, which is expected to be recognized over the next 12 months from the date of the period presented. Additionally, revenue from breakage on contract liabilities was approximately $0.5 and $0.3 million for the three months ended September 30, 2024 and 2023, and approximately $1.5 and $0.4 million for the nine months ended September 30, 2024 and 2023 respectively.

F-17

Changes in Accounts Receivable

Our customers are billed based on fees agreed upon in each customer contract. Receivables from customers were $0.2 million at December 31, 2023, and $0.5 million at September 30, 2024. An allowance is maintained for accounts receivable which is generally based on a combination of factors, including the aging of the receivables, historical collection trends, and charge-offs. Adjustments to the allowance are recorded in bad debt expense under general and administrative expenses in the consolidated statement of operations. An allowance of $0.3 million existed as of September 30, 2024 and December 31, 2023.

NOTE 4 - PROPERTY AND EQUIPMENT, NET

As of September 30, 2024 and December 31, 2023, property and equipment consist of the following (in thousands):

	September 30, 2024	December 31, 2023

Furniture and equipment	$1,349	$1,321
Leasehold improvements	2,479	2,479
Construction in progress	1,692	1,435
Software	117	-
Molds	406	405
Gross property and equipment	6,043	5,640
Less accumulated depreciation	(2,726)	(2,326)

Net Property and equipment	$3,317	$3,314

Leasehold improvements relate to the Vivos Institute (the Company’s 15,000 square foot facility where the Company provides advanced post-graduate education and certification to dentists, dental teams, and other healthcare professionals in a live and hands-on setting) and the two Company-owned dental centers in Colorado. Construction in progress relates to the development of software for internal use expected to be placed in service in late 2024. Total depreciation and amortization expense was $0.1 million for the three months ended September 30, 2024 and 2023, and $0.4 million for the nine months ended September 30, 2024 and 2023.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill of $2.8 million as of September 30, 2024 and December 31, 2023, consist of the following acquisitions (in thousands):

Acquisitions	September 30, 2024	December 31, 2023

BioModeling	$2,619	$2,619
Empowered Dental	52	52
Lyon Dental	172	172

Total goodwill	$2,843	$2,843

F-18

Intangible Assets

As of September 30, 2024 and December 31, 2023, identifiable intangible assets were as follows (in thousands):

	September 30, 2024	December 31, 2023

Patents and developed technology	$2,302	$2,302
Trade name	330	330
Other	27	27

Total intangible assets	2,659	2,659
Less accumulated amortization	(2,276)	(2,239)

Net intangible assets	$383	$420

Amortization expense of identifiable intangible assets was less than $0.1 million for the three and nine months ended September 30, 2024. The estimated future amortization of identifiable intangible assets is as follows (in thousands):

Nine Months Ending September 30,

2024 (remaining three months)	13
2025	50
2026	35
2027	29
2028	29
Thereafter	227

Total	$383

NOTE 6 – OTHER FINANCIAL INFORMATION

Accrued Expenses

As of September 30, 2024 and December 31, 2023, accrued expenses consist of the following (in thousands):

	September 30, 2024	December 31, 2023

Accrued payroll	$1,211	$1,498
Accrued legal and other	808	798
Lab rebate liabilities and gift cards	35	38

Total accrued liabilities	$2,054	$2,334

NOTE 7 – PREFERRED STOCK

The Company’s Board of Directors has the authority to issue up to 50,000,000 shares of Preferred Stock. At December 31, 2020, all previously issued shares of Preferred Stock had been redeemed or converted to shares of Common Stock. As of September 30, 2024, the Company’s Board of Directors continues to have the authority to designate up to 50,000,000 shares of Preferred Stock in various series that provide for liquidation preferences, and voting, dividend, conversion, and redemption rights as determined at the discretion of the Board of Directors.

F-19

NOTE 8 – COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held. The Company’s Board of Directors may declare dividends payable to the holders of Common Stock.

Common Stock Transactions During the Periods Presented

On January 9, 2023, the Company closed a private placement (the “January 2023 Private Placement”) pursuant to which the Company agreed to issue and sell 80,000 shares of Common Stock, Pre-Funded Warrants to purchase up to an aggregate of 186,667 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 266,667 shares of Common Stock for net proceeds of approximately $7.4 million. Issuance costs associated with the January 2023 Private Placement were approximately $0.6 million.

On February 28, 2023, the Company acquired certain U.S. and international patents, patent applications, trademarks, product rights, and other miscellaneous intellectual property from AFD. Pursuant to the asset acquisition, the Company agreed to issue 10,000 shares of Common Stock in addition to cash consideration of $50,000. As a result of this transaction the Company recorded intangible assets of approximately $0.2 million. As part of the associated Asset Purchase Agreement, the Company agreed to a future earnout payment consideration based on a sliding-scale percentage on the volume of future sales, as well as a cash payment of $0.2 million upon the achievement of specified milestones. Per the Company’s accounting policy, the contingent consideration obligation will be recorded as the contingency is resolved and the consideration is paid or becomes payable.

In addition, the Company entered into an employment agreement with Dr. Scott Simonetti, DDS, the founder and Chief Executive Officer of AFD, as part-time Senior Director of Research and Development for an annual salary of approximately $0.1 million and a five-year warrant to purchase up to 16,000 shares of Common Stock with an exercise price of $15.25 per share; provided, however, that the shares of Common Stock underlying such warrant are subject to vesting only upon the achievement of specified milestones related to new FDA authorizations for the intangible assets acquired.

As disclosed above, on October 25, 2023 (the “Effective Date”), the Company effected a Reverse Stock Split of its outstanding shares of common stock at a ratio of 1-for-25. As of the Effective Date, every twenty-five shares of the Company’s issued and outstanding Common Stock was combined into one share of Common Stock. As a result, the Company’s issued and outstanding Common Stock on the Effective Date was proportionally reduced from approximately 29,928,786 shares to approximately 1,197,258 shares. The ownership percentage of each of the Company’s stockholders remained unchanged, other than as a result of fractional shares. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split, and stockholders that would hold a fractional share of Common Stock as a result of the Reverse Stock Split had such fractional shares of Common Stock rounded up to the nearest whole share of Common Stock. The number of shares of Common Stock available for issuance under the Company’s equity incentive plans and the Common Stock issuable pursuant to outstanding equity awards and common stock purchase warrants immediately prior to the Reverse Stock Split were proportionately adjusted by the ratio of the Reverse Stock Split. The exercise prices of such outstanding options and warrants were also adjusted in accordance with their respective terms. The number of authorized shares of common stock was not affected by the Reverse Stock Split.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4.0 million of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share. Issuance costs associated with the November 2023 Private Placement were approximately $0.5 million.

In December 2023, 437,393 of the 850,393 pre-funded warrants granted on November 2, 2023 were exercised. In January 2024, the remaining 413,000 pre-funded warrants were exercised.

F-20

On February 14, 2024, the Company entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor in the November 2023 Private Placement pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of the Company’s common stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 common stock purchase warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of the Company’s common stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. Issuance costs associated with the February inducement were approximately $0.3 million.

On June 10, 2024, the Company, entered into a securities purchase agreement (the “SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of New Seneca Partners Inc., a Michigan corporation (“Seneca”), an independent private equity firm. Pursuant to the SPA, the Company sold to V-CO in a private placement offering (the “Private Placement”): (i) 169,498 shares (the “Shares”) of the Company’s Common Stock, (ii) a pre-funded warrant to purchase 3,050,768 shares of Common Stock (the “Pre-Funded Warrant”, with the shares of Common Stock underlying the Pre-Funded Warrant being referred to as the “PFW Shares”), and (iii) a Common Stock Purchase Warrant to purchase up to 3,220,266 shares of Common Stock (the “Common Stock Purchase Warrant, and together with the Pre-Funded Warrant, the “Warrants”, and with the shares of Common Stock underlying the Common Stock Purchase Warrant being referred to as the “Warrant Shares”).

V-CO paid a purchase price of $2.329 for each Share and Pre-Funded Warrant Share and associated Common Stock Purchase Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The Private Placement closed on September 10, 2024. The Company received gross proceeds of $7,500,000 from the Private Placement. The Company intends to use the net proceeds from the Private Placement for general working capital and general corporate purposes. No placement agent was used in connection with the Private Placement. The Common Stock Purchase Warrant has a five year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company.

The SPA provides that for a period of three (3) years from the closing of the offering, Seneca shall be entitled to (i) receive notice of any regular or special meeting of the Company’s board of directors (the “Board”) at the time such notice is provided to the members of the Board, (ii) receive copies of any materials delivered to the Company’s directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of the Board. The SPA also includes standard representations, warranties, indemnifications, and covenants of the Company and V-CO.

The terms of the SPA require the Company to file a registration statement on Form S-3 or other appropriate form (the “Resale Registration Statement”) registering the Shares, the PFW Shares and the Warrant Shares (collectively, the “Registerable Securities”) for resale. Such Resale Registration Statement was filed with the SEC on July 30, 2024, and was declared effective by the SEC on August 7, 2024. Pursuant to the SPA, the Company must also use its commercially reasonable efforts to keep the Resale Registration Statement continuously effective (including by filing a post-effective amendment to the Resale Registration Statement or a new registration statement if the Resale Registration Statement expires) for a period of three (3) years after the date of effectiveness of the Resale Registration Statement or for such shorter period as such securities no longer constitute Registrable Securities, subject to certain limitations specified in the SPA.

On September 18, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors in connection with a registered direct offering (the “Offering”), priced at-the-market under Nasdaq Stock Market rules, to purchase 1,363,812 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at a purchase price of $3.15 per Share. No common stock purchase warrants were offered or issued to investors in the Offering. Offering closed on September 20, 2024.

F-21

H.C. Wainwright & Co., LLC, pursuant to an engagement agreement with the Company, dated May 2, 2024 and amended on August 2, 2024 (as amended, the “Engagement Agreement”), acted as the exclusive placement agent (the “Placement Agent”) for the Offering. Pursuant to the Engagement Agreement, the Company has paid the Placement Agent (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Offering, and (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering. The Company has also agreed to reimburse the Placement Agent for certain expenses and legal fees. In addition, the Company issued to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of Shares sold in the Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years from the commencement of sales in the Offering.

The gross proceeds to the Company from the Offering were approximately $4.3 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The Shares were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Offering has been filed with the SEC.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 30 days following the closing of the Offering. The Company also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one year following the closing of the Offering, subject to certain exceptions.

NOTE 9 – STOCK OPTIONS AND WARRANTS

Stock Options

In 2017, the Company’s shareholders approved the adoption of a stock and option award plan (the “2017 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders have approved a total reserve of 53,333 shares of Common Stock for issuance under the 2017 Plan.

In April 2019, the Company’s shareholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders originally approved a total reserve of 13,334 shares of Common Stock for issuance under the 2019 Plan. At each of the Company’s annual meeting of stockholders held in 2020 and 2021, the Company’s stockholders approved amendments to the 2019 Plan to increase the number of shares of Common Stock available for issuance thereunder by an aggregate of 81,334 shares of Common Stock such that, after such amendments, and prior to any grants, 94,667 shares of Common Stock were available for issuance.

On September 22, 2023, stockholders approved an amendment to the Company’s 2019 Plan to increase the number of shares of Company common stock authorized to be issued pursuant to the 2019 Plan by 80,000 shares from an aggregate of 94,667 shares to an aggregate of 174,667 shares.

F-22

During the nine months ended September 30, 2024, and 2023 the Company granted stock options for the purchase of 105,000 and 16,000 shares of Common Stock at a weighted average of $2.38 and $10.00 respectively. Options for the purchase of 4,036 and 24,000 shares of common stock expired during the nine months ended September 30, 2024, and 2023, respectively. The following table summarizes all stock options from December 31, 2023 to September 30, 2024 (shares in thousands):

	2024
	Shares		Price (1)	Term (2)

Outstanding, at December 31, 2023	127		$62.45	3.4
Granted	105		2.38	3.5
Forfeited	(4)		7.50	3.5
Exercised	-		-

Outstanding, at September 30	228	(3)	36.00	3.4

Exercisable, at September 30	121	(4)	57.35	2.8

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the stock options expire.

(3)	As of September 30, 2024, the aggregate intrinsic value of stock options outstanding was $0.

(4)	As of September 30, 2024, the aggregate intrinsic value of exercisable stock options was $0.

For the nine months ended September 30, 2024, there were 105,000 options granted under the 2017 and the 2019 Plans at an exercise price of 2.38 per share. For the nine months ended September 30, 2024 and 2023, the valuation assumptions for stock options granted under the 2017 Plan and the 2019 Plan were estimated on the date of grant using the BSM option-pricing model with the following weighted-average assumptions:

2024
Grant date closing price of Common Stock	$2.38
Expected term (years)	3.5
Risk-free interest rate	4.3%
Volatility	140%
Dividend yield	0%

For the three months ended September 30, 2024 and 2023, the Company recognized approximately $0.1 million and $0.2 million, respectively, and for the nine months ended September 30, 2024 and 2023, the Company recognized approximately $0.7 million and $1.0 million, respectively, of share-based compensation expense relating to the vesting of stock options. Unrecognized expense relating to these awards as of September 30, 2024 was approximately $1.1 million, which will be recognized over the weighted average remaining term of 3.4 years.

F-23

Warrants

The following table sets forth activity with respect to the Company’s warrants to purchase Common Stock for the nine months ended September 30, 2024 (shares in thousands):

	2024
	Shares		Price (1)	Term (2)
Outstanding, at December 31	2,821		$13.15	4.3
Grants of warrants:
Private placement	6,366	(3)
Consultants for services	4	(4)
Warrant inducement	1,471	(5)
Exercised	(1,394	)(6)
Forfeited	(24)
Outstanding, at September 30	9,244	(7)	$2.98	4.3
Exercisable, at September 30	9,095	(8)	$2.90	4.3

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the warrants expire.

(3)	In June 30, 2024, the Company granted warrants in connection with a private placement consisting of warrants to purchase up to an aggregate of 3,220,266 shares of common stock at an exercise price of $2.204 per share, and pre-funded warrants to purchase up to an aggregate of 3,050,768 with a relative fair value of approximately $7.5 million which was recorded to additional paid-in capital at the time of issuance. In September 30, 2024, the Company granted warrants in connection with a private placement consisting of warrants to purchase up to an aggregate of 95,467 shares of common stock at an exercise price of $3.9375 per share, with a relative fair value of approximately $0.3 million which was recorded to additional paid-in capital at the time of issuance.

(4)	During the second quarter of 2024, the Company granted warrants to purchase up to an aggregate of 4,000 shares of common stock at an exercise price of $2.38 per share, to consultant for business development services.

(5)	In February 2024, the Company granted warrants in connection with a warrant inducement consisting of warrants to purchase up to an aggregate of 1,470,592 shares of common stock at an exercise price of $5.05 per share, with a relative fair value of approximately $3.9 million which was recorded to additional paid-in capital at the time of issuance.

(6)	During the first quarter of 2024, the Company issued an aggregate of 1,393,393 shares of common stock from the exercise of warrants previously issued in November 2023.

(7)	As of September 30, 2024, the aggregate intrinsic value of warrants outstanding was $0 million.

(8)	As of September 30, 2024, the aggregate intrinsic value of warrants exercisable was $0 million.

For the nine months ended September 30, 2024, the valuation assumptions for warrants issued were estimated on the measurement date using the BSM option-pricing model with the following weighted-average assumptions:

2024

Measurement date closing price of Common Stock (1)	$3.08
Contractual term (years) (2)	5.0
Risk-free interest rate	3.1%
Volatility	140%
Dividend yield	0%

(1)	Closing price on grant date.

(2)	The valuation of warrants is based on the expected term.

F-24

NOTE 10 - INCOME TAXES

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three and nine months ended September 30, 2024 and 2023 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to permanent differences, state taxes and change in valuation allowance. A full valuation allowance was in effect, which resulted in the Company’s zero tax expense.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as the Company’s projections for future growth. On the basis of this evaluation, a full valuation allowance has been recorded at September 30, 2024 and December 31, 2023 to record the deferred tax asset that is not likely to be realized.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgement including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

COVID-19 Pandemic

Our business was materially impacted by COVID-19 in 2020 and to some extent thereafter and through the early part of 2023 due to the actions of governmental bodies that mandated quarantines and lockdowns that resulted in many of our VIPs and potential VIPs having to close their offices. The impact of COVID-19 on our business diminished somewhat as 2023 progressed. However, the residual effects of the pandemic on dental workforce availability as well as patient precautionary measures continued to negatively impact our VIP dental practices and our revenue across the U.S. and Canada during 2022 and into 2023. We believe new enrollments during at least the first half of 2023 continued to be negatively impacted by the ongoing overall workforce uncertainties in the dental market. Thus far in 2024, we do not believe COVID-19 issues are impacting our business in any material way. We continue to monitor the overall landscape of potential viral or other diseases which may pose a threat, and we will respond appropriately should any such threats materialize.

Inflation, the War in Ukraine and Middle East Hostilities

The Company believes that as the U.S. experiences a persistent and protracted period of inflation, which has increased (and may continue to increase), the Company and its suppliers’ costs as well as the end cost of the Company’s products to consumers may also increase. In the early part of 2024, there is considerable economic and capital markets uncertainty arising out of several global factors, including but not limited to, Russia’s ongoing war in Ukraine, the Hamas attacks on Israel in October of 2023, Israel’s response to those attacks, (including military engagement in Lebanon and with Iran) have emerged as potential barriers to both near and long-term economic recovery.

F-25

If an economic recession or depression commences and is sustained, it could have a material adverse effect on our business as demand for our products could decrease. To date, the Company has been able to manage inflation risk without a material adverse impact on its business or results of operations. However, inflationary pressures (including increases in the price of raw material components of the Company’s appliances) made it necessary for the Company to adjust its standard pricing for its appliance products effective May 1, 2022, and we may have to do so again in 2024. The full impact of such price adjustments on sales or demand for the Company’s products is not fully known at this time and may require the Company to adjust other aspects of its business as it seeks to grow revenue and, ultimately, achieve profitability and positive cash flow from operations.

An additional inflation-related risk is the Federal Reserve’s response, which included significant increases, and more recently decreases, in interest rates. Such actions have, in times past, created unintended consequences in terms of the impact on housing starts, overall manufacturing, capital markets, and banking. If such disruptions become systemic, like in the recession of 2008, then the impact on the Company’s revenue, earnings potential and access to capital of both inflation and inflation-fighting responses would be impossible to know or calculate.

These conditions could cause an economic recession or depression to commence, and if such recession or depression is sustained, it could have a material adverse effect on the Company’s business as demand for its products could decrease. Such conditions have also had, and may continue to have, an adverse effect on the capital markets, with public stock price decreases and volatility, which could make it more difficult for the Company to raise needed capital at the appropriate time.

F-26

NOTE 12 - NET LOSS PER SHARE OF COMMON STOCK

Basic and diluted net loss per share of Common Stock (“EPS”) is computed by dividing (i) net loss (the “Numerator”), by (ii) the weighted average number of shares of Common Stock outstanding during the period (the “Denominator”).

The calculation of diluted EPS is also required to include the dilutive effect, if any, of stock options, unvested restricted stock awards, convertible debt and Preferred Stock, and other Common Stock equivalents computed using the treasury stock method, in order to compute the weighted average number of shares outstanding. As of September 30, 2024 and 2023, all Common Stock equivalents were antidilutive.

Presented below are the calculations of the Numerators and the Denominators for basic and diluted EPS (dollars in thousands, except per share amounts):

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,
	2024	2023	2024	2023
Calculation of Numerator:
Net loss	$(2,616)	(2,093)	$(8,309)	(9,324)
Loss applicable to common stockholders	$(2,616)	$(2,093)	$(8,309)	$(9,324)
Calculation of Denominator:
Weighted average number of shares of Common Stock outstanding	6,615,320	1,197,258	4,282,210	1,152,607
Net loss per share of Common Stock (basic and diluted)	$(0.40)	$(1.75)	$(1.94)	$(8.09)

As of September 30, 2024 and 2023, the following potential Common Stock equivalents were excluded from the computation of diluted net loss per share of Common Stock since the impact of inclusion was antidilutive (in thousands):

	September 30, 2024	September 30, 2023
Common stock warrants	9,244	496
Common stock options	228	137
Total	9,472	633

NOTE 13 - FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the measurement of fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

Level 2 - Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability

Level 3 - Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any market activity for the asset or liability at measurement date

F-27

As of September 30, 2024 and 2023, the fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities approximated their carrying values due to the short-term nature of these instruments.

As discussed in Note 8, on January 9, 2023, the Company closed on a Private Placement for the sale by the Company of shares of the Company’s common stock and the issuance of pre-funded warrant to purchase up to an aggregate of 186,667 shares of common stock at an exercise price of $0.0001 per share, and the issuance of warrant to purchase up to an aggregate of 266,667 shares of common stock at an exercise price of $30 per share. The warrants are initially exercisable commencing January 9, 2023 through their expiration date of July 9, 2028.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4.0 million of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share. Issuance costs associated with the November 2023 Private Placement were approximately $0.5 million.

In addition, as part of the November 2023 Private Placement, we agreed to amend the existing outstanding common stock purchase warrant held by the purchaser and issued in January 2023 to purchase up to an aggregate of 266,667 shares of Common Stock at an exercise price of $30.00 per share with an expiration date of July 5, 2028. Such amendment, which became effective upon the closing of the November 2023 Private Placement, reduced the exercise price of the January warrant to $3.83 per share and extended the expiration date of such warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January warrant which resulted in the classification of the warrant from liability to equity. The liability associated with those warrants was initially recorded at fair value in the Company’s consolidated balance sheet upon issuance, and subsequently re-measured as of March 31, 2023, June 30, 2023, September 30, 2023, and November 2, 2023 when the November 2023 Private Placement closed. The changes in the fair value between issuance, the March 31, 2023 measurement date, the June 30, 2023 measurement date, the September 30, 2023, and the November 2, 2023 measurement date are recorded as a component of other income (expense), in the consolidated statement of operations.

Recurring Fair Value Measurements

For the three and nine months ended September 30, 2024, the Company did not have any assets and liabilities classified as Level 1, Level 2 or Level 3. The Company concluded that the warrants issued in connection with the private placement, met the definition of a liability under ASC 480, Distinguishing Liabilities from Equity and classified the liability as Level 3. For the nine months ended September 30, 2023, the Company did not have any assets and liabilities classified as Level 1 or Level 2, and had a warranty liability measured at fair value using significant unobservable inputs (Level 3) of approximately $0.6 million.

The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the three and nine months ended September 30, 2024, and 2023 the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

Significant Concentrations

Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents on deposit with financial institutions, the balances of which frequently exceed federally insured limits. Management monitors the soundness of these financial institutions and believes the Company’s risk is negligible. The Company has not experienced any losses in such accounts. If any of the financial institutions with whom the Company does business was to be placed into receivership, the Company may be unable to access the cash they have on deposit with such institutions. If the Company were unable to access cash and cash equivalents as needed, the financial position and ability to operate the business could be adversely affected. As of September 30, 2024, the Company had cash and cash equivalents with three financial institutions in the United States with an aggregate balance of $6.3 million.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. No single customer represented more than 10% of our accounts receivable as of September 30, 2024. The Company maintains reserves for potential bad debts.

Supplier Concentration

As previously disclosed, the Company relies on third-party suppliers and contract manufacturers for the raw materials and components used in our appliances and to manufacture and assemble our products. As of September 30, 2024, the Company had five suppliers that accounted for approximately 80% of the Company’s total purchases during the year. The Company expects to maintain existing relationships with these vendors.

F-28

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Vivos Therapeutics, Inc. and Subsidiaries (PCAOB ID No. 166)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Vivos Therapeutics, Inc. and Subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 30, 2023, except for Note 8, as to which the date is November 22, 2023

We served as the Company’s auditor from 2018 - 2023.

F-29

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Vivos Therapeutics, Inc. and Subsidiaries (PCAOB ID No. 659)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Vivos Therapeutics, Inc. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Moss Adams, LLP

Denver, Colorado

March 28, 2024

We have served as the Company’s auditor since 2023.

F-30

VIVOS THERAPEUTICS INC.

Consolidated Balance Sheets

December 31, 2023 and 2022

(In Thousands, Except Per Share Amounts)

	2023	2022

Current assets
Cash and cash equivalents	$1,643	$3,519
Accounts receivable, net of allowance of $250 and $712, respectively	202	457
Prepaid expenses and other current assets	616	1,448

Total current assets	2,461	5,424

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,314	3,082
Operating lease right-of-use asset	1,385	1,695
Intangible assets, net	420	302
Deposits and other	307	374

Total assets	$10,730	$13,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,145	$1,411
Accrued expenses	2,334	1,912
Current portion of contract liabilities	2,138	2,926
Current portion of operating lease liability	474	419
Other current liabilities	198	145

Total current liabilities	7,289	6,813

Long-term liabilities
Contract liabilities, net of current portion	289	112
Employee retention credit liability	1,220	-
Operating lease liability, net of current portion	1,521	1,994

Total liabilities	10,319	8,919

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 1,833,877 shares as of December 31, 2023 and 920,592 shares as December 31, 2022	-	-
Additional paid-in capital	93,462	84,269
Accumulated deficit	(93,051)	(79,468)
Total stockholders’ equity	411	4,801
Total liabilities and stockholders’ equity	$10,730	$13,720

The accompanying notes are an integral part of these consolidated financial statements.

F-31

VIVOS THERAPEUTICS INC.

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

(In Thousands, Except Per Share Amounts)

	2023	2022
Revenue
Product revenue	$6,270	$8,381
Service revenue	7,531	7,643
Total revenue	13,801	16,024

Cost of sales (exclusive of depreciation and amortization shown separately below)	5,530	6,005

Gross profit	8,271	10,019

Operating expenses
General and administrative	22,479	29,041
Sales and marketing	2,467	5,340
Depreciation and amortization	621	669

Total operating expenses	25,567	35,050

Operating loss	(17,296)	(25,031)

Non-operating income (expense)
Other expense	(212)	(190)
PPP loan forgiveness	-	1,287
Excess warrant fair value	(6,453)	-
Change in fair value of warrant liability, net of issuance costs of $645	10,231	-
Other income	147	89
Loss before income taxes	(13,583)	(23,845)

Net loss	$(13,583)	$(23,845)

Net loss per share (basic and diluted)	$(11.14)	$(25.90)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	1,219,381	920,592

The accompanying notes are an integral part of these consolidated financial statements.

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VIVOS THERAPEUTICS INC.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2023 and 2022

(In Thousands)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2021	920,592	$-	$81,162	$(55,623)	$25,539
Issuance of warrants to consultants for services	-	-	711	-	711
Stock-based compensation expense	-	-	2,396	-	2,396
Net loss	-	-	-	(23,845)	(23,845)

Balances, December 31, 2022	920,592	$-	$84,269	$(79,468)	$4,801

Issuance of common stock and warrants in private placement, net of issuance costs	210,000	-	2,764	-	2,764
Issuance of common stock and warrants to consultants for services	30,000	-	824	-	824
Issuance of common stock for purchase of assets	10,000		116	-	116
Issuance of commons stock upon exercise of warrants	624,059	-	3,652	-	3,652
Shares added for fractional shares pursuant to reverse stock split	39,226
Reclassification of liability-classified warrants to equity	-	-	731	-	731
Stock-based compensation expense	-	-	1,106	-	1,106
Net loss	-	-	-	(13,583)	(13,583)

Balances, December 31, 2023	1,833,877	$-	$93,462	$(93,051)	$411

The accompanying notes are an integral part of these consolidated financial statements.

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VIVOS THERAPEUTICS INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(In Thousands)

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,583)	$(23,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,106	2,396
Depreciation and amortization	621	669
Loss on disposal of assets	-	36
Fair value of common stock issued for services	87	-
Fair value of warrants issued for services	737	711
Change in fair value of warrant liability, net of issuance costs of $645	(10,231)	-
Excess warrant fair value	6,453	-
Forgiveness of indebtness income	-	(1,265)
Changes in operating assets and liabilities:
Accounts receivable	255	746
Operating lease liabilities, net	(109)	7
Tenant improvement allowance	-	516
Prepaid expenses and other current assets	832	126
Deposits	80	(16)
Accounts payable	734	491
Accrued expenses	422	(941)
Employee retention credit liability	1,220	-
Other liabilities	41	144
Contract liability	(611)	638

Net cash used in operating activities	(11,946)	(19,587)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(803)	(924)
Payment for asset purchase	(50)	-

Net cash used in investing activities	(853)	(924)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the private placement of common stock and pre-funded warrants	12,000	-
Payments for issuance costs	(1,077)	-

Net cash provided by financing activities	10,923	-

Net increase (decrease) in cash and cash equivalents	(1,876)	(20,511)
Cash and cash equivalents at beginning of year	3,519	24,030

Cash and cash equivalents at end of year	$1,643	$3,519

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of warrants issued in asset purchase	$116	$-

The accompanying notes are an integral part of these consolidated financial statements.

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VIVOS THERAPEUTICS INC.
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION, DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

BioModeling Solutions, Inc. (“BioModeling”) was organized on March 20, 2007 as an Oregon limited liability company, and subsequently incorporated in 2013. On August 16, 2016, BioModeling entered into a share exchange agreement (the “SEA”) with First Vivos, Inc. (“First Vivos”), and Vivos Therapeutics, Inc. (“Vivos”), a Wyoming corporation established on July 7, 2016 to facilitate this share exchange combination transaction. Vivos was formerly named Corrective BioTechnologies, Inc. until its name changed on September 6, 2016 to Vivos Biotechnologies and on March 2, 2018 to Vivos Therapeutics, Inc. and had no substantial pre-combination business activities. First Vivos was incorporated in Texas on November 10, 2015. Pursuant to the SEA, all of the outstanding shares of common stock and warrants of BioModeling and all of the shares of common stock of First Vivos were exchanged for newly issued shares of common stock and warrants of Vivos, the legal acquirer.

The transaction was accounted for as a reverse acquisition and recapitalization, with BioModeling as the acquirer for financial reporting and accounting purposes. Upon the consummation of the merger, the historical financial statements of BioModeling became the Company’s historical financial statements and recorded at their historical carrying amounts.

On August 12, 2020, Vivos reincorporated from Wyoming to become a domestic Delaware corporation under Delaware General Corporate Law. Accordingly, as used herein, the term “the Company,” “we,” “us.” “our” and similar terminology refer to Vivos Therapeutics, Inc., a Delaware corporation and its consolidated subsidiaries. As used herein, the term “Common Stock” refers to the common stock, $0.0001 par value per share, of Vivos Therapeutics, Inc., a Delaware corporation.

Reverse Stock Split

On October 25, 2023, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on September 22, 2023, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on October 25, 2023 (the “Certificate of Amendment”). Unless the context otherwise requires, all references in the accompanying financial statements, these footnotes to the financial statements in general to shares of the Company’s common stock, including prices per share of the common stock, reflect the Reverse Stock Split. Fractional shares were not issued, and the final number of shares were rounded up to the next whole share.

Description of Business

We are a medical technology and services company that features a comprehensive suite of proprietary oral appliances and therapeutic treatments. Our products non-surgically treat certain maxillofacial and developmental abnormalities of the mouth and jaws that are closely associated with breathing and sleep disorders such as, mild to severe obstructive sleep apnea (“OSA”) and snoring in adults. The Company offers three separate clinical pathways or programs to providers—Guided Growth and Development, Lifeline, and Complete Airway Repositioning and Expansion (“CARE”). Each program features certain oral appliances coupled with specific therapeutic treatments, and each clinical pathway is intended to address the specific needs of a diverse patient population with different patient journeys. For example, the Guided Growth and Development program features the Vivos Guide and PEx appliances along with CO2 laser treatments and other adjunctive therapies designed for treating palatal growth and expansion in pediatric patients as they grow. The mid-range priced Lifeline program features a selection of mandibular advancement devices (“MADs”) such as the Versa and Vida Sleep which are FDA 510(k) cleared for mild-to-moderate OSA in adults, along with the patented Vida appliance, which is FDA 510(k) cleared as unspecified classification for the alleviation of Temporomandibular Joint Dysfunction (“TMD”) symptoms, bruxism, migraine headaches, and nasal dilation.

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The Company’s flagship CARE program, which is part of The Vivos Method, features the Company’s patented DNA, mRNA and mmRNA appliances, which are also FDA 510(k) cleared for mild-to-severe OSA and snoring in adults. The Vivos Method may also include adjunctive myofunctional, chiropractic/physical therapy, and laser treatments that, when properly used with the CARE appliances, constitute a powerful non-invasive and cost-effective means of reducing or eliminating OSA symptoms. In a small subset of a study, the data has actually shown that The Vivos Method can reverse OSA symptoms in a large portion (up to 80%) of patients. The primary competitive advantage of The Vivos Method over other OSA therapies is that The Vivos Method’s typical course of treatment is limited in most cases to 12 to 15 months, and it is possible not to need lifetime intervention, unlike CPAP and neuro-stimulation implants. Additionally, out of approximately 42,000 patients treated to date worldwide with the Company’s entire current suite of products, there have been very few instances of relapse.

The Company offers a suite of diagnostic and support products and services to dental and medical providers and distributors who service patients with OSA or related conditions. Such products and services include (i) VivoScore home sleep screenings and tests (powered by SleepImage® technology), (ii) AireO2 (an electronic health record program designed specifically for use by dentists treating sleep patients), (iii) Treatment Navigator (a concierge service to assist a provider in educating and supporting the doctors as they navigate insurance coverage, diagnostic indications and treatment options), (iv) Billing Intelligence Services (which optimizes medical and dental reimbursement), (v) advanced training and continuing education courses at the Company’s Vivos Institute in Denver, Colorado, (vi) MyoCorrect, a service through which Vivos-trained providers can provide orofacial myofunctional therapy (“OMT”) to patients via a telemedicine platform, and (vii) the Company’s Medical Integration Division (“MID”), which manages independent medical practices under management and development agreement which pays the Company from six (6%) to eight (8%) percent of all net revenue from sleep-related services as well as development fees.

The Company’s business model is to teach, train, and support dentists, medical doctors, and distributors in the use of the Company’s products and services. Dentists who use the Company’s products and services typically enroll in a variety of live or online training and educational programs offered through the Company’s Vivos Institute—an 18,000 sq. ft. facility located near the Denver International Airport. Dentists are able to select the specific program or clinical pathway that they want to focus on, such as Guided Growth and Development or Lifeline or both. They may also enroll in the VIP program for the complete set training, educational, and support services available in all three clinical pathway programs. Dentists enrolled in the VIP Program are referred to as “VIPs.” The Company charges up front enrollment fees to educate and train new providers. The Company also charges for the ancillary support services listed above, and views each product and service as a revenue/profit center.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries (BioModeling, First Vivos, Vivos Therapeutics (Canada) Inc., Vivos Management and Development, LLC, Vivos Del Mar Management, LLC, Vivos Modesto Management, LLC, Vivos Therapeutics DSO LLC, a Colorado limited liability company, and Vivos Airway Alliances, LLC, a Colorado limited liability company), are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company” (an “EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as a result, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGC but any such election to opt out is irrevocable. The Company currently expects to retain its status as an EGC until the year ending December 31, 2026, but this status could end sooner under certain circumstances.

Revenue Recognition

The Company generates revenue from the sale of products and services. A significant majority of the Company’s revenues are generated from enrolling dentists as either (i) Guided Growth and Development VIPs; (ii) Lifeline VIPs; (iii) combined Guided Growth and Development and Lifeline VIPs; or Premier Vivos Integrated Providers (Premier VIPs). Prior to the second quarter of 2023, the majority of VIP enrollments were Premier VIPs. The other, lower priced enrollments were piloted in prior fiscal quarters on a limited basis. They were officially adopted during the second quarter of 2023. For each VIP program, revenue is recognized when control of the products or services is transferred to customers (i.e., VIP dentists ordering such products or services for their patients) in a manner that reflects the consideration the Company expects to be entitled to in exchange for those products and services.

Following the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and the applicable provisions of ASC Topic 842, Leases (“ASC 842”), the Company determines revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;
2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

Service Revenue

VIP Enrollment Revenue

The Company reviews its VIP enrollment contracts from a revenue recognition perspective using the 5-step method outlined above. All program enrollees, irrespective of their level of enrollment, are commonly referred to as VIPs, unless it is necessary to specify their particular program. Once it is determined that a contract exists (i.e., a VIP enrollment agreement is executed and payment is received), service revenue related to VIP enrollments is recognized when the underlying services are performed. The price of the Premier VIP enrollment that the VIP pays upon execution of the contract is significant, running at approximately $26,200, with different entry levels for the various programs described above. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by VIP customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue as performance obligations are met. Accordingly, the contract liability for unearned revenue is a significant liability for the Company. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

The Company enters into programs that may provide for multiple performance obligations. Commencing in 2018, the Company began enrolling medical and dental professionals in a one-year program (now known as the Premier VIP Program) which includes training in a highly personalized, deep immersion workshop format which provides the Premier VIP dentist access to a team who is dedicated to creating a successful integrated practice.

VIP enrollment fees include multiple performance obligations which vary on a contract-by-contract basis. The performance obligations included with enrollments may include sleep apnea rings, a six or twelve months BIS subscription, a marketing package, lab credits and the right to sell our appliances. The Company allocates the transaction price of a VIP enrollment contract to each performance obligation under such contract using the relative standalone selling price method. The relative standalone price method is based on the proportion of the standalone selling price of each performance obligation to the sum of the total standalone selling prices of all the performance obligations in the contract.

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The right to sell is similar to a license of intellectual property because without it the VIP cannot purchase appliances from the Company. The right to sell performance obligation includes the Vivos training and enrollment materials which prepare dentists for treating their patients using The Vivos Method.

Because the right to sell is never sold outside of VIP contracts, and VIP contracts are sold for varying prices, the Company believes that it is appropriate to estimate the standalone selling price of this performance obligation using the residual method. As such, the observable prices of other performance obligations under a VIP contract will be deducted from the contract price, with the residual being allocated to the right to sell performance obligation.

The Company uses significant judgements in revenue recognition including an estimation of customer life over which it recognizes the right to sell. The Company has determined that Premier VIPs who do not complete sessions 1 and 2 of training rarely complete training at all and fail to participate in the Premier VIP program long term. Since the beginning of the Premier VIP program, just under one-third of new VIP members fall into this category, and the revenue allocated to the right to sell for those VIPs is accelerated at the time in which it becomes remote that a VIP will continue in the program. Revenue is recognized in accordance with each individual performance obligation unless it becomes remote the VIP will continue, at which time the remainder of revenue is accelerated and recognized in the following month. Those VIPs who complete training typically remain active for a much longer period, and revenue from the right to sell for those VIPs is recognized over the estimated period of which those VIPs will remain active. Because of various factors occurring year to year, the Company has estimated customer life for each year a contract is initiated. The estimated customer lives are calculated separately for each year and have been estimated at 15 months for 2020, 14 months for 2021, 18 months for 2022, and 23 months for 2023, as a result of customers staying active for longer periods of time. The right to sell is recognized on a sum of the years’ digits method over the estimated customer life for each year as this approximates the rate of decline in VIPs purchasing behaviors we have observed.

Other Service Revenue

In addition to VIP enrollment service revenue, in 2020 the Company launched BIS, an additional service on a monthly subscription basis, which includes the Company’s AireO2 medical billing and practice management software. Revenue for these services is recognized monthly during the month the services are rendered.

The Company also offers its VIPs the ability to provide MyoCorrect to the VIP’s patients as part of treatment with The Vivos Method. The program includes packages of treatment sessions that are sold to the VIPs, and resold to their patients. Revenue for MyoCorrect services is recognized over the 12-month performance period as therapy sessions occur.

Allocation of Revenue to Performance Obligations

The Company identifies all goods and services that are delivered separately under a sales arrangement and allocates revenue to each performance obligation based on relative fair values. These fair values approximate the prices for the relevant performance obligation that would be charged if those services were sold separately, and are recognized over the relevant service period of each performance obligation. After allocation to the performance obligations, any remainder is allocated to the right to sell under the residual method and is recognized over the estimated customer life. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue).

Treatment of Discounts and Promotions

From time to time, the Company offers various discounts to its customers. These include the following:

1)	Discount for cash paid in full

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2)	Conference or trade show incentives, such as subscription enrollment into the SleepImage® home sleep test program, or free trial period for the SleepImage® lease program
3)	Negotiated concessions on annual enrollment fee
4)	Credits/rebates to be used towards future product orders such as lab rebates

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between the Company and the customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and the Company agree upon the amount of consideration that the customer will pay in exchange for the services the Company provides. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. At the end of each reporting period, the Company updates the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product Revenue

In addition to revenue from services, the Company also generates revenue from the sale of its line of oral devices and preformed guides (known as appliances or systems) to its customers, the VIP dentists. These include the DNA appliance®, mRNA appliance®, the mmRNA appliance, the Versa, , the Vida, the Vida Sleep and others. The Company expanded its product offerings in the first quarter of 2023 via the acquisition of certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC, a New York limited liability company (“AFD”). Revenue from appliance sales is recognized when control of product is transferred to the VIP in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The VIP in turn charges the VIP’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, installing the appliance and educating the patient as to its use. The Company contracts with VIPs for the sale of the appliance and is not involved in the sale of the products and services from the VIP to the VIP’s patient.

The Company’s appliances are similar to a retainer that is worn in the mouth after braces are removed. Each appliance is unique and is fitted to the patient. The Company utilizes its network of certified VIPs throughout the United States and in some non-U.S. jurisdictions to sell the appliances to their customers as well as in two dental centers that the Company operates. The Company utilizes third party contract manufacturers or labs to produce its unique, patented appliances and preformed guides. The manufacturer designated by the Company produces the appliance in strict adherence to the Company’s patents, design files, treatments, processes and procedures and under the direction and specific instruction of the Company, ships the appliance to the VIP who ordered the appliance from the Company. All of the Company’s contract manufacturers are required to follow the Company’s master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. The Company performed an analysis under ASC 606-10-55-36 through 55-40 and concluded it is the principal in the transaction and is reporting revenue gross. The Company bills the VIP the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the VIP under the direction of the Company.

In support of the VIPs using the Company’s appliances for their patients, the Company utilizes a team of trained technicians to measure, order and fit each appliance. Upon scheduling the patient (which is the Company’s customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. Revenue is recognized differently for Company owned centers than for revenue from VIPs. The Company recognizes revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

The Company offers certain dentists (known as Clinical Advisors) discounts from standard VIP pricing. This is done to help encourage Clinical Advisors, who help the VIPs with technical aspects of the Company’s products, to purchase Company products for their own practices. In addition, from time to time, the Company offers credits to incentivize VIPs to adopt the Company’s products and increase case volume within their practices. These incentives are recorded as a liability at issuance and deducted from the related product sale at the time the credit is used.

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Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on existing facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, assessing collectability on accounts receivable, the determination of customer life and breakage related to recognizing revenue for VIP contracts, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in asset acquisitions; valuation assumptions for stock options, warrants, warrant liabilities and equity instruments issued for goods or services; deferred income taxes and the related valuation allowances; and the evaluation and measurement of contingencies. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated. However, the Company has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operations will be affected.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents.

Accounts Receivable, Net

Accounts receivable represents amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Accounts receivable are stated at the net amount expected to be collected, using an expected credit loss methodology to determine the allowance for expected credit losses. The Company evaluates the collectability of its accounts receivable and determines the appropriate allowance for expected credit losses based on a combination of factors, including the aging of the receivables, historical collection trends, and charge-offs. When the Company is aware of a customer’s inability to meet its financial obligation, the Company may individually evaluate the related receivable to determine the allowance for expected credit losses. The Company uses specific criteria to determine uncollectible receivables to be charged-off, including bankruptcy filings, the referral of customer accounts to outside parties for collection, and the length that accounts remain past due.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 5 years. Amortization of leasehold improvements is recognized using the straight-line method over the shorter of the life of the improvement or the term of the respective leases which range between 5 and 7 years. The Company does not begin depreciating assets until assets are placed in service.

Intangible Assets, Net

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We test for impairment annually as of December 31. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, and no impairment was required.

Intangible assets consist of assets acquired from First Vivos and costs paid to (i) MyoCorrect, from whom the Company acquired certain assets related to its OMT service in March 2021, (ii) Lyon Management and Consulting, LLC and its affiliates (“Lyon Dental”), from whom the Company acquired certain medical billing and practice management software, licenses and contracts in April 2021 (including the software underlying AireO2) for work related to the Company’s acquired patents, intellectual property and customer contracts and (iii) AFD, from whom the Company acquired certain U.S. and international patents, trademarks, product rights, and other miscellaneous intellectual property in March 2023. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to MyoCorrect, Lyon Dental and AFD for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years.

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Intangible assets consist of assets acquired from First Vivos and costs paid to (i) MyoCorrect, from whom the Company acquired certain assets related to its OMT service in March 2021, (ii) Lyon Management and Consulting, LLC and its affiliates (“Lyon Dental”), from whom the Company acquired certain medical billing and practice management software, licenses and contracts in April 2021 (including the software underlying AireO2) for work related to the Company’s acquired patents, intellectual property and customer contracts and (iii) AFD, from whom the Company acquired certain U.S. and international patents, trademarks, product rights, and other miscellaneous intellectual property in March 2023. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to MyoCorrect, Lyon Dental and AFD for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years.

Impairment of Long-lived Assets

We review and evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an adverse action or assessment by a regulator. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. There were no quantitative or qualitative indicators of impairment that occurred for the year ended December 31, 2023, and no impairment was required.

Equity Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to additional paid-in capital in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as expense in the period when it is determined that an offering is unsuccessful.

Accounting for Payroll Protection Program Loan

The Company accounted for its U.S. Small Business Administration’s (“SBA”) Payroll Protection Program (“PPP”) loan as a debt instrument under ASC 470, Debt. The Company recognized the original principal balance as a financial liability with interest accrued at the contractual rate over the term of the loan. On January 21, 2022, the PPP loan received by the Company on May 8, 2020 was forgiven by the SBA in its entirety, which includes approximately $1.3 million in principal. As a result, the Company recorded a gain on the forgiveness of the loan in the quarter ended March 31, 2022 under non-operating income (expense).

Employee Retention Tax Credit

The employee retention tax credit (“ERTC”) for 2020 was established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and amended by the Taxpayer Certainty and Disaster Tax Relief Act of 2020 (the “Relief Act”). The ERTC provided for changes in the employee retention credit for 2020 and provided an additional credit for the first, second and third calendar quarters of 2021. Employers are eligible for the credit if they experienced either a full or partial suspension of operations during any calendar quarter because of governmental orders due to the COVID-19 pandemic or if they experienced a significant decline in gross receipts based on a comparison of quarterly revenue results for 2020 and/or 2021 and the corresponding quarters in 2019. The ERTC is a refundable credit that employers can claim on qualified wages paid to employees, including certain health insurance costs.

According to the Internal Revenue Service (“IRS”) Notice 2021-20, “Guidance on the Employee Retention Credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act,” the period during which there is a significant decline in gross receipts is determined by identifying the first quarter in 2020 in which the gross receipts are less than 50% of its gross receipts for the same period in 2019. The employee retention credit is available only to eligible employers. Section 2301(c)(2)(A) of the CARES Act defines the term “eligible employer” as any employer carrying on a trade or business during calendar year 2020, and, with respect to any calendar quarter, for which (1) the operation of the trade or business carried on during calendar year 2020 is fully or partially suspended due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes) due to COVID-19, or (2) such calendar quarter is within the period in which the employer had a significant decline in gross receipts, as described in section 2301(c)(2)(B) of the CARES Act. VIP dentists and potential VIPs were forced to close their offices during 2020 as a result of COVID-19. Therefore, the Company qualifies as an eligible employer under this under the CARES Act.

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Section 2301(c)(3)(A)(ii) of the CARES Act also provides that if an eligible employer averaged 100 or fewer employees in 2019 (a “small eligible employer”), qualified wages are those wages paid by the eligible employer with respect to an employee during any period described in section 2301(c)(2)(A)(ii)(I) of the CARES Act (relating to a calendar quarter for which the operation of a trade or business is fully or partially suspended due to a governmental order) or during a calendar quarter within the period described in section 2301(c)(2)(A)(ii)(II) of the CARES Act (relating to a significant decline in gross receipts). The Company averaged fewer than 80 employees in 2019 and is therefore considered a small eligible employer under the CARES Act.

Healthcare plan expenses were not included in the analysis, although they are eligible if an employee has paid health insurance through their paycheck. Section 2301(c)(5)(B) of the CARES Act provides that “wages” include amounts paid by an eligible employer to provide and maintain a group health plan (as defined in section 5000(b)(1) of the Code), but only to the extent that the amounts are excluded from the gross income of employees by reason of section 106(a) of the Code. The Company pays the first $500 of healthcare insurance for each employee, which generally covers the monthly cost of their insurance. Because of this, the Company conservatively did not include any of the cost of insurance in its analysis. Additionally, PPP loan amounts were deducted from the amount of total wages paid before calculating the qualified ERTC wages. The Company applied for the ERTC using Vivos Therapeutics Inc.’s payroll, which covers 95% of its employees.

As indicated above, for 2020, companies were eligible for a credit equal to 50 percent of the first ten thousands of qualified wages paid per employee in the aggregate of each eligible quarter. Therefore, the maximum ERTC for the Company for 2020 is five thousand ($5,000) per employee. For the second and fourth quarters of 2020, the total eligible credit was limited to approximately $0.5 million.

For 2021, the ERTC was 70% of the first ten thousand qualified wages paid per employee each quarter. Accordingly, the credit was limited to approximately $0.7 million. As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for-profit business entities, the Company accounted for the ERTC by analogy to ASC 450, Contingencies. Accordingly, under ASC 450, entities would treat the ERTCs (whether received in cash or as an offset to current or future payroll taxes) as if they were gain contingencies. When applying ASC 450-30, entities would not consider the probability of complying with the terms of the ERC program but, rather, would defer any recognition in the income statement until all uncertainties are resolved and the income is “realized” or “realizable” (i.e., upon receipt of the funds or formal notice by the IRS that the company is entitled to such funds). In our case, the Company elected to follow a more conservative approach and instead of recognizing a receivable for amounts to be received when the amended tax forms were filed in 2022, it was decided to wait for the notice from IRS and cash was received. As for financial statement presentation, it is believed that either classifying the amounts as a reduction to payroll tax expense (expense off-set is however contrary to U.S. GAAP) or as other income to be acceptable with appropriate disclosure of the election made by the company. However, the IRS issued a renewed warning regarding the ERTC on March 7, 2023 urging taxpayers to carefully review the ERTC guidelines. The Company continues to evaluate additional information from the IRS, and elected to disclose the funds received as a separate line item under long-term liabilities on the balance sheet, until more information becomes available from the IRS. As a result, for the period ending December 31, 2023, approximately $1.2 million was recorded under long-term liabilities.

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expense as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

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Share-Based Compensation

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company estimates the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. The Company determines the expected price volatility based on the historical volatilities of shares of the Company’s peer group as the Company does not have a sufficient trading history for its Common Stock. Industry peers consist of several public companies in the bio-tech industry similar to the Company in size, stage of life cycle and financial leverage. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. The Company recognizes the impact of forfeitures and cancellations in the period that the forfeiture or cancellation occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation.

Research and Development

Costs related to research and development are expensed as incurred and include costs associated with research and development of new products and enhancements to existing products. Research and development costs incurred were less than $0.1 million and less than $0.2 million for the years ended December 31, 2023 and 2022, respectively. These are recorded on the statement of operations under general and administrative expense.

Leases

Operating leases are included in operating lease right-of-use (“ROU”) asset, accrued expenses, and operating lease liability - current and non-current portion in our balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, we use our incremental borrowing rate based on the information available at the lease commencement date as the rate implicit in the lease is not readily determinable. The determination of our incremental borrowing rate requires management judgment based on information available at lease commencement. The operating lease ROU assets also include adjustments for prepayments, accrued lease payments and exclude lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. Operating lease cost is recognized on a straight-line basis over the expected lease term. Lease agreements entered into after the adoption of ASC 842 that include lease and non-lease components are accounted for as a single lease component. Lease agreements with a noncancelable term of less than 12 months are not recorded on our balance sheets.

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Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, under which deferred income taxes are recognized based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. The recorded valuation allowance is based on significant estimates and judgments and if the facts and circumstances change, the valuation allowance could materially change. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for each period presented. Diluted net loss per common share is computed by giving effect to all potential shares of Common Stock, including stock options, convertible debt, Preferred Stock, and warrants, to the extent dilutive.

Warrant Accounting

The Company accounts for its warrants and financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with ASC 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liabilities and other financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using the Black-Scholes model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Segment Information

We manage our business within one reportable segment. The Company’s Chief Executive Officer, who is considered to be the chief operating decision maker (CODM), reviews financial information presented on a consolidated basis, accompanied by information about operations for purposes of making operating decisions and assessing financial performance.

Recent Accounting Pronouncements

Presented below is a discussion of new accounting standards including deadlines for adoption assuming that the Company retains its designation as an EGC.

Recently Adopted Standards. The following recently issued accounting standards were adopted by the Company during the period ended December 31, 2023:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This guidance requires use of an impairment model (known as the “current expected credit losses”, or CECL model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. The Company adopted the new accounting standard on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

NOTE 2 - LIQUIDITY AND ABILITY TO CONTINUE AS A GOING CONCERN

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including $13.6 and $23.8 million for the years ended December 31, 2023 and 2022, respectively, resulting in an accumulated deficit of approximately $93.1 million as of December 31, 2023.

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Net cash used in operating activities amounted to approximately $11.9 and $19.6 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had total liabilities of approximately $10.3 million.

As of December 31, 2023, the Company had approximately $1.6 million in cash and cash equivalents, which will not be sufficient to fund operations and strategic objectives over the next twelve months from the date of issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding the Company’s ability to continue as a going concern. See Note 16 for additional information regarding the Company’s financing activity following the period ended December 31, 2023.

Until a state of cash flow positivity is reached, management is reviewing all options to obtain additional financing to fund operations. This financing is expected to come primarily from the issuance of equity securities in order to sustain operations until the Company can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, the Company may be required to delay, significantly modify or terminate some or all of its operations, all of which could have a material adverse effect on the Company and stockholders.

NOTE 3 - REVENUE, CONTRACT ASSETS AND CONTRACT LIABILITIES

Net Revenue

For the years ended December 31, 2023 and 2022, the components of revenue from contracts with customers and the related timing of revenue recognition is set forth in the table below (in thousands):

	2023		2022

Product revenue:
Appliance sales to VIPs	$6,081	(1)	$7,820	(1)
Center revenue	189		561
Total product revenue	6,270		8,381

Service revenue
VIP	3,922		4,838	(2)
Billing intelligence services	887	(3)	1,170	(3)
Sleep testing services	1,185		594
Myofunctional therapy services	861		927
Sponsorship/seminar/other	676		114
Total service revenue	7,531		7,643

Total revenue	$13,801		$16,024

(1)	Appliance revenue from the sale of products is typically fixed at inception of the contract and is recognized at the point in time when shipment of the related products occurs.

(2)	VIP revenue disclosed above for the year ended December 31, 2022, includes a cumulative adjustment from prior years of approximately $0.4 million decrease.

(3)	BIS revenue from subscription contracts is typically fixed at inception of the contract and is recognized ratably over time as the services are performed and the performance obligations completed. Revenue disclosed above for year ended December 31, 2022, includes a cumulative adjustment from prior years of approximately $0.1 million increase.

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Changes in Contract Liabilities

The key components of changes in contract liabilities for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	2023	2022

Beginning balance, January 1	$3,038	$2,399

New contracts, net of cancellations	3,730	6,567
Revenue recognized	(4,341)	(5,928)

Ending balance, December 31	$2,427	$3,038

Current portion of deferred revenue is approximately $2.1 million, which is expected to be recognized over the next 12 months from the date of the period presented. Additionally, revenue from breakage on contract liabilities was approximately $0.5 and $1.6 million for the years ended December 31, 2023 and 2022.

Changes in Accounts Receivable

Our customers are billed based on fees agreed upon in each customer contract. Receivables from customers were $0.2 million at December 31, 2023, a decrease of $0.3 million from $0.5 million at December 31, 2022. An allowance is maintained for accounts receivable which is generally based on a combination of factors, including the aging of the receivables, historical collection trends, and charge-offs. Adjustment to the allowance are recorded in bad debt expense under general and administrative expenses in the consolidated statement of operations. An allowance of $0.3 and $0.7 million existed as of December 31, 2023 and 2022.

Shipping Costs

Shipping costs for product deliveries to customers are expensed as incurred and totaled approximately $0.2 million for the year ended December 31, 2023, and approximately $0.2 million for the year ended December 31, 2022. Shipping costs for product deliveries to customers are included in cost of goods sold in the accompanying consolidated statement of operations.

NOTE 4 - PROPERTY AND EQUIPMENT, NET

As of December 31, 2023 and 2022, property and equipment consist of the following (in thousands):

	2023	2022

Furniture and equipment	$1,321	$1,265
Leasehold improvements	2,479	2,479
Construction in progress	1,435	948
Molds	405	143
Gross property and equipment	5,640	4,835
Less accumulated depreciation	(2,326)	(1,753)

Net Property and equipment	$3,314	$3,082

Leasehold improvements relate to the Vivos Institute (the Company’s 15,000 square foot facility where the Company provides advanced post-graduate education and certification to dentists, dental teams, and other healthcare professionals in a live and hands-on setting) and the two Company-owned dental centers in Colorado. Total depreciation and amortization expense was $0.7 and $0.6 million for the years ended December 31, 2023 and 2022, respectively.

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NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill of $2.8 million as of December 31, 2023 and 2022, consist of the following acquisitions (in thousands):

Acquisitions	2023	2022

BioModeling	$2,619	$2,619
Empowered Dental	52	52
Lyon Dental	172	172

Total goodwill	$2,843	$2,843

Intangible Assets

As of December 31, 2023 and 2022, identifiable intangible assets were as follows (in thousands):

	2023	2022

Patents and developed technology	$2,302	$2,136
Trade name	330	330
Other	27	27

Total intangible assets	2,659	2,493
Less accumulated amortization	(2,239)	(2,191)

Net intangible assets	$420	$302

Amortization expense of identifiable intangible assets was less than $0.1 million for the years ended December 31, 2023 and 2022. The estimated future amortization of identifiable intangible assets is as follows (in thousands):

As of December 31,

2024	50
2025	50
2026	35
2027	29
2028	29
Thereafter	227

Total	$420

NOTE 6 - OTHER FINANCIAL INFORMATION

Accrued Expenses

As of December 31, 2023 and 2022, accrued expenses consist of the following (in thousands):

	2023	2022

Accrued payroll	$1,498	$1,358
Accrued legal and other	798	473
Lab rebate liabilities	38	81

Total accrued expenses	$2,334	$1,912

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NOTE 7 - PREFERRED STOCK

The Company’s Board of Directors has authority to issue up to 50,000,000 shares of Preferred Stock. At December 31, 2020, all previously issued shares of Preferred Stock had been redeemed or converted to shares of Common Stock. As of December 31, 2023, the Company’s Board of Directors continues to have the authority to designate up to 50,000,000 shares of Preferred Stock in various series that provide for liquidation preferences, and voting, dividend, conversion, and redemption rights as determined at the discretion of the Board of Directors.

NOTE 8 - COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held. The Company’s Board of Directors may declare dividends payable to the holders of Common Stock.

On January 9, 2023, the Company closed a private placement (the “January 2023 Private Placement”) pursuant to which the Company agreed to issue and sell 80,000 shares of Common Stock, Pre-Funded Warrants to purchase up to an aggregate of 186,667 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 266,667 shares of Common Stock for net proceeds of approximately $7.4 million. Issuance costs associated with the January 2023 Private Placement were approximately $0.6 million.

On February 28, 2023, the Company acquired certain U.S. and international patents, patent applications, trademarks, product rights, and other miscellaneous intellectual property from AFD. Pursuant to the asset acquisition the Company agreed to issue 10,000 shares of Common Stock in addition to cash consideration of $50,000. As a result of this transaction the Company recorded intangible assets of approximately $0.2 million. As part of the Asset Purchase Agreement, the Company agreed to a future earnout payment consideration based on a sliding-scale percentage on the volume of future sales, as well as a cash payment of $0.2 million upon the achievement of specified milestones. Per the Company’s accounting policy, the contingent consideration obligation will be recorded as the contingency is resolved and the consideration is paid or becomes payable.

In addition, the Company entered into an employment agreement with Dr. Scott Simonetti, DDS, the founder and Chief Executive Officer of AFD, as part-time Senior Director of Research and Development for an annual salary of approximately $0.1 million and a five-year warrant to purchase up to 16,000 shares of Common Stock with an exercise price of $15.25 per share; provided, however, that the shares of Common Stock underlying such warrant are subject to vesting only upon the achievement of specified milestones related to new FDA authorizations for the intangible assets acquired.

As disclosed above, on October 25, 2023 (the “Effective Date”), the Company effected a Reverse Stock Split of its outstanding shares of common stock at a ratio of 1-for-25. As of the Effective Date, every twenty-five shares of the Company’s issued and outstanding Common Stock was combined into one share of Common Stock. As a result, the Company’s issued and outstanding Common Stock on the Effective Date was proportionally reduced from approximately 29,928,786 shares to approximately 1,197,258 shares. The ownership percentage of each of the Company’s stockholders remained unchanged, other than as a result of fractional shares. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split, and stockholders that would hold a fractional share of Common Stock as a result of the Reverse Stock Split had such fractional shares of Common Stock rounded up to the nearest whole share of Common Stock.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4,000,003 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share. Issuance costs associated with the November 2023 Private Placement were approximately $0.5 million.

On February 14, 2024, the Company entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor in the November 2023 Private Placement pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of the Company’s common stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 common stock purchase warrant to purchase 735,296 shares of our common stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of the Company’s common stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

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The number of shares of Common Stock available for issuance under the Company’s equity incentive plans and the Common Stock issuable pursuant to outstanding equity awards and common stock purchase warrants immediately prior to the Reverse Stock Split were proportionately adjusted by the ratio of the Reverse Stock Split. The exercise prices of such outstanding options and warrants were also adjusted in accordance with their respective terms. The number of authorized shares of common stock was not affected by the Reverse Stock Split.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Stock Options

In 2017, the Company’s shareholders approved the adoption of a stock and option award plan (the “2017 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders have approved a total reserve of 53,333 shares of Common Stock for issuance under the 2017 Plan.

In April 2019, the Company’s shareholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders originally approved a total reserve of 13,333 shares of Common Stock for issuance under the 2019 Plan. At each of the Company’s annual meeting of stockholders held in 2020 and 2021, the Company’s stockholders approved amendments to the 2019 Plan to increase the number of shares of Common Stock available for issuance thereunder by an aggregate of 81,334 shares of Common Stock such that, after such amendments, and prior to any grants, 94,667 shares of Common Stock were available for issuance.

On September 22, 2023, stockholders approved an amendment to the Company’s 2019 Plan to increase the number of shares of Company common stock authorized to be issued pursuant to the 2019 Plan by 80,000 shares from an aggregate of 94,667 shares to an aggregate of 174,667 shares.

During the years ended December 31, 2023 and 2022, the Company issued stock options to purchase 16,000 and 78,967 shares of Common Stock at a weighted average exercise price of $9.98 and $25.25 per share respectively, to certain members of the Board of Directors, employees and consultants. The stock options allow the holders to purchase shares of Common Stock at prices between $8.50 and $187.50 per share. Options for the purchase of 33,553 and 48,254 shares of common stock expired as of December 31, 2023 and 2022, respectively. The following table summarizes all stock options as of December 31, 2023 and 2022 (shares in thousands):

	2023				2022
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, at December 31,	145		$72.25	3.3	114		$124.00	3.3
Granted	16		9.89		79		25.25
Forfeited	(34)		-		(48)		-
Exercised	-		-		-		-

Outstanding, at December 31	127	(3)	62.45	3.4	145	(4)	72.25	3.3

Exercisable, at December 31	89	(4)	68.67	3.1	90	(5)	75.50	3.4

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the stock options expire.

(3)	As of December 31, 2023, and 2022 the aggregate intrinsic value of stock options outstanding was approximately $65,500.

(4)	As of December 31, 2023, and 2022 the aggregate intrinsic value of exercisable stock options was approximately $24,600.

F-49

For the year ended December 31, 2023 and 2022, the valuation assumptions for stock options granted under the 2017 Plan and the 2019 Plan were estimated on the date of grant using the BSM option-pricing model with the following weighted-average assumptions:

	2023	2022

Grant date closing price of Common Stock	$9.89	$25.25
Expected term (years)	3.5	3.5
Risk-free interest rate	3.9%	3.4%
Volatility	102%	112%
Dividend yield	0%	0%

Based on the assumptions set forth above, the weighted-average grant date fair value per share for stock options granted for the years ended December 31, 2023 and 2022 was $9.89 and $25.25, respectively.

For the years ended December 31, 2023 and 2022, the Company recognized approximately $1.1 and $2.4 million, respectively, of share-based compensation expense relating to the vesting of stock options. Unrecognized expense relating to these awards as of December 31, 2023 and 2022 was approximately $1.8 and $3.0 million, respectively, which will be recognized over the weighted average remaining term of 3.7 and 4.1 years, respectively.

Warrants

The following table sets forth activity with respect to the Company’s warrants to purchase Common Stock for the years ended December 31, 2023 and 2022 (shares in thousands):

	2023				2022
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, at December 31	144		$137.50	2.6	102		$186.00	3.1
Grants of warrants:
Consultants for services	86	(3)			42
Private placement	3,265	(4)			-
Exercised	(624	)(5)			-
Forfeited	(50)				-
Outstanding, at December 31	2,821	(6)	$13.15	4.6	144	(6)	$137.50	2.6

Exercisable, at December 31	2,760	(7)	$9.30	3.5	124	(7)	$145.00	2.5

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the warrants expire.

(3)	In February 2023, the Company granted warrants to consultants in exchange for business development, product development and distribution. Warrants issued in February 2023 provide for the purchase of an aggregate of 84,000 shares of common stock at an exercise price of $22.75 and $15.25 per share with a fair value of approximately $1.3 million which will be recognized upon the achievement of performance metrics and milestones. In June 2023, the Company granted warrants to consultants in exchange for services. Warrants issued in June 2023 provide for the purchase of an aggregate of 1,500 shares of common stock at an exercise price of $10.25 per share at a fair value of approximately $0.1 million which will be recognized upon the achievement of performance metrics and milestones. In August 2023, the Company granted warrants to consultants in exchange for services. Warrants issued in August 2023 provide for the purchase of an aggregate of 900 shares of common stock at an exercise price of $8.50 per share at a fair value of approximately less than $0.1 million which will be recognized per the vesting schedule. For the years ended December 31, 2023 and 2022, the Company recognized expense of $0.7 million, respectively.

F-50

(4)	In January 2023, the Company granted warrants in connection with a private placement consisting of pre-funded warrants to purchase up to an aggregate of 186,667 shares of common stock at an exercise price of $0.0001 per share, and warrants to purchase up to an aggregate of 266,667 shares of common stock at an exercise price of $30 per share with a fair value of approximately $14.5 million which was recognized as warrant liability at the time of issuance. In November 2023, the Company amended the warrants to modify the provisions that had required them to be previously classified as liabilities and enabled them to be classified as equity under the relevant accounting standards (see note 14). Additionally, in November 2023, the Company granted warrants in connection with a private placement consisting of pre-funded warrants to purchase up to an aggregate of 850,393 shares of common stock at an exercise price of $0.0001 per share, and warrants to purchase up to an aggregate of 1,960,786 shares of common stock at an exercise price of $3.83 per share with a relative fair value of approximately $3.8 million which was recorded to additional paid-in capital at the time of issuance.

(5)	In March 2023, the Company issued an aggregate of 186,667 shares of common stock from the exercise of warrants previously issued in January 2023. In December 2023, the Company issued an aggregate of 437,393 shares of common stock from the exercise of warrants previously issued in November 2023.

(6)	As of December 31, 2023 and 2022, the aggregate intrinsic value of warrants outstanding was $19.2 million, and $0, respectively.

(7)	As of December 31, 2023 and 2022, the aggregate intrinsic value of warrants exercisable was $19.2 million, and $0 respectively.

For the years ended December 31, 2023 and 2022, the valuation assumptions for warrants issued were estimated on the measurement date using the BSM option-pricing model with the following weighted-average assumptions:

	2023	2022

Measurement date closing price of Common Stock (1)	$3.83	$19.75
Contractual term (years) (2)	3.4	5.0
Risk-free interest rate	4.7%	3.6%
Volatility	100%	102%
Dividend yield	0%	0%

(1)	Weighted average grant price.

(2)	The valuation of warrants is based on the expected term.

NOTE 10 - RELATED PARTY TRANSACTIONS

For the years ended December 31, 2023 and 2022, options for the purchase of 16,000 and 79,000, respectively, of common stock were granted to the Company’s directors, officers, employees and consultants.

F-51

NOTE 11 - INCOME TAXES

For the years ended December 31, 2023 and 2022, the domestic and foreign components of loss before income taxes consist of the following (in thousands):

	2023	2022

Domestic	$(13,626)	$(23,945)
International	43	100
Loss before income taxes	$(13,583)	$(23,845)

For the years ended December 31, 2023 and 2022, , the Company did not recognize any current or deferred income tax expense due to a valuation allowance against all of its net deferred income tax assets.

A reconciliation between the income tax benefit computed by applying the statutory U.S. federal income tax rate of 21% to the pre-tax loss, and the income tax benefit recognized in the consolidated financial statements is as follows for the years ended December 31, 2023 and 2022 (in thousands):

	2023	2022

Income tax (benefit) computed at federal statutory rate	$(2,852)	$(5,007)
PPP loan forgiveness	-	(270)
Other permanent differences	174	346
State tax expenses	(365)	(510)
Prior year adjustment to state net operating loss carryforward	(200)	(44)
Nontaxable gain on change in fair value of warrants, net of issuance costs	(793)	-
Non-qualified stock option cancellations	260	613
Other	86	-
Change in valuation allowance	3,690	4,872

Total income tax benefit	$-	$-

As of December 31, 2023 and 2022, the principal components of deferred tax assets and liabilities were as follows (in thousands):

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	17,354	13,786
Stock based compensation	532	776
Lease liability	472	561
Property, equipment and intangibles	662	458
Other	649	452

Total deferred tax assets before valuation allowance	19,669	16,033
Valuation allowance	(19,329)	(15,639)
Total deferred income tax assets after valuation allowance	340	394
Deferred tax liabilities:
Goodwill	(12)	-
ROU asset	(328)	(394
Total deferred income tax liabilities	(340)	(394)

Net deferred tax assets and liabilities	$-	$-

F-52

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this evaluation, as of December 31, 2023, a valuation allowance of $19.3 million has been recorded to record the deferred tax asset that is more likely than not to be realized. For the years ended December 31, 2023 and 2022, the valuation allowance increased by $3.7 million and $4.8 million, respectively.

As of December 31, 2023, the Company has federal net operating loss (“NOL”) carryforwards of $72.4 million. The Company also has various state NOL carry forwards. The determination of the state NOL carryforwards is dependent upon the apportionment percentages and state laws that can change from year to year and impact the amount of such carryforwards. If federal NOL carryforwards are not utilized, approximately $3.3 million will expire in 2036 and 2037. As of December 31, 2023, the remaining federal NOL carryforward of $69.1 million has no expiration date.

Federal and state laws impose substantial restrictions on the utilization of NOL carryforwards if the Company experiences significant ownership changes as defined in Section 382 of the Internal Revenue Code (“IRC”). Pursuant to IRC Section 382, annual use of the Company’s NOL carryforwards may be limited in the event a cumulative change in ownership of more than 50% among 5% or greater shareholders (or shareholder groups) over any three-year period. The Company is not currently utilizing its federal and state NOL carryforwards and has not completed a formal study to determine if any past ownership changes may have triggered limitations under IRC Section 382.. The Company’s ability to use its remaining NOL carryforwards may be further limited if the Company experiences an IRC Section 382 ownership change in connection with future changes in the Company’s stock ownership.

Management does not believe there are any significant uncertain tax positions as of and for the years ended December 31, 2023 and 2022. Accordingly, no interest and penalties related to uncertain tax positions have been recognized for the years ended December 31, 2023 and 2022.

The Company files income tax returns in the United States federal and various state jurisdictions. The Company is no longer subject to income tax examinations for federal income taxes before 2020 or for states before 2019. Net operating loss carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOL’s generated as such NOL’s are utilized. As of December 31, 2023, the Company has filed all appropriate foreign operation tax returns.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus, now widely acknowledged to have been generally ineffective, and in many ways, harmful. As a result, nearly all of these Orders have been relaxed or lifted, but there is considerable uncertainty about whether the Orders will be reinstated should a new COVID-19 variant or entirely new virus emerge.

Our business was materially impacted by COVID-19 in 2020 and to some extent thereafter and through the early part of 2023 due to the actions of governmental bodies that mandated quarantines and lockdowns that resulted in many of our VIPs and potential VIPs having to close their offices. The impact of COVID-19 on our business diminished somewhat as 2023 has progressed. However, it appears that the latest COVID-19 subvariants evoke generally milder symptoms and do not pose the same health or economic threat as previous strains. However, the residual effects of the pandemic on dental workforce availability as well as patient precautionary measures continued to negatively impact our VIP dental practices and our revenue across the U.S. and Canada during 2022 and into 2023. We believe new enrollments during 2023 continue to be negatively impacted by the ongoing overall workforce uncertainties in the dental market. In addition, new variants of COVID-19 continue to arise, and such variants may in the future cause an adverse effect on the dental market. As such, the long-term financial impact on our business of COVID-19 as well as these other matters cannot reasonably be fully estimated at this time.

F-53

Inflation, the War in Ukraine and Middle East Hostilities

The Company believes that as the U.S. experiences a period of inflation, which has increased (and may continue to increase), the Company and its suppliers’ costs as well as the end cost of the Company’s products to consumers may also increase. The worldwide supply chain constraints and economic and capital markets uncertainty arising out of Russia’s invasion of Ukraine in February 2022 and Hamas attacks on Israel in October of 2023 and Israel’s response have emerged as new barriers to long-term economic recovery. If an economic recession or depression commences and is sustained, it could have a material adverse effect on our business as demand for our products could decrease. To date, the Company has been able to manage inflation risk without a material adverse impact on its business or results of operations, and inflation has begun to abate somewhat during 2023. However, inflationary pressures (including increases in the price of raw material components of the Company’s appliances) made it necessary for the Company to adjust its standard pricing for its appliance products effective May 1, 2022. The full impact of such price adjustments on sales or demand for the Company’s products is not fully known at this time and may require the Company to adjust other aspects of its business as it seeks to grow revenue and, ultimately, achieve profitability and positive cash flow from operations.

An additional inflation-related risk is the Federal Reserve’s response, which up to this point has been to raise interest rates. Such actions have, in times past, created unintended consequences in terms of the impact on housing starts, overall manufacturing, capital markets, and banking. If such disruptions become systemic, like in the recession of 2008, then the impact on the Company’s revenue, earnings potential and access to capital of both inflation and inflation-fighting responses would be impossible to know or calculate.

These conditions could cause an economic recession or depression to commence, and if such recession or depression is sustained, it could have a material adverse effect on the Company’s business as demand for its products could decrease. Such conditions have also had, and may continue to have, an adverse effect on the capital markets, with public stock price decreases and volatility, which could make it more difficult for the Company to raise needed capital at the appropriate time.

Operating Leases

The Company has entered into various operating lease agreements for certain offices, medical facilities and training facilities. These leases have original lease periods expiring between 2022 and 2029. Most leases include an option to renew and the exercise of a lease renewal option typically occurs at the discretion of both parties. For purposes of calculating operating lease liabilities, lease terms are deemed not to include options to extend the lease until it is reasonably certain that the Company will exercise that option.

In January 2017, the Company entered into a commercial lease agreement for 2,220 square feet of office in Johnstown, Colorado that was to commence on March 1, 2018 and end February 28, 2025. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $0.3 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.0%.

In May 2018, the Company entered into a commercial lease agreement for 3,643 square feet of office in Highlands Ranch, Colorado that was to commence on November 1, 2018 and end on January 1, 2029. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $0.8 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 7.3%.

In October 2020, the Company entered into a commercial lease agreement for 4,800 square feet of office in Orem, Utah that was to commence on January 1, 2021 and end on December 1, 2025. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $0.6 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.6%.

F-54

In April 2019, the Company entered into a commercial lease agreement for 3,231 square feet of office in Highlands Ranch, Colorado that was to commence on May 1, 2019 and end on May 31, 2022. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $0.1 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.7%.

In April 2019, the Company entered into a commercial lease agreement for 14,732 square feet of office space for its former corporate headquarters in Denver, Colorado that was to commence on September 23, 2020 and end on March 22, 2028. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $1.4 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 7.1%.

In April 2022, the Company entered into a commercial lease agreement for 8,253 square feet of office space for its corporate headquarters in Littleton, Colorado that commenced May 16, 2022 and ends on November 15, 2027. As of May 16, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $1.5 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 10.6%.

As of December 31, 2023 and 2022, the components of lease expense are as follows (in thousands):

Lease cost:	2023	2022

Operating lease cost	$481	$487
Total net lease cost	$481	$487

Rent expense is recognized on a straight-line basis over the lease term. Lease expense, including real estate taxes and related costs for the years ended December 31, 2023 and 2022 aggregated approximately $0.5 million, respectively. This is included under general and administrative expense.

As of December 31, 2023 and 2022, the remaining lease terms and discount rate used are as follows (in thousands):

	2023	2023

Weighted-average remaining lease term (years)	3.7	4.6
Weighted-average discount rate	8.3%	8.3%

Supplemental cash flow information related to leases as of December 31, 2023 and 2022 is as follows (in thousands):

	2023	2022
Cash flow classification of lease payments:
Operating cash flows from operating leases	602	438

F-55

As of December 31, 2023 and 2022, the maturities of the Company’s future minimum lease payments were as follows (in thousands):

As of December 31,

2024	621
2025	594
2026	507
2027	493
2028	133
Thereafter	7

Total lease payments	2,355
Less: Imputed interest	(360)
Total	$1,995

NOTE 13 - NET LOSS PER SHARE OF COMMON STOCK

Basic and diluted net loss per share of Common Stock (“EPS”) is computed by dividing (i) net loss (the “Numerator”), by (ii) the weighted average number of shares of Common Stock outstanding during the period (the “Denominator”).

The calculation of diluted EPS is also required to include the dilutive effect, if any, of stock options, unvested restricted stock awards, convertible debt and Preferred Stock, and other Common Stock equivalents computed using the treasury stock method, in order to compute the weighted average number of shares outstanding. As of December 31, 2023 and 2022, all Common Stock equivalents were antidilutive.

Presented below are the calculations of the Numerators and the Denominators for basic and diluted EPS (dollars in thousands, except per share amounts):

	2023	2022
Calculation of Numerator:
Net loss	$(13,583)	(23,845)

Loss applicable to common stockholders	$(13,583)	$(23,845)

Calculation of Denominator:
Weighted average number of shares of Common Stock outstanding	1,219,381	920,592

Net loss per share of Common Stock (basic and diluted)	$(11.14)	$(25.90)

As of December 31, 2023 and 2022, the following potential Common Stock equivalents were excluded from the computation of diluted net loss per share of Common Stock since the impact of inclusion was antidilutive (in thousands):

	2023	2022

Common stock warrants	2,822	145
Common stock options	127	145
Total	2,949	290

NOTE 14 - FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the measurement of fair value:

F-56

Level 1-Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

Level 2-Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability

Level 3-Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any market activity for the asset or liability at measurement date

As of December 31, 2023 and 2022, the fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities approximated their carrying values due to the short-term nature of these instruments.

As discussed in Note 8, on January 9, 2023, the Company closed on the Private Placement for the sale by the Company of shares of the Company’s common stock and the issuance of pre-funded warrant to purchase up to an aggregate of 186,667 shares of common stock at an exercise price of $0.0001 per share, and the issuance of warrant to purchase up to an aggregate of 266,667 shares of common stock at an exercise price of $30 per share. The warrants are initially exercisable commencing January 9, 2023 through their expiration date of July 9, 2028. In addition, as part of the November 2023 Private Placement, we agreed to amend the existing outstanding common stock purchase warrant held by the purchaser and issued in January 2023 to purchase up to an aggregate of 266,667 shares of Common Stock at an exercise price of $30.00 per share with an expiration date of July 5, 2028. Such amendment, which became effective upon the closing of the November 2023 Private Placement, reduced the exercise price of the January warrant to $3.83 per share and extended the expiration date of such warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January warrant which resulted in the classification of the warrant from liability to equity. The liability associated with those warrants was initially recorded at fair value in the Company’s consolidated balance sheet upon issuance, and subsequently re-measured as of March 31, 2023, June 30, 2023, September 30, 2023, and November 2, 2023 when the November 2023 Private Placement closed. The changes in the fair value between issuance, the March 31, 2023 measurement date, the June 30, 2023 measurement date, the September 30, 2023, and the November 2, 2023 measurement date are recorded as a component of other income (expense), in the consolidated statement of operations.

Recurring Fair Value Measurements

For the years ended December 31, 2023 and 2022, the Company did not have any assets and liabilities classified as Level 1, Level 2 or Level 3. The Company has concluded that the warrants issued in connection with the private placement, met the definition of a liability under ASC 480, Distinguishing Liabilities from Equity and has classified the liability as Level 3.

The following table represent a reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2023:

Warrant Liability
(In thousands)

Beginning balance, January 1	$-
Issuance of warrants	14,453
Exercise of warrants	(2,847)
Change in fair value upon re-measurement	(10,875)
Reclassification of warrant liabilities to additional paid-in-capital	(731)
Ending balance, December 31	$-

F-57

The Company has re-measured the liability to estimate fair value at November 2, 2023 as a result of the amendment described above, using the Black-Scholes option pricing model with the following assumptions:

	January 9, 2023	March 31, 2023	June 30, 2023	September 30, 2023	November 2, 2023

Measurement date closing price of Common Stock (1)	$36.00	$8.50	$12.75	$4.75	$3.62
Contractual term (years) (2)	5.5	5.3	5.0	4.8	5.0
Risk-free interest rate	3.6%	3.5%	4.1%	4.5%	4.6%
Volatility	100%	100%	100%	100%	100%
Dividend yield	0%	0%	0%	0%	0%

(1)	Based on the trading value of common stock of Vivos Therapeutics, Inc. as of January 9, 2023 and each presented period ending date.

(2)	The valuation of warrants is based on the expected term.

The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the years ended December 31, 2023 and 2022, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

Significant Concentrations

Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents on deposit with financial institutions, the balances of which frequently exceed federally insured limits. Management monitors the soundness of these financial institutions and believes the Company’s risk is negligible. The Company has not experienced any losses in such accounts. If any of the financial institutions with whom the Company does business was to be placed into receivership, the Company may be unable to access the cash they have on deposit with such institutions. If the Company were unable to access cash and cash equivalents as needed, the financial position and ability to operate the business could be adversely affected. As of December 31, 2023, the Company had cash and cash equivalents with three financial institutions in the United States with an aggregate balance of $1.6 million.

F-58

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. No single customer represented more than 10% of our accounts receivable as of December 31, 2023. The Company maintains reserves for potential bad debts.

Supplier Concentration

As previously disclosed, the Company relies on third-party suppliers and contract manufacturers for the raw materials and components used in our appliances and to manufacture and assemble our products. As of December 31, 2023, the Company had five suppliers that accounted for approximately 80% of the Company’s total purchases during the year. The Company expects to maintain existing relationships with these vendors.

NOTE 15 – SUBSEQUENT EVENTS

On October 30, 2023, the Company entered into a Securities Purchase Agreement with an institutional investor (the “Holder”) pursuant to which the Company sold an aggregate of approximately $4.0 million of securities of the Company in a private placement, such securities consisting of shares of the Company’s common stock, par value $0.0001 (or, in lieu of a Share, a pre-funded warrant to purchase one share of Common Stock), (ii) a Series A Warrant to purchase up to 980,393 shares of Common Stock and (iii) a Series B Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share. The private placement closed on November 2, 2023. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

On February 14, 2024, the Company entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the Holder pursuant to which the Holder agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the Securities and Exchange Commission (“SEC”) on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, the Company agreed to issue to the Holder, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of Common Stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock Purchase Warrant to purchase 735,296 shares of Common Stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

The Inducement Transaction closed on February 20, 2024. The Company intends to use the net proceeds received for general working capital and general corporate purposes.

The terms of the Inducement Agreement require the Company to file a registration statement registering the Inducement Warrant Shares for resale (“Resale Registration Statement”) no later than April 5, 2024 and to use commercially reasonable best efforts to cause the Resale Registration Statement to be effective within 60 calendar days following the filing.

The Company further agreed that until forty-five (45) days after the closing date of the Inducement Transaction, it will not (other than in connection with limited enumerated exceptions) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement (other than the Resale Registration Statement). The Company is further prohibited from entering into any “variable rate transaction” for a period of six months from the effective date of the Resale Registration Statement.

The Inducement Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the Inducement Warrant Shares are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to the Company, (iv) a put right granting the Holder the right to require the Company or its successor to redeem the Inducement Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the Inducement Warrants) and (v) other customary provisions for warrants of this type.

F-59

VIVOS THERAPEUTICS, INC.

854,332 Shares of

Common Stock

PROSPECTUS

_____________, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company.

Type	Amount
SEC Registration Fee	$626.71
Accounting Fees	$50,000.00
Legal Fees	$75,000.00
Total expenses	$125,626.71

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our Certificate of Incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

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Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

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Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder in that (i) none of the offers and sales constituted a public offering of securities and/or (ii) the securities were only offered and sold to accredited investors.

On February 25, 2022 the Company issued 11,600 stock options to certain employees and officers with an exercise price of $81.75 per share, one-fifth vested on the date of grant, and one-fifth vests annually through February 25, 2026. Additionally, the Company issued warrants to purchase 3,200 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $81.75 per share, vesting monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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On May 12, 2022, the Company issued 10,600 stock options to certain employees and officers with an exercise price of $32.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through May 12, 2027. Additionally, the Company issued warrants to purchase 5,200 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $32.25 per share. 1,600 of these warrants vested immediately upon issuance, 2,400 of these warrants vest monthly over a six month term and 1,200 of these warrants vest monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On July 8, 2022, the Company issued 600 stock options to a certain employee with an exercise price of $36.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through July 8, 2027.

On December 23, 2022, the Company issued 56,167 stock options to certain employees and officers with an exercise price of $12.00 per share, 31,500 of these options vested one-fifth on the date of grant, and one-fifth vests annually through December 23, 2026, 6,400 of these options vested 50% on the date of grant, and 25% vest on March 23, 2023, and the remaining 25% vest on June 23, 2023, and 18,267 of these options vested immediately upon issuance. Additionally, the Company issued warrants to purchase 34,000 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $12.00 per share. 22,300 of these warrants vested immediately upon issuance, 1,100 of these warrants vest quarterly over one year term, 4,600 of these warrants vest quarterly over two year term of the agreement, 2,000 of these warrants vest annually over two year term, and 4,000 of these warrants exercisable upon the achievement of pre-determined performance metrics. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On January 9, 2023, the Company, closed a private placement (the “Private Placement”) pursuant to which the Company agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of the Company’s Common Stock, $0.0001 par value (or a pre-funded warrant to purchase one share of Common Stock) (the “Pre-Funded Warrants”) and one warrant exercisable for one share Common Stock (the “Common Stock Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”). No actual units will be issued in the Private Placement.

Pursuant to the Purchase Agreement, the Company agreed to issue and sell in the Private Placement 80,000 Shares, Pre-Funded Warrants to purchase up to an aggregate of 186,666 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 266,667 shares of Common Stock (collectively with the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants, the “Warrant Shares”). The purchase price per Share and associated Common Stock Purchase Warrant was $30.00, and the purchase price per Pre-Funded Warrant and associated Common Stock Purchase Warrant was $29.9998.

Each Common Stock Purchase Warrant entitles the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $30.00 per share. Each Pre-Funded Warrant entitles the holder, for a period until all Pre-Funded Warrants are exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4,000,003 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share.

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor in the November 2023 Private Placement pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock purchase warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

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On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

 On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

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Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

The Company has also issued to the Placement Agent or its designees warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date.

The gross proceeds to the Company from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation of Vivos Therapeutics, Inc. filed with Delaware Secretary of State on August 12, 2020. (1)

3.2	Amended and Restated Bylaws of Vivos Therapeutics, Inc. (1)

3.3	Certificate of Conversion filed with Delaware Secretary of State on August 12, 2020. (1)

3.4	Certificate of Amendment to the Certificate of Incorporation of Vivos Therapeutics, Inc., dated October 25, 2023.(8)

4.1	Form of Stock Certificate. (1)

4.2	Form of Representative’s Warrant in connection with the Company’s initial public offering. (2)

4.3	Form of Representative’s Warrant in connection with the Company’s May 2021 follow-on offering. (5)

4.4	Form of Common Stock Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.5	Form of Pre-Funded Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.6	Form of Series A Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.7	Form of Series B Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.8	January 2023 Warrant Amendment, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.9	Form of Pre-Funded Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.10	Form of Series B-1 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

4.11	Form of Series B-2 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

4.12	Pre-Funded Warrant, dated June 10, 2024, issued to V-CO Investors LLC. (13)

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4.13	Warrant, dated June 10, 2024, issued to V-CO Investors LLC. (13)

4.14	Form of Purchase Warrant (16)

4.15	Form of Placement Agent Warrant (16)

5.1**	Opinion of Ellenoff Grossman & Schole LLP

10.1	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between R. Kirk Huntsman and Vivos Therapeutics, Inc. (3) †

10.2	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between Bradford Amman and Vivos Therapeutics, Inc. (3) †

10.3	Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan. (1)

10.4	Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan. (1)

10.5	Licensing, Distribution, and Marketing Agreement dated February 12, 2021 between the Company and MyCardio, LLC. (4)+

10.6	Sales Agreement dated February 7, 2022, between the Company and Roth Capital Partners, LLC.(6)

10.7	Form of Securities Purchase Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

10.8	Form of Registration Rights Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

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10.9	Placement Agency Agreement, dated January 5, 2023, between the Company and Roth Capital Partners, LLC and A.G.P./Alliance Global Partners (7)

10.10	Form of Securities Purchase Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.11	Form of Registration Rights Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.12	Placement Agency Agreement, dated November 2, 2023, between the Company and A.G.P./Alliance Global Partners (9)

10.13	Warrant Inducement Agreement, dated February 14, 2024, between the Company and the investor in the February 2024 Inducement Transaction (11)

10.14	Securities Purchase Agreement by and between the Company and V-CO Investors LLC, dated as of June 10, 2024 (14)

10.15	Strategic Alliance Agreement by and between VIS Providers, PLLC and Rebis Health Holdings, LLC, dated as of June 10, 2024 (14)

10.16	Management Services Agreement by and between the Company, Airway Integrated Management Company, LLC, and V-CO Investors LLC, dated as of June 10, 2024 (14)

10.17	Form of Purchase Agreement (15)

10.18	Form of Placement Agent Warrant (15)

10.19	Form of Purchase Agreement (16)

19.1	Insider Trading Policy and Compliance Manual (10)

21.1**	List of Subsidiaries

23.1*	Consent of Moss Adams, LLP.

23.2*	Consent of Plante & Moran PLLC.

23.3**	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

97.1	Policy Relating to Recovery of Erroneously Awarded Compensation., adopted as of December 1, 2023 (12)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 9, 2020.

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(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 19, 2020.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on October 26, 2020.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2021.

(6)	Incorporated by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on February 7, 2022.

(7)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 9, 2023.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2023.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2023.

(10)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2023.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 15, 2024.

(12)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024.

(13)	Incorporated by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on July 30, 2024.

(14)	Incorporated by reference to the Company’s Quarterly Report for the period ended June 30, 2024, filed with the SEC on August 14, 2024.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on September 20, 2024.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 23, 2024.

†	Includes management contracts and compensation plans and arrangements
+	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company will furnish supplementally an unredacted copy of such exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
#	A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

(b) Financial Statement Schedules. None.

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Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado on January 29, 2025.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 29, 2025.

Name	Title

/s/ R. Kirk Huntsman	Chairman of the Board & Chief Executive Officer
R. Kirk Huntsman	(Principal Executive Officer)

/s/ Bradford Amman	Chief Financial Officer
Bradford Amman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ralph E. Green	Director
Ralph E. Green, DDS, MBA

/s/ Anja Krammer	Director
Anja Krammer

/s/ Mark F. Lindsay	Director
Mark F. Lindsay

/s/ Leonard J. Sokolow	Director
Leonard J. Sokolow

/s/ Matthew Thompson	Director
Matthew Thompson, MD

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